UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §240.14a-12

The Allied Defense Group, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE ALLIED DEFENSE GROUP, INC.
8000 Towers Crescent Drive, Suite 260
Vienna, Virginia 22182

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of The Allied Defense Group, Inc., a Delaware corporation (“ADG”), which will be held on April 8, 2010 at our executive offices located at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182 at 10:00 a.m., local time.

At the special meeting, you will be asked to consider and vote on a proposal to adopt a merger agreement that ADG has entered into with Chemring Group PLC, a company organized under the laws of England and Wales, and a newly-formed wholly-owned subsidiary of Chemring Group PLC. If our stockholders adopt the merger agreement and the merger is subsequently completed, ADG will become a wholly-owned subsidiary of Chemring Group PLC and you will be entitled to receive $7.25 in cash, without interest and less any applicable withholding taxes, for each share of common stock of ADG that you own.

After careful consideration, all members of our board of directors present at a duly called meeting have unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of ADG and its stockholders. In reaching its determination, our board of directors considered a number of factors described more fully in the accompanying proxy statement. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to carefully read the entire proxy statement and merger agreement. You may also obtain more information about ADG from documents that we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted by you.

Thank you for your ongoing support of and continued interest in ADG.

Sincerely,

John J. Marcello,
President and Chief Executive Officer

March 10, 2010

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated March 10, 2010, and is first being mailed to stockholders on or about March 11, 2010.

THE ALLIED DEFENSE GROUP, INC.
8000 Towers Crescent Drive, Suite 260
Vienna, Virginia 22182

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 8, 2010

Dear Stockholder:

A special meeting of stockholders of The Allied Defense Group, Inc., a Delaware corporation (“ADG”), will be held on April 8, 2010 at our executive offices located at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182 at 10:00 a.m., local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated January 18, 2010, by and among Chemring Group PLC, a company organized under the laws of England and Wales (“Chemring”), Melanie Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of Chemring (“Merger Sub”) and ADG (as it may be amended from time to time, the “Merger Agreement”). A copy of the Merger Agreement is attached as Annex A to this proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into ADG, with ADG surviving as a wholly-owned subsidiary of Chemring (the “Merger”), and each outstanding share of ADG’s common stock (other than shares owned by ADG, Chemring, Merger Sub or their respective affiliates and other than shares owned by stockholders who properly exercise and perfect their appraisal rights) will be converted into the right to receive $7.25 in cash, without interest and less any applicable withholding taxes.

2. To consider and vote on any proposal to adjourn the special meeting to a later date or time, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting or adjournment or postponement thereof to adopt the Merger Agreement.

3. To consider and transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

ADG will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

All members of our board of directors present at a duly called meeting unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of ADG and its stockholders. ADG’s board of directors recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the approval of any adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies.

Only stockholders of record as of the close of business on March 10, 2010 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Accordingly, regardless of the number of shares that you own, your vote is important. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to attend the special meeting in person or by proxy, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and it will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the outcome of the vote regarding the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies.

You may revoke your proxy at any time prior to its exercise by delivering a properly executed, later-dated proxy, by filing a written revocation of your proxy with our Corporate Secretary at our address set forth above or by voting in person at the special meeting.

Attendance at the special meeting is limited to stockholders of record and their duly authorized proxies. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the special meeting, you will need to bring to the special meeting a legal proxy from the broker, bank or other nominee authorizing you to vote your shares of Common Stock. The use of cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers is not permitted in the meeting rooms at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By Order of the Board of Directors,

John J. Marcello,
President and Chief Executive Officer

March 10, 2010
Vienna, Virginia

i

ANNEXES

Annex A — Agreement and Plan of Merger	A-1
Annex B — Opinion of ADG’s Financial Advisor	B-1
Annex C — Section 262 of Delaware General Corporation Law	C-1

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. Also see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 58. References to the “ADG,” “we,” “our” or “us” in this proxy statement refer to The Allied Defense Group, Inc. and its subsidiaries unless otherwise indicated or the context otherwise requires.

The Parties to the Merger (Page 17)

The Allied Defense Group, Inc.
8000 Towers Crescent Drive, Suite 260
Vienna, Virginia 22182
(703) 847-5268

ADG is a multinational defense business focused on the manufacture and sale of ammunition and ammunition-related products for use by U.S. and foreign governments. ADG’s business is conducted by its two wholly-owned subsidiaries: Mecar S.A. (“Mecar”) and Mecar USA, Inc. (“Mecar USA”). Mecar is located in Nivelles, Belgium, and Mecar USA is located in Marshall, Texas. ADG’s corporate headquarters is located in Vienna, Virginia.

Mecar designs, develops, manufactures and sells ammunition and ammunition-related products for military use. Substantially all of Mecar’s revenues are derived from the sale of ammunition which is used with weapons that are generally considered defensive weapons. From time to time, Mecar provides system integration services pursuant to which it purchases and resells weapon systems, ammunition manufactured by others or consulting services to governments looking to develop their own manufacturing capabilities, often in types of ammunition not manufactured by Mecar. Mecar’s manufactured products consist of a wide variety of ammunition and grenades in the medium caliber, artillery, anti-tank and anti-material categories.

Mecar USA purchases and resells ammunition and ammunition-related products manufactured by others for the benefit of the U.S. government and foreign governments. Mecar USA substantially expanded this procurement business in 2008. Mecar USA also pursues manufacturing contracts from the U.S. government and others for ammunition and pyrotechnics devices. Mecar USA became operational in late 2005 following the construction of a new facility in Marshall, Texas.

ADG provides oversight and corporate services to its subsidiaries and has no operating activities. The common stock of ADG, par value $0.10 per share (together with the associated rights to purchase Series B Participating Preferred Stock of ADG, the “Common Stock”), is listed on the NYSE Amex (formerly the American Stock Exchange) under the symbol “ADG.”

Chemring Group PLC (referred to in this proxy statement as “Chemring”)
Chemring House
1500 Parkway
Whiteley, Fareham
Hampshire PO15 7AF
United Kingdom
44 (0) 1489 881880

Chemring is an international group specializing in the manufacture of energetic material products and decoy countermeasures. The group is headquartered in the United Kingdom, and has 21 operating sites in the United States, United Kingdom, Italy, Germany, Norway, Spain, France and Australia. Chemring provides solutions for highly demanding customer requirements in defense, security and safety markets. Chemring operates across four market segments: Pyrotechnics, Explosive Ordnance Disposal (EOD), Munitions and Countermeasures.

In Pyrotechnics, Chemring supplies a range of products including pyromechanisms for aircrew egress and satellite deployment; military and distress signals and illumination; and pyrotechnic effects for battlefield training. Chemring has seven business units operating in the pyrotechnics market.

In EOD, Chemring manufactures a range of systems for detecting and inspecting concealed mines and Improvised Explosive Devices (IEDs) and a range of equipment and consumables for safely neutralising explosive threats. It has three business units operating in the EOD market.

In Munitions, Chemring operates as a strategic partner to the major ammunition and missile prime contractors. It also operates as a niche prime contractor in certain special markets such as naval ammunition which are complementary to its principal customers’ activities. It has five business units operating in the munitions market.

In Countermeasures, Chemring manufactures a range of decoys to protect air and sea platforms against the evolving threat of guided missiles. Its products include traditional flare decoys, advanced flares, special material decoys, chaff and naval countermeasures. It has five business units operating in the countermeasures market.

Melanie Merger Sub Inc. (referred to in this proxy statement as “Merger Sub”)
c/o Chemring Group PLC
Chemring House
1500 Parkway
Whiteley, Fareham
Hampshire PO15 7AF
United Kingdom
44 (0) 1489 881880

Merger Sub, a corporation organized under the laws of the State of Delaware, is a newly-formed wholly-owned subsidiary of Chemring and was formed exclusively for the purpose of effecting the Merger. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Merger Sub will cease to exist and ADG will continue as the surviving corporation of the Merger.

The Special Meeting (Page 18)

Time, Place, Date and Purpose of the Special Meeting (Page 18)

The special meeting of stockholders will be held on April 8, 2010 at our executive offices located at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182 at 10:00 a.m., local time.

You will be asked to consider and vote upon (i) the adoption of the Agreement and Plan of Merger, dated as of January 18, 2010, by and among Chemring, Merger Sub and ADG (as it may be amended from time to time the “Merger Agreement”) pursuant to which ADG will become a wholly-owned subsidiary of Chemring, (ii) the adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the meeting, or any adjournment or postponement thereof, to adopt the Merger Agreement and (iii) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum (Page 18)

If you owned shares of our Common Stock at the close of business on March 10, 2010, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting, or any adjournment or postponement thereof. You will have one vote for each share of Common Stock that you owned on the record date.

As of the record date, there were 8,174,480 shares of Common Stock issued, outstanding and entitled to vote at the special meeting or any postponements or adjournments of the special meeting. In accordance with the laws of the State of Delaware, our Restated Certificate of Incorporation, as amended, and our Amended and Restated By-laws, the presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote thereat will constitute a quorum for purposes of the special meeting. If however a quorum is not represented at the special meeting, the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the special meeting will have power to adjourn the meeting to another time, or to another time and place, without notice other than announcement of adjournment at the meeting, and there may be successive adjournments for like cause and in like manner until a quorum is present. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified.

Required Vote for the Proposals (Page 19)

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon as of the close of business on the record date. Approval of any proposal to adjourn the special meeting to a later date or time, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Common Stock Ownership of Directors and Executive Officers (Page 19)

As of the record date, our directors and executive officers held 4.5% in the aggregate of the shares of the Common Stock entitled to vote at the special meeting. In the aggregate, these shares represent 9% of the voting power necessary to adopt the Merger Agreement at the special meeting.

Proxies and Revocation (Page 19)

You may vote by returning the enclosed proxy card.  If you hold your shares in “street name” (i.e., through a bank, broker or other nominee), you should follow the procedures provided by your bank, broker or nominee. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, the underlying shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies. A failure to be present in person or by proxy will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and will have no effect on the proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies.

Also, if your bank, broker or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because the bank, broker or other nominee chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.” Brokers do not have discretionary voting authority to vote on the proposal to adopt the Merger Agreement or the proposal to adjourn the special meeting pursuant to proposal number 2. The effect of a broker non-vote, if any, with respect to the proposal to adopt the Merger Agreement is a vote “AGAINST” the adoption of the Merger Agreement. A broker non-vote, if any, will have no effect on the proposal to adjourn the special meeting pursuant to proposal number 2, if necessary, to solicit additional proxies. Broker non-votes, if any, will not be counted as shares present in person or by proxy for the purposes of determining the presence of a quorum.

You may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

•	giving written, dated notice to the Corporate Secretary of ADG stating that you would like to revoke your proxy;

•	signing and returning to us in a timely manner another proxy card with a later date;

•	attending the special meeting in person and voting; or

•	if your shares are held in “street name,” following the instructions of your bank, broker or other nominee with respect to the revocation of proxies.

Simply attending the special meeting will not constitute a revocation of your proxy. Also, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a legal proxy from the broker, bank or other nominee authorizing you to vote your shares of Common Stock.

The Merger (Page 41)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into ADG (the “Merger”). ADG will be the surviving corporation in the Merger (the “Surviving Corporation”). In the Merger, each outstanding share of Common Stock (other than shares owned by ADG, Chemring, Merger Sub or their respective affiliates and other than shares owned by stockholders who properly exercise and perfect their appraisal rights) will be converted into the right to receive $7.25 in cash, without interest and less any applicable withholding taxes, which amount we refer to in this proxy statement as the “merger consideration.” The Merger Agreement is attached as Annex A to this proxy statement. Please carefully read the entire Merger Agreement.

Effects of the Merger (Page 42)

If the Merger is completed, you will be entitled to receive $7.25 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock owned by you. As a result of the Merger, ADG will cease to be an independent, publicly-traded company. You will not own any shares of the Surviving Corporation.

Treatment of Options, Restricted and Deferred Stock, Warrants and Employee Stock Purchase Plan (Page 42)

Stock Options (Page 42)

Upon the consummation of the Merger, each then-outstanding option to purchase shares of Common Stock, whether or not then exercisable, will be cancelled and the holder of such option will be entitled only to the right to receive an amount in cash equal to the product of (i) the excess, if any, of $7.25 over the per share exercise price of such option and (ii) the number of shares of Common Stock subject to such option. Any payment with respect to an option will be without interest and less any applicable withholding taxes.

Restricted and Deferred Stock (Page 42)

Upon the consummation of the Merger, all forfeiture or deferral restrictions on each share of ADG’s restricted or deferred stock that is outstanding immediately prior thereto will lapse and each share of restricted or deferred stock will be converted automatically into the right to receive $7.25 in cash, without interest and less any applicable withholding taxes.

Warrants (Page 42)

All outstanding warrants have an exercise price in excess of the $7.25 per share merger consideration. Pursuant to their terms, the holders of the warrants are entitled to receive a payment equal to their Black-Scholes value as of the closing of the Merger. ADG intends to make these payments, which are not anticipated to exceed $400,000 in the aggregate, on or prior to the effective time of the Merger.

Employee Stock Purchase Plan (Page 42)

In connection with the execution of the Merger Agreement, ADG has taken action so that no new contributions are being accepted under ADG’s Employee Stock Purchase Plan (the “ESPP”). The ESPP will terminate at the effective time of the Merger.

Interests of Our Directors and Executive Officers in the Merger (Page 34)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. Such interests may include (i) severance payments and benefits payable to executive officers upon termination in certain circumstances and (ii) rights to continued indemnification and insurance coverage after the Merger for acts or omissions occurring prior to the Merger.

Opinion of ADG’s Financial Advisor (Page 27)

On January 17, 2010, Houlihan Lokey Howard & Zukin Capital, Inc., which we refer to herein as Houlihan Lokey, rendered its oral opinion to the board of directors of ADG (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of January 17, 2010, the per share merger consideration to be received by the holders of shares of Common Stock in the proposed Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view.

Houlihan Lokey’s opinion was directed to the board of directors of ADG and only addressed the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of shares of Common Stock in the Merger pursuant to the Merger Agreement, and did not address any other aspect or implication of the proposed Merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Merger. See “THE MERGER — Opinion of ADG’s Financial Advisor” beginning on page 27.

Recommendation of Our Board of Directors (Page 27)

Our board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ADG and its stockholders. This determination was made by a unanimous vote of all of the members of ADG’s board of directors. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. For a discussion of the material factors considered by the board of directors in reaching its conclusions, see “THE MERGER — Reasons for the Merger” beginning on page 25.

Conditions to the Merger (Page 48)

We and Chemring will not complete the Merger unless a number of conditions are satisfied or waived. These conditions include:

•	our stockholders have adopted the Merger Agreement;

•	all consents have been obtained and any applicable waiting period (or extensions thereof) under any applicable antitrust or competition law has expired or been terminated; and

•	no provision of any applicable law or governmental order prohibits the consummation of the Merger.

In addition, our obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	on the date of the Merger Agreement and on the closing date, the representations and warranties of Chemring and Merger Sub that are qualified by materiality are true and correct and all other representations and warranties of Chemring and Merger Sub are true and correct in all material respects (except that any representations and warranties of Chemring and Merger Sub that were made as of a particular date must only be true and correct on such date);

•	Chemring and Merger Sub have performed or complied in all material respects with their agreements and covenants under the Merger Agreement that are required to be performed or complied with by them on or prior to the consummation of the Merger; and

•	the receipt by us of an officer’s certificate with respect to the truth and correctness of the representations and warranties of Chemring and Merger Sub and the performance of their obligations under the Merger Agreement.

In addition, the obligations of Chemring and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	on the date of the Merger Agreement and on the closing date, our representations and warranties that are qualified by materiality are true and correct and all other of our representations and warranties are true and correct in all material respects (except that any of our representations and warranties that were made as of a particular date must only be true and correct on such date), except for circumstances where the failure of the representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) on ADG;

•	we have performed or complied in all material respects with our agreements and covenants under the Merger Agreement that are required to be performed or complied with by us on or prior to the consummation of the Merger;

•	no Material Adverse Effect with respect to ADG shall have occurred since January 18, 2010 and be continuing;

•	the receipt of the resignations of each of our directors and the directors of our subsidiaries;

•	our total liabilities (excluding any employee severance costs), as reflected in the most recent balance sheet filed by us with the SEC and adjusted to the closing date, do not exceed $200,000,000;

•	the costs and expenses relating to the transactions contemplated by the Merger Agreement that become due and payable as of the closing and that have not been accrued as accounts payable in calculation of total liabilities (including fees and costs payable to financial advisors, accountants, investment bankers and legal counsel, but excluding any employee severance costs) do not exceed $7,500,000;

•	60 days has passed following the date that we provided to the Directorate of Defense Trade Controls a notification of the transactions contemplated by the Merger Agreement, and the Directorate of Defense Trade Controls has not taken or threatened to take enforcement action against Chemring, Merger Sub or ADG in connection with the Merger (we filed the notification on February 16, 2010 and the waiting period will expire April 17, 2010);

•	no more than 10% of the shares of the Common Stock shall have perfected their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”) or continue to have appraisal rights under any applicable law;

•	Chemring and Merger Sub have received from one of our executive officers a certificate certifying and attaching copies of (i) resolutions of our board of directors authorizing the transactions contemplated by the Merger Agreement and rendering the stockholder rights plan inapplicable to the Merger and (ii) evidence of the adoption of the Merger Agreement by our stockholders;

•	the receipt by Chemring of an officer’s certificate with respect to the truth and correctness of the representations and warranties of ADG, the performance of our obligations under the Merger Agreement and that a Material Adverse Effect on ADG that is continuing has not occurred since January 18, 2010; and

•	the receipt by Chemring of a certificate from our chief financial officer that the total liabilities and transaction expenses do not exceed the caps imposed by the closing conditions to Chemring’s obligation to consummate the Merger.

Material Modification to Our Rights Agreement (page 34)

On January 18, 2010, immediately prior to the execution of the Merger Agreement, we entered into a third amendment to our Rights Agreement dated June 6, 2001. The third amendment was entered into in order to ensure that the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, would not trigger the distribution and/or exercise of the rights issuable pursuant to the Rights Agreement.

Financing (Page 40)

Chemring and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $68,859,980, which Chemring and Merger Sub expect will be funded from the available internal finances of Chemring. The consummation of the Merger is not subject to any financing conditions.

Regulatory Matters (Page 38)

We believe that the notification and waiting period requirements of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division of the Department of Justice (the “Antitrust Division”) or the Federal Trade Commission (the “FTC”). However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. At any time before or after the consummation of the transactions contemplated by the Merger Agreement, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Chemring, ADG or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Chemring, ADG and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

Chemring and Mecar USA have agreed to promptly prepare and file required notifications with (i) the United States Department of State’s Directorate of Defense Trade Controls under the Arms Export Control Act and the International Traffic in Arms Regulations and (ii) the Committee on Foreign Investment in the United States. We filed the notification with the Department of State on February 16, 2010.

We believe we are not required to make any other filings or obtain any material governmental consents or approvals before the consummation of the Merger. If any approvals, consents or filings are required to consummate the Merger, we will seek or make such consents, approvals or filings.

It is possible that any of the government entities with which filings will be made may seek various regulatory concessions as conditions for granting approval of the Merger or that we may be unable to obtain the regulatory approvals necessary to complete the Merger. These conditions or changes could result in conditions to the Merger not being satisfied.

Certain Legal Proceedings (Page 37)

DOJ Subpoena

On January 19, 2010, ADG received a subpoena from the U.S. Department of Justice (“DOJ”) requesting that ADG produce documents relating to its dealings with foreign governments. The subpoena stated that it was issued in connection with an ongoing criminal investigation. On the same day, ADG also became aware through a press release issued by the DOJ that an employee of Mecar USA had been indicted by the DOJ for allegedly engaging in schemes to bribe foreign government officials to obtain and retain business. According to the DOJ’s press release, the employee was arrested on January 19, 2010, along with twenty-one other individuals, after a large-scale undercover operation that targeted foreign bribery in the military and law enforcement products industry. The indictments of the twenty-two individuals allege that the defendants conspired to violate the Foreign Corrupt Practices Act (“FCPA”), conspired to engage in money laundering and engaged in substantive violations of the FCPA.

The unsealed indictment of this employee and the DOJ’s press release indicate that the alleged criminal conduct was on behalf of a Decatur, Georgia company which is unrelated to ADG or Mecar USA. Mecar USA’s employment agreement with the employee provides that the employee shall not actively engage in any other employment, occupation or consulting activity that conflicts with the interests of ADG. In light of the employee’s apparent breach of his employment agreement, Mecar USA terminated his employment on January 20, 2010.

Mecar USA has transacted business with six individuals indicted in the above-described undercover operation, either directly or indirectly through their companies.

ADG has initiated an internal review of the matters raised by the DOJ’s subpoena and the indictment of Mecar USA’s former employee. The internal review is being conducted by ADG’s Audit Committee with the assistance of independent outside counsel.

ADG is cooperating with the DOJ and intends to comply with the DOJ’s subpoena. Our internal review and the DOJ’s investigation are still in an early stage, and we cannot predict the outcome of this matter or the impact, if any, that our internal review or the investigation may have on the Merger or on our business, results of operations, liquidity or capital resources.

Litigation Relating to the Merger

Two putative stockholder class action lawsuits related to the Merger have been filed in the Delaware Court of Chancery since the announcement of the execution of the Merger Agreement. On February 19, 2010, the Delaware Court of Chancery entered an order consolidating the two actions. On March 3, 2010, following the filing of ADG’s preliminary proxy statement with the SEC, the plaintiffs filed a consolidated amended class-action complaint, which names as defendants each of ADG’s directors and Merger Sub.

The consolidated amended complaint generally alleges that ADG’s directors have breached, or will breach, their fiduciary duties owed to ADG’s stockholders based on allegations that (i) ADG’s directors failed to engage in an adequate sale process, (ii) ADG’s directors agreed to a transaction that undervalues ADG, (iii) ADG’s directors had conflicts of interest that put them at odds with ADG’s other stockholders and (iv) the “no shop” clause, “standstill” provision and termination fee contained in the Merger Agreement are preclusive deal protections that will reduce the possibility of the emergence of a superior offer. The consolidated amended complaint also alleges that Merger Sub aided and abetted ADG’s directors in their alleged breaches of their fiduciary duties. The consolidated amended complaint further alleges that all of the defendants breached their fiduciary duty of disclosure owed to ADG’s stockholders by filing with the SEC a preliminary proxy statement that allegedly contained materially inadequate disclosures and material omissions.

The lawsuit seeks, among other things, an injunction prohibiting consummation of the Merger on the agreed-upon terms, payment of monetary damages and payment of the plaintiffs’ costs and expenses, including attorneys’ and experts’ fees.

We believe this lawsuit is without merit and intend to defend it vigorously. Even meritless lawsuits, however, may carry with them the potential to delay or prevent the consummation of the Merger, particularly given certain provisions of the Merger Agreement that may be implicated by the lawsuit, including certain restrictions on our ability to settle stockholder litigation relating to the Merger and certain closing conditions to Chemring’s obligation to consummate the Merger.

Material U.S. Federal Income Tax Consequences (Page 39)

The conversion of shares of our Common Stock into the right to receive cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares of our Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares of our Common Stock. You should consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Termination of the Merger Agreement (Page 50)

We may agree with Chemring in writing to terminate the Merger Agreement at any time prior to completing the Merger, even after our stockholders have adopted the Merger Agreement. The Merger Agreement may also be terminated at any time prior to completion of the Merger under certain circumstances, including:

•	by Chemring or us if the Merger is not consummated by July 18, 2010, except that the right to terminate the Merger Agreement is not available to any party whose failure to fulfill an obligation materially contributed to the Merger not occurring before such date;

•	by Chemring if we are in breach of the representations and warranties or covenants or agreements under the Merger Agreement and such breach results in the applicable closing conditions regarding the representations and warranties or the covenants and agreements to be incapable of being satisfied by July 18, 2010, provided that Chemring is not in material breach of its obligations under the Merger Agreement;

•	by us if Chemring or Merger Sub is in breach of the representations and warranties or covenants or agreements under the Merger Agreement and such breach results in the applicable closing condition regarding the representations and warranties or the covenants and agreements to be incapable of being satisfied by July 18, 2010, provided that we are not in material breach of our obligations under the Merger Agreement;

•	by Chemring or us if a final nonappealable governmental order permanently enjoining or otherwise prohibiting the Merger has been issued by a governmental entity of competent jurisdiction;

•	by us, prior to our stockholders meeting to adopt the Merger Agreement, if our board of directors has provided written notice to Chemring that it has determined to accept a Superior Proposal (as defined in the Merger Agreement);

•	by Chemring, prior to our stockholders meeting to adopt the Merger Agreement, if our board of directors has endorsed or recommended to our stockholders a Superior Proposal or has publicly proposed to do so, and the Superior Proposal is not withdrawn at least 5 business days prior to the stockholders meeting; and

•	by Chemring or us if our stockholders do not adopt the Merger Agreement at the stockholders meeting.

Termination Fee (Page 50)

Under certain circumstances, we will be required to pay Chemring a termination fee of $1,200,000 if the Merger Agreement (i) is terminated (A) by us, prior to our stockholders meeting to adopt the Merger Agreement, if our board of directors has provided written notice to Chemring that it has determined to accept a Superior Proposal or (B) by Chemring, prior to our stockholders meeting to adopt the Merger Agreement, if our board of directors has endorsed or recommended to our stockholders a Superior Proposal or has publicly proposed to do so, and the Superior Proposal is not withdrawn at least 5 business days prior to the stockholders meeting and (ii) ADG’s stockholders approve the Superior Proposal. If the termination fee is payable, ADG must pay the fee within three business days following the approval by ADG’s stockholders of the Superior Proposal.

Appraisal Rights (Page 51)

Any of our stockholders who do not wish to accept the cash merger consideration of $7.25 per share of Common Stock, without interest and less any applicable withholding taxes, have the right under the DGCL to exercise appraisal rights and receive payment in cash for the fair value of their shares determined in accordance with the DGCL. The fair value of shares of our Common Stock as determined in accordance with the DGCL may be more than, the same as or less than the per share cash amount to be paid to non-dissenting stockholders of ADG pursuant to the Merger Agreement. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of adoption of the Merger Agreement and must follow specific procedures detailed in the DGCL. Dissenting stockholders must make a written demand for appraisal prior to the vote on the adoption of the Merger Agreement at the stockholders meeting and must precisely follow the specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement beginning on page 51, and the provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Annex C. We encourage all ADG stockholders to read these provisions carefully and in their entirety.

No Solicitation (Page 46)

The Merger Agreement requires that we cease any solicitation, encouragement, discussions or negotiations with any non-Chemring parties with respect to any Acquisition Proposal and requires that we will not, directly or indirectly, do any of the following:

•	solicit, initiate, knowingly facilitate, knowingly encourage or knowingly take any other action designed or reasonably likely to facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

•	participate in any discussions or negotiations regarding an Acquisition Proposal with, or furnish any non-public information or access to our properties, books, records or personnel to, any person that has made or, to our knowledge, is considering making an Acquisition Proposal;

•	make any Change of Recommendation relating to our board of director’s recommendation that our stockholders vote in favor of the adoption of the Merger Agreement;

•	enter into any letter of intent or agreement in principle or any agreement providing for an Acquisition Proposal; or

•	resolve, propose or agree to do any of the foregoing.

The above restrictions are subject to exceptions relating to Superior Proposals received prior to the adoption of the Merger Agreement by the required stockholder vote.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are some questions that you, as a stockholder of ADG, may have regarding the Merger and the special meeting of ADG’s stockholders, and brief answers to such questions. We urge you to read carefully this entire proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, because the information in this section does not provide all of the information that may be important to you as a stockholder of ADG with respect to the adoption of the Merger Agreement. Also see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 58.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the adoption of the Merger Agreement that we have entered into with Chemring, thereby approving the transactions contemplated by the Merger Agreement, including the Merger. If the Merger Agreement is adopted and the Merger is consummated, ADG will become a wholly-owned subsidiary of Chemring. In addition, you are being asked to vote on a proposal to adjourn the special meeting to a later date or time, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes to adopt the Merger Agreement.

Q:	If the Merger is completed, what will I be entitled to receive for my shares of Common Stock, and when will I receive it?

A:	Upon completion of the Merger, and unless you exercise and perfect your appraisal rights under the DGCL, each share of our outstanding Common Stock will automatically be canceled and will be converted into the right to receive a per share amount equal to $7.25 in cash, without interest and less any applicable withholding taxes. For example, if you own 100 shares of our Common Stock, you will receive $725.00 in cash in exchange for your shares of our Common Stock, less any applicable withholding taxes. After the Merger closes, Chemring will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to each stockholder once that stockholder submits the completed letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement in its entirety, including its annexes and all documents referred to and incorporated by reference in this proxy statement, consider how the Merger affects you and then vote or provide voting instructions as described in this proxy statement.

Q:	How does the board of directors recommend I vote?

A:	At a meeting held on January 17, 2010, the board of directors determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of ADG and its stockholders and approved the Merger Agreement. This determination was made by a unanimous vote of all of the members of the board of directors. Accordingly, the board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the approval of any adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies.

Q:	What will happen at the special meeting?

A:	At the special meeting, ADG’s stockholders will vote on a proposal to adopt the Merger Agreement and on a proposal to approve adjournments of the special meeting to a later date or time, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement. We cannot complete the Merger unless, among other things, ADG’s stockholders vote to adopt the Merger Agreement.

Q:	Who can vote and attend the special meeting?

A:	All stockholders of record as of the close of business on March 10, 2010, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a bank, brokerage firm, or other nominee, you must bring to the special meeting a legal proxy from the record holder (i.e., your bank, broker or nominee) of the shares authorizing you to vote at the special meeting.

Q:	How do I vote?

A:	Whether or not you plan to attend the special meeting, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the special meeting. Unless otherwise provided, the following instructions assume that your shares are registered directly in your name through our stock transfer agent, Mellon Investor Services, LLC, or that you have stock certificates.

You may vote by mail.  You may vote by mail by completing, dating, signing and returning your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies. The failure to attend the special meeting in person or by proxy will count as a vote “AGAINST” the adoption of the Merger Agreement and will not affect the outcome of any proposal by our board of directors to adjourn the special meeting, but will reduce the number of votes required to approve the adjournment. If your shares are held in “street name” (i.e., held in the name of a bank, broker or other nominee), you must provide your bank, broker or other nominee with instructions regarding how to vote your shares and receive directions from your bank, broker or other nominee explaining how to provide such nominee with your voting instructions.

You may vote in person at the special meeting.  Written ballots will be passed out to anyone who wants to vote at the special meeting. If you hold your shares in street name, you must bring to the special meeting a legal proxy from the bank, broker or other nominee authorizing you to vote your shares of Common Stock. You will not be able to vote at the special meeting unless you have a legal proxy from your bank, broker or other nominee.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will they vote my shares for me?

A:	Your bank, broker or other nominee will not be able to vote your shares without instructions from you. You should instruct your bank, broker or other nominee to vote your shares, following the procedures provided by your bank, broker or other nominee. Without instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and will have no effect on the proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with brokers. Please vote in the manner described under “Q: How do I vote?” for each account to ensure that all of your shares are voted.

Q:	What if I change my mind after I return my proxy?

A:	You may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

•	giving written, dated notice to our Corporate Secretary stating that you would like to revoke your proxy;

•	signing and returning to us in a timely manner another proxy card with a later date;

•	attending the special meeting in person and voting; or

•	if your shares are held in “street name,” following the instructions of your bank, broker or other nominee with respect to the revocation of proxies.

Simply attending the special meeting will not constitute a revocation of your proxy. Also, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a legal proxy from the broker, bank or other nominee authorizing you to vote your shares of Common Stock.

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	No. If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not sign and return your proxy card by mail or vote in person at the special meeting as described above under “How do I vote?”

If your shares are held in “street name,” your bank, broker or other nominee will not be able to vote your shares without instructions from you. Therefore, you should instruct your bank, broker or other nominee to vote your shares following the procedures provided by your bank, broker or other nominee. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving any non-routine matter, which includes the adoption of the Merger Agreement and the proposal to adjourn the special meeting pursuant to proposal number 2 and, as a result, absent specific instructions from a beneficial owner of shares, brokers are not empowered to vote those shares.

If you fail to submit a proxy or vote in person at the special meeting, or do not provide your bank, broker or other nominee with instructions, as applicable, your shares of Common Stock will not be voted. Broker non-votes, if any, will not be counted as shares present in person or by proxy for the purposes of determining the presence of a quorum. The failure to attend the special meeting in person or by proxy will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and will have no effect on the proposal to adjourn the special meeting pursuant to proposal number 2.

If you abstain from voting, your abstention will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and the same effect as a vote “AGAINST” the proposal to adjourn the special meeting pursuant to proposal number 2.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and earlier than the date that the Merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $7.25 per share in cash, without interest and less any applicable withholding taxes, to be received by our stockholders pursuant to the Merger Agreement. In order to receive the $7.25 per share in cash, without interest and less any applicable withholding taxes, you must hold your shares through the completion of the Merger.

Q:	What vote of our stockholders is required to adopt the Merger Agreement?

A:	For us to complete the Merger, stockholders holding at least a majority of the shares of our Common Stock outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the adoption of the Merger Agreement.

Q:	Is the Merger expected to be taxable to me for U.S. federal income tax purposes?

A:	Generally, yes. The receipt of cash for each share of our Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the Merger measured by the difference, if any, between the merger consideration received for each share and your adjusted tax basis in that share. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction).

You should read the section titled “THE MERGER — Material U.S. Federal Income Tax Consequences” beginning on page 39 for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your own tax advisor as to the tax consequences of the Merger to you.

Q:	Should I send in my stock certificates now?

A:	No. Promptly after the Merger is completed, each holder of record immediately prior to the effective time of the Merger will be sent a letter of transmittal and written instructions for exchanging share certificates for the merger consideration. These instructions will tell you how and where to send in your certificates or how to transfer ownership of book-entry shares, as applicable, for the merger consideration. You will receive your cash payment after the paying agent receives your stock certificates or a confirmation of a book-entry transfer by The Depository Trust Company, as applicable, and any other documents requested in the instructions. If your shares are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND YOUR CERTIFICATES IN NOW.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger promptly. We currently expect the Merger to be completed in April 2010, subject to obtaining stockholder approval and satisfying all of the other closing conditions contained in the Merger Agreement.

Q:	What happens if the Merger is not consummated?

A:	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, ADG will remain as an independent public company.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. Under the DGCL, holders of our Common Stock who do not wish to accept the merger consideration and who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for appraisal prior to the vote on the adoption of the Merger Agreement and they comply with the provisions of the DGCL. For additional information about appraisal rights, see the section titled “APPRAISAL RIGHTS” beginning on page 51 and “ANNEX C — Section 262 of the Delaware General Corporation Law.”

Q:	Who bears the costs of soliciting these proxies?

A:	We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. These directors and employees will not receive any additional compensation for these services. We will ask banks, brokers and other nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. Upon request, we will then reimburse them for their out-of-pocket expenses.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger, the special meeting or this proxy statement, or if you need additional copies of this proxy statement or the enclosed proxy, you should contact our Corporate Secretary at The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, Attention: Corporate Secretary, (703) 847-5268 or Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, (212) 440-9800 (banks and brokers), (866) 821-2550 (stockholders) (toll free).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the Merger on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements, which include, but are not limited to:

•	failure to obtain the approval of the merger proposal at the special meeting of our stockholders;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee in the amount of $1,200,000;

•	increases in the amount of the costs, fees, expenses and charges related to the Merger;

•	the failure of the Merger to close for any reason;

•	disruptions from the announcement of the Merger or the Merger itself making it more difficult to maintain relationships with owners, customers, employees or suppliers;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	our ability to continue as a going concern as a result of our inability to secure long-term funding;

•	industry risks related to manufacturing and selling ammunition and ammunition-related products and services;

•	failure to maintain adequate insurance levels;

•	failure to comply with employment laws and regulations;

•	failure to comply with anti-corruption laws and regulations;

•	failure to comply with environmental laws and regulations;

•	aspects of ammunition manufacturing, sale and export that are subject to governmental regulation, and changes in regulations;

•	failure to maintain the integrity of internal or customer data;

•	failure to maintain internal control over financial reporting; and

•	failure to retain our executive officers and key personnel.

All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE PARTIES TO THE MERGER

The Allied Defense Group, Inc.
8000 Towers Crescent Drive, Suite 260
Vienna, Virginia 22182
USA
(703) 847-5268

ADG is a multinational defense business focused on the manufacture and sale of ammunition and ammunition-related products for use by U.S. and foreign governments. ADG’s business is conducted by its two wholly-owned subsidiaries: Mecar and Mecar USA. Mecar is located in Nivelles, Belgium, and Mecar USA is located in Marshall, Texas. ADG’s corporate headquarters is located in Vienna, Virginia.

Mecar designs, develops, manufactures and sells ammunition and ammunition-related products for military use. Substantially all of Mecar’s revenues are derived from the sale of ammunition which is used with weapons that are generally considered defensive weapons. From time to time, Mecar provides system integration services pursuant to which it purchases and resells weapon systems, ammunition manufactured by others or consulting services to governments looking to develop their own manufacturing capabilities, often in types of ammunition not manufactured by Mecar. Mecar’s manufactured products consist of a wide variety of ammunition and grenades in the medium caliber, artillery, anti-tank and anti-material categories.

Mecar USA purchases and resells ammunition and ammunition-related products manufactured by others for the benefit of the U.S. government and foreign governments. Mecar USA substantially expanded this procurement business in 2008. Mecar USA also pursues manufacturing contracts from the U.S. government and others for ammunition and pyrotechnics devices. Mecar USA became operational in late 2005 following the construction of a new facility in Marshall, Texas.

ADG provides oversight and corporate services to its subsidiaries and has no operating activities. Its Common Stock is listed on the NYSE Amex (formerly the American Stock Exchange) under the symbol “ADG.”

Chemring Group PLC
Chemring House
1500 Parkway
Whiteley, Fareham
Hampshire PO15 7AF
United Kingdom
44 (0) 1489 881880

Chemring is an international group specializing in the manufacture of energetic material products and decoy countermeasures. The group is headquartered in the United Kingdom, and has 21 operating sites in the United States, United Kingdom, Italy, Germany, Norway, Spain, France and Australia. Chemring provides solutions for highly demanding customer requirements in defense, security and safety markets. Chemring operates across four market segments: Pyrotechnics, Explosive Ordnance Disposal (EOD), Munitions and Countermeasures.

In Pyrotechnics, Chemring supplies a range of products including pyromechanisms for aircrew egress and satellite deployment; military and distress signals and illumination; and pyrotechnic effects for battlefield training. Chemring has seven business units operating in the pyrotechnics market.

In EOD, Chemring manufactures a range of systems for detecting and inspecting concealed mines and Improvised Explosive Devices (IEDs) and a range of equipment and consumables for safely neutralising explosive threats. It has three business units operating in the EOD market.

In Munitions, Chemring operates as a strategic partner to the major ammunition and missile prime contractors. It also operates as a niche prime contractor in certain special markets such as naval ammunition which are complementary to its principal customers’ activities. It has five business units operating in the munitions market.

In Countermeasures, Chemring manufactures a range of decoys to protect air and sea platforms against the evolving threat of guided missiles. Its products include traditional flare decoys, advanced flares, special material decoys, chaff and naval countermeasures. It has five business units operating in the countermeasures market.

Melanie Merger Sub Inc.
c/o Chemring Group PLC
Chemring House
1500 Parkway
Whiteley, Fareham
Hampshire PO15 7AF
United Kingdom
44 (0) 1489 881880

Merger Sub, a corporation organized under the laws of the State of Delaware, is a newly-formed wholly-owned subsidiary of Chemring and was formed exclusively for the purpose of effecting the Merger. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Merger Sub will cease to exist and ADG will continue as the Surviving Corporation.

THE SPECIAL MEETING OF ADG’S STOCKHOLDERS

We are furnishing this proxy statement to you, as a stockholder of ADG, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.

Time, Place, Date and Purpose of the Special Meeting

The special meeting of stockholders will be held on April 8, 2010 at our executive offices located at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182 at 10:00 a.m., local time.

The purpose of the special meeting is for our stockholders to consider and vote upon (i) the adoption of the Merger Agreement pursuant to which ADG will become a wholly-owned subsidiary of Chemring, (ii) the adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to adopt the Merger Agreement and (iii) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Our board of directors, by unanimous approval of all directors present at a duly called meeting, approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of ADG and its stockholders. Our board recommends that our stockholders vote “FOR” the adoption of the Merger Agreement, thereby approving the transactions contemplated by the Merger Agreement, including the Merger. Our board recommends that our stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to adopt the Merger Agreement.

Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If we do not receive the requisite vote of our stockholders to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on March 11, 2010.

Record Date and Quorum

We have fixed the close of business on March 10, 2010 as the record date for the special meeting, and only holders of record of Common Stock on the record date are entitled to vote at the special meeting and any adjournments or postponements thereof. On the record date, there were 8,174,480 shares of Common Stock outstanding and entitled to vote at the special meeting or any postponements or adjournments of the special meeting. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

In accordance with the laws of the State of Delaware, our Restated Certificate of Incorporation, as amended, and our Amended and Restated By-laws, the presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting will constitute a quorum for purposes of the special meeting. Shares of Common Stock represented at the special meeting in person or by proxy, but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes, if any, will not be counted as shares present in person or by proxy for the purposes of determining the presence of a quorum. If a quorum is not represented at the special meeting, the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the special meeting will have power to adjourn the meeting to another time, or to another time and place, without notice other than announcement of adjournment at the meeting, and there may be successive adjournments for like cause and in like manner until a quorum is present. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified.

Required Vote for the Proposals

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon as of the close of business on the record date. With respect to the proposal to adopt the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

We will only adjourn the special meeting if the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon. For any proposal to adjourn the special meeting, if necessary, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting pursuant to proposal number 2, if necessary, for the purpose of soliciting additional proxies. Broker non-votes, if any, will have no effect on the proposal to adjourn the special meeting pursuant to proposal number 2, if necessary, for the purpose of soliciting additional proxies.

Common Stock Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers held 4.5% in the aggregate of the shares of Common Stock entitled to vote at the special meeting. In the aggregate, these shares represent 9% of the voting power necessary to adopt the Merger Agreement at the special meeting.

Proxies and Revocation

If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies. The failure to attend the special meeting in person or by proxy will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and will have no effect on the proposal to adjourn the special meeting to a later date or time, if necessary, to solicit additional proxies. If you abstain from voting, your abstention will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and the same effect as a vote “AGAINST” the proposal to adjourn the special meeting pursuant to proposal number 2.

If your shares of common stock are held in “street name” (i.e., through a bank, broker or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it will have the same effect as a vote

“AGAINST” the adoption of the Merger Agreement and will not have any effect on the proposal with respect to the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies. Broker non-votes, if any, will not be counted as shares present in person or by proxy for the purposes of determining the presence of a quorum.

You may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

•	giving written, dated notice to the Corporate Secretary of ADG stating that you would like to revoke your proxy;

•	signing and returning to us in a timely manner another proxy card with a later date;

•	attending the special meeting in person and voting; or

•	if your shares are held in “street name,” following the instructions of your bank, broker or other nominee with respect to the revocation of proxies.

Simply attending the special meeting will not constitute a revocation of your proxy. Also, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a legal proxy from the broker, bank or other nominee authorizing you to vote your shares of Common Stock.

Please do not send in your stock certificates with your proxy card.  When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes to approve the proposal to adopt the Merger Agreement. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting to a later date or time, if necessary, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

At any time prior to convening the special meeting, ADG’s board of directors may postpone the special meeting for any reason without the approval of ADG’s stockholders. If postponed, ADG will provide notice of the new meeting date as required by law. ADG’s board of directors may postpone the special meeting for the purpose of soliciting additional proxies to constitute a quorum or sufficient votes for adoption of the Merger Agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Rights of Stockholders Who Object to the Merger

Stockholders who do not wish to accept the merger consideration are entitled to statutory appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation.

The ultimate amount that you will receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received pursuant to the terms of the Merger Agreement.

To exercise your appraisal rights, you must, in addition to the other requirements set forth in the DGCL, submit a written demand for appraisal to ADG before the vote is taken on the Merger Agreement at the special meeting and you must not vote in favor of the adoption of the Merger Agreement. Your failure to exactly follow the procedures specified under the DGCL will result in the loss of your appraisal rights. See “APPRAISAL RIGHTS” beginning on page 51 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made and paid for by ADG on behalf of its board of directors. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. up to $8,500 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid any additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268, or Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, (212) 440-9800 (banks and brokers), (866) 821-2550 (stockholders) (toll free).

Availability of Documents

Our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least ten days before the special meeting.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

General Description of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into ADG. ADG will be the Surviving Corporation in the Merger and will continue to do business as “The Allied Defense Group, Inc.” following the Merger. In the Merger, each outstanding share of Common Stock (other than shares owned by ADG, Chemring, Merger Sub or their respective affiliates and other than shares owned by stockholders who properly exercise and perfect their appraisal rights) will be converted into the right to receive $7.25 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

Since our inception, our board of directors and management have regularly evaluated our business and operations, our long-term strategic goals and alternatives and our prospects as an independent company, with a goal of maximizing stockholder value. We have regularly assessed trends and conditions impacting ADG and its industry, changes in the marketplace and applicable law, the competitive environment and the future prospects of ADG. As part of these ongoing reviews, we also regularly consider the strategic alternatives available to ADG, including possible strategic combinations, acquisitions and divestitures.

During 2006 and 2007, ADG faced liquidity challenges resulting mainly from a reduction of revenues and significant operating losses at Mecar. In 2008, ADG’s liquidity was adversely affected by financing and restructuring costs. ADG’s liquidity challenges contributed to substantial losses. In 2006, 2007 and 2008, ADG had net losses of $40.1 million, $21.3 million and $10.4 million, respectively. During the period of liquidity challenges, ADG divested its non-core subsidiaries and repaid its convertible notes and the revolving cash line portion of Mecar’s credit facility.

In March 2007, ADG engaged Houlihan Lokey as its financial advisor in connection with the possible sale of any subsidiaries and certain financing being sought by Mecar and as ADG’s financial advisor in connection with all merger and/or acquisition transactions and all financing transactions.

Since 2007, ADG has divested the following non-core subsidiaries:

•	SeaSpace. On July 23, 2007, ADG sold SeaSpace for approximately $1.5 million.

•	VSK. On September 18, 2007, ADG sold The VSK Group for approximately $48.7 million in cash.

•	Titan. On March 17, 2008, ADG sold Titan Dynamics Systems, Inc. to Chemring for approximately $4.8 million.

•	GMS. On October 1, 2008, ADG sold Global Microwave Systems, Inc. for approximately $26 million.

•	NSM. On August 7, 2009, ADG sold NS Microwave Systems, Inc. for approximately $400 thousand in cash and a promissory note in the amount of $1.3 million due 24 months after closing and subject to a reduction in principal based on the non-occurrence of certain events.

The divestitures of The VSK Group and GMS permitted ADG to repay most of its debt while the other divestitures eliminated smaller non-profitable subsidiaries. ADG fully repaid its convertible notes, with the last payment made in January 2009.

ADG has continued to seek a longer term banking solution in Europe or a combined solution that would offer financing for both Mecar and Mecar USA. Mecar’s ability to secure financing to issue performance bonds and advance payment guarantees is critical to its ability to perform on its long-term sales contracts. Mecar’s bank group has in the past agreed to extend the credit facility for the issuance of performance bonds and advance payment guarantees, and ADG is in discussions with the banking group to extend the facility through April 30, 2010. Unless ADG is able to extend or replace this financing, it will not be able to perform on any new customer contracts that require performance bonds or advance payment guarantees without full cash collateralization.

As part of its review of financing alternatives, ADG has also been seeking additional working capital financing for its US operations to support continued growth at Mecar USA. To date, ADG has been unable to secure long-term financing on terms that are acceptable to ADG. In the interim, Mecar USA has made arrangements to fund its immediate working capital requirements with its trade creditors and customers.

During 2008 and 2009, at regularly scheduled meetings of our board of directors, our directors, with the assistance of Houlihan Lokey, reviewed and discussed information regarding ADG, industry trends, credit markets, strategic alternatives and other considerations affecting a potential sale of ADG. In early March 2009, the board of directors instructed Houlihan Lokey to contact likely strategic and financial buyers of ADG to gauge interest in a potential strategic sale transaction. At a meeting of our board of directors on March 24, 2009, Houlihan Lokey provided the board with the feedback it had received from the potential strategic and financial buyers it had contacted at the board’s request, and our board of directors directed Houlihan Lokey and our management to solicit formal bids to acquire ADG. In light of ADG’s on-going liquidity and financing challenges, our board of directors determined to explore a potential strategic sale transaction.

Because certain prospective bidders had initially indicated that they were interested in acquiring Mecar and Mecar USA rather than ADG itself, our board authorized our management to evaluate a potential sale of those two subsidiaries followed by a liquidation and dissolution of ADG. We began to analyze the liquidation and dissolution process, including estimating the wind-down costs, tax consequences and other corporate costs and contingencies, including severance and lease settlements, that would have to be deducted from the proceeds of a sale of the subsidiaries before a liquidating distribution to our stockholders could be made. As a result of this analysis, our board of directors determined that the transaction should be structured as an acquisition of ADG itself, which it believed would maximize value to stockholders by avoiding the uncertainty, costs and delays associated with a sale of our subsidiaries followed by ADG’s liquidation. As a result, Houlihan Lokey communicated to the bidders that ADG’s preferred transaction structure was a sale of ADG itself.

From March 2009 through June 2009, our management, with the assistance of our legal and financial advisors, worked to prepare a confidential information memorandum and assemble a list of prospective bidders most likely to be interested in acquiring ADG or Mecar and Mecar USA. In June and July of 2009, at the direction of management and our board of directors, Houlihan Lokey contacted approximately 52 prospective bidders around the world, including Chemring and Company A and Company B, to determine their interest in a potential transaction with ADG. Non-disclosure agreements were executed with 17 interested parties, allowing the parties to receive the confidential information memorandum.

In late August 2009, we received preliminary indications of interest from seven prospective bidders. These preliminary indications of interest included statements of proposed transaction structures and initial estimates of the valuations placed on those transactions. On October 13, 2009, our board of directors met to review and discuss, with the assistance of its legal and financial advisors, the preliminary indications of interest received from the seven prospective bidders. At this meeting, the board reviewed the terms of the preliminary indications of interest, including bidder background information and, to the extent indicated, the sources of financing for the proposed transaction. Representatives of Houlihan Lokey also updated the board with respect to the feedback it was continuing to receive from prospective bidders and the status of discussions with prospective bidders as well as the reasons given by certain bidders for declining to submit indications of interest. Our board of directors discussed the terms of the indications of interest, including pricing, probabilities and risks of increases or decreases in such pricing, the execution risk and other potential factors and events that could affect the likelihood of closing a transaction with any one of the prospective bidders. Our board of directors then determined that all seven prospective purchasers should be invited to management presentations and allowed to conduct due diligence. At this meeting, our board of directors also was advised by its legal counsel of its fiduciary duties in connection with potential strategic sale transactions.

Management presentations were given to seven prospective bidders in September and October 2009. After the presentations, the prospective bidders received access to an online dataroom prepared by ADG to assist them in their due diligence review. During October, November and December 2009, our management, with the assistance of Houlihan Lokey, continued to facilitate the due diligence efforts of the seven prospective bidders through telephone calls, onsite meetings and responses to additional information requests.

Four prospective bidders withdrew from the sale process in late November and early December 2009. Three prospective bidders — Chemring, Company A and Company B — continued to participate in the sale process.

Company A submitted a preliminary indication of interest in August 2009 to purchase the capital stock of Mecar and Mecar USA for cash. Company A and its financial advisor conducted significant due diligence, had additional telephone calls with management, had onsite meetings, submitted additional information requests and undertook significant online data room activity. In November 2009, ADG submitted a draft stock purchase agreement to Company A pursuant to which Company A would acquire Mecar and Mecar USA. In late December, ADG provided a draft of the disclosure schedules to the draft stock purchase agreement to Company A.

Company B submitted a preliminary indication of interest in August 2009 proposing a merger of Mecar with an operating subsidiary of Company B. Under the proposed transaction structure, Company B would merge its operating subsidiary with Mecar and, after securing financing, would acquire a portion of Mecar USA’s capital stock from ADG. Company B’s proposed transaction structure contemplated that ADG would use the proceeds from the sale of Mecar USA’s capital stock to acquire ADG’s common stock in the open market at prevailing market prices. The proposed transaction structure further contemplated that Company B would later acquire the remaining common stock of ADG in the open market at prevailing market prices over three years using the cash generated by the synergies of the merger with Mecar. On December 15, 2009, Company B communicated its continued interest in the subsidiary merger strategy, but acknowledged that its offer would not fit the preferred transaction structure of ADG as it did not provide for a premium to ADG’s stockholders.

In June 2009, ADG and Chemring entered into a non-disclosure agreement, and Chemring began its preliminary diligence review after receiving a copy of the confidential information memorandum. In August 2009, ADG received a preliminary indication of interest from Chemring to purchase the capital stock of Mecar and Mecar USA. Chemring conducted due diligence through additional onsite meetings with management, telephone calls and additional information requests. In early December 2009, Chemring suggested that it would consider ADG’s expressed preference for a sale of ADG itself rather than a sale of the capital stock of Mecar and Mecar USA. In early December 2009, ADG submitted a draft merger agreement to Chemring providing for the acquisition of ADG by Chemring. In late December, ADG submitted a draft of the disclosure schedules to the draft merger agreement to Chemring.

On December 22, 2009, our board of directors convened a special telephonic meeting for the purpose of reviewing ADG’s strategic alternatives, including a proposed strategic sale transaction and ADG’s prospects for continuing to operate as a stand-alone company. At the meeting, our board, with the assistance of our senior management and representatives of Houlihan Lokey and ADG’s legal counsel, reviewed the financial and legal aspects of the transactions under consideration. Our board of directors was informed that Chemring had proposed to acquire ADG for $7.00 in cash per share of Common Stock, that Company A had not confirmed that it would be making a formal bid for Mecar and Mecar USA and that Company B remained unable to make a cash offer for ADG or its subsidiaries. Our board of directors directed Houlihan Lokey to request that all three remaining bidders submit formal written bids during the first week of January 2010.

On December 23, 2009, Chemring sent a letter confirming its verbal cash offer of $7.00 per share for all of the outstanding Common Stock. On January 5, 2010, Chemring’s legal counsel delivered its comments on ADG’s draft merger agreement to ADG’s legal counsel and requested a period of exclusivity in which to complete its due diligence review and negotiate the final merger agreement.

On December 24, 2009, Company A advised Houlihan Lokey that it would not submit a formal written bid and had determined to withdraw from the sale process. On December 15, 2009, Company B confirmed its subsidiary merger proposal but was unable to submit a formal written bid with a cash offer for ADG or its subsidiaries.

On January 7, 2010, our board of directors met and, with the assistance of management and ADG’s legal and financial advisors, reviewed and discussed ADG’s strategic alternatives, including Chemring’s bid, Company B’s subsidiary merger proposal and ADG’s prospects for continuing to operate as a stand-alone company. Our board of directors determined that it was advisable and in the best interests of our stockholders to grant Chemring a period of exclusivity in exchange for an increase in the merger consideration.

On January 7, 2010, ADG’s counter offer was communicated to Chemring. Chemring responded with a counter offer of $7.25 per share. After discussing with the assistance of ADG’s legal and financial advisors, our board of directors determined to grant an exclusivity period if Chemring would agree to make certain changes in the final merger agreement. Chemring accepted ADG’s proposal and on January 11, 2010, ADG and Chemring entered into an agreement granting Chemring an exclusivity period expiring on January 25, 2010.

Over the next week, Chemring continued its due diligence, and ADG and Chemring negotiated the final merger agreement. Our board of directors convened a telephonic meeting on January 14, 2010 to discuss the terms of the merger agreement. To facilitate these discussions, on January 13, 2010, our board of directors was provided with a copy of the then-current draft of the merger agreement, along with a summary of the material terms of the merger agreement prepared by ADG’s legal counsel. At the January 14 meeting, ADG’s legal counsel provided the board of directors with an overview of the terms of the merger agreement and an update on the status of the negotiations. By the afternoon of January 15, 2010, the parties had resolved the outstanding material issues related to the terms of the transaction and Chemring was in the process of finalizing its due diligence.

Our board of directors convened a telephonic meeting on January 17, 2010 to discuss and consider the final Merger Agreement. At this meeting, ADG’s legal counsel discussed the details of the Merger Agreement and advised the board of directors of its fiduciary duties. Houlihan Lokey then reviewed and discussed its analysis with respect to ADG and the proposed Merger and, at the request of our board of directors, rendered its oral opinion (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of Common Stock in the proposed Merger pursuant to the Merger Agreement. See “THE MERGER — Opinion of ADG’s Financial Advisor” beginning on page 27 for a discussion of the analysis supporting Houlihan Lokey’s fairness opinion.

After further discussion, our board of directors approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair to and in the best interests of ADG and our stockholders. The principal factors considered by our board of directors are described in greater detail under the heading “THE MERGER — Reasons for the Merger” beginning on page 25.

On January 18, 2010, ADG and Chemring executed and delivered the Merger Agreement in substantially the form approved by ADG’s board of directors. During the early morning hours of January 19, 2010, ADG and Chemring each issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger

Our board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ADG and its stockholders and approved the Merger Agreement. This determination was made by a unanimous vote of all of the members of ADG’s board of directors. Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary, for the purpose of soliciting additional proxies.

In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, to our stockholders, our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors. These factors included the following material factors which our board of directors viewed as supporting its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, to our stockholders:

•	the significant liquidity issues that confront ADG and that have adversely affected its business, financial condition, assets, liabilities, results of operation and prospects, including:

•	the expiration of, and inability to renew or extend, the performance bond and advance payment guarantee portion of Mecar’s existing credit facility;

•	the improbability that Mecar would be able to negotiate a new performance bond and advance payment guarantee facility with another lender;

•	the adverse effects of the absence of such a facility (or an alternative financing arrangement) on Mecar’s ability to generate new revenue and pay its financial obligations as they come due;

•	the working capital requirements of manufacturing ammunition and in particular the sizeable upfront expenditures on labor and supplies;

•	our suppliers’ concerns about our solvency and their increasing unwillingness to extend trade credit to us;

•	the concern of prospective customers about our ability to deliver products on a timely basis and without additional prepayments or deposits on their part;

•	the resulting difficulties we confront in securing new business and finding new customers in light of prospective customers’ concerns about our ability to perform our obligations; and

•	the risk that ADG soon would not be able to continue as a going concern;

•	ADG’s negative financial condition as of, and results of operations for, the third and fourth quarters of 2009;

•	the volatile state of the economy and the economic uncertainty globally as well as within the military-related manufacturing and distribution industry;

•	the increasing costs of operating as a small public company;

•	the economies of scale and associated cost advantages enjoyed by ADG’s much larger competitors;

•	the fact that ADG has had a history of material weaknesses in internal controls over financial reporting, including the costs and uncertainties associated with remediating those weaknesses;

•	the directors’ belief that the Merger is more favorable to ADG’s stockholders than any other strategic alternative available to ADG, including continuing on a stand-alone basis;

•	the terms and conditions of the Merger Agreement, in particular that (i) Chemring’s obligation to consummate the Merger is not conditioned on Chemring obtaining financing and (ii) ADG may terminate the Merger Agreement, under certain circumstances, in order to accept a superior acquisition proposal (which may require the payment to Chemring of a $1,200,000 termination fee);

•	the historical performance of the Common Stock relative to the stock of ADG’s competitors and also relative to market indices;

•	the fact that the $7.25 per share cash merger consideration represents a premium of approximately 46% over the average closing price of the Common Stock during the 30 trading days ending on January 15, 2010 (the last trading day before the announcement of the Merger Agreement) and a premium of approximately 36% over the 90-day average price of the Common Stock as of such date;

•	the fact that the Chemring proposal was the result of an auction process during which a total of 52 prospective buyers were contacted by Houlihan Lokey at our direction;

•	the cash form of the merger consideration, in particular the certainty of value and liquidity of such cash consideration;

•	the financial analysis reviewed and discussed with the board of directors of ADG by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey to the board of directors of ADG on January 17, 2010 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of Common Stock in the proposed Merger pursuant to the Merger Agreement; and

•	the availability of statutory appraisal rights to holders of the Common Stock, which allows such holders to seek appraisal of the fair value of their shares by the Delaware Court of Chancery.

Our board of directors also considered certain material risks or potentially adverse factors in making its determination and recommendation, including the following:

•	the fact that the $7.25 per share merger consideration will represent the maximum price per share receivable by ADG’s stockholders, unless the Merger Agreement is terminated in accordance with its terms, and that ADG will cease to be a public company and its stockholders will no longer participate in any future earnings or growth and therefore will not benefit from any appreciation in ADG’s value, including any appreciation in value that could be realized as a result of improvements to operations;

•	the fact that gains from all-cash transactions are generally taxable to ADG’s stockholders for U.S. federal income tax purposes;

•	the fact that some of ADG’s directors and executive officers may have interests that are different from, or in addition to, ADG’s other stockholders;

•	the restrictions on the conduct of ADG’s business prior to the completion of the Merger that require ADG to conduct its business only in the ordinary course, which could delay or prevent ADG from undertaking business opportunities that may arise pending completion of the Merger and the length of time between signing and closing when these restrictions are in place;

•	the terms of the Merger Agreement that place limitations on ADG’s ability to consider competing acquisition proposals and to terminate the Merger Agreement and accept a Superior Proposal;

•	the requirement that ADG pay to Chemring a termination fee of $1,200,000, upon subsequent stockholder approval of a Superior Proposal, in the event that ADG terminates the Merger Agreement after our board of directors determines to accept a Superior Proposal or Chemring terminates the Merger Agreement after our board of directors recommends a Superior Proposal to our stockholders (in each case, prior to our stockholders meeting to adopt the Merger Agreement); and

•	the possibility of disruption to ADG’s operations following the announcement of the Merger, and the resulting effects if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effects on ADG’s business and its relationships with its customers and suppliers.

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the directors. In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, to our stockholders, the board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors.

In the event the Merger is not completed for any reason, we expect that we will need to obtain financing or raise capital in order to continue as a going concern and continue to pursue our strategic plan. We were unsuccessful in our attempts in 2008 and 2009 to obtain long-term financing, and we cannot assure you that such financing or capital would be available to us on acceptable terms, if at all.

Recommendation of Our Board of Directors

Our board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ADG and its stockholders. This determination was made by a unanimous vote of all of the members of ADG’s board of directors. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Opinion of ADG’s Financial Advisor

On January 17, 2010, Houlihan Lokey rendered its oral opinion to the board of directors of ADG (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of January 17, 2010, the per share merger consideration to be received by the holders of shares of common stock of ADG in the proposed Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view.

Houlihan Lokey’s opinion was directed to the board of directors of ADG and only addressed the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of shares of Common Stock in the Merger pursuant to the Merger Agreement, and did not address any other aspect or implication of the proposed Merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Merger.

In arriving at its opinion, Houlihan Lokey:

1. reviewed a draft, dated January 16, 2010, of the Merger Agreement;

2. reviewed certain publicly available business and financial information relating to ADG that it deemed to be relevant;

3. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of ADG made available to it by ADG;

4. spoke with certain members of the management of ADG and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of ADG, the proposed Merger and related matters;

5. compared the financial and operating performance of ADG with that of other companies with publicly traded securities that it deemed relevant;

6. considered the publicly available financial terms of certain transactions that it deemed to be relevant;

7. reviewed the current and historical market prices and trading volume for certain of ADG’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that it deemed to be relevant;

8. reviewed a certificate addressed to it from senior management of ADG which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, it by or on behalf of ADG; and

9. conducted such other financial studies, analyses and inquiries and considered such other information and factors as it deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. ADG advised Houlihan Lokey and Houlihan Lokey assumed that ADG had not recently updated forecasts with respect to the future financial results and condition of ADG and that forecasts that reflected the best currently available estimates and judgments of ADG’s management as to the future financial results and condition of ADG on a standalone basis without giving effect to the proposed Merger on which Houlihan Lokey could perform a discounted cash flow analysis were not available. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of ADG since the date of the most recent financial statements provided to it that would be material to its analyses or the opinion, and that there was no information or any facts that would make any of the information reviewed by it incomplete or misleading. For purposes of Houlihan Lokey’s analyses and its opinion, ADG advised Houlihan Lokey and, at ADG’s direction, Houlihan Lokey assumed, that (i) ADG is experiencing significant liquidity issues that have adversely affected its business, assets, condition (financial or otherwise), liabilities, results of operations and prospects; (ii) the performance bond and advance payment guarantee portion of ADG’s credit facility expired on December 31, 2009, and has been temporarily extended to March 31, 2010, and ADG has not been able to and does not currently expect to be able to negotiate a renewal or replacement of such portion of its credit facility on a long term basis in the foreseeable future; and (iii) the inability to renew or replace the performance bond and advance payment guarantee portion of ADG’s credit facility (a) is likely to materially and adversely affect ADG’s ability to generate revenue and meet its financial obligations as and when they become due; and (b) is likely to impair ADG’s ability to function as a going concern.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement were true and correct, (b) each party to the Merger Agreement would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the proposed Merger would be satisfied without waiver thereof and (d) the proposed Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the proposed Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the proposed Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on ADG that would be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ from the draft of the Merger Agreement identified above in any respect material to its analyses.

Furthermore, in connection with Houlihan Lokey’s opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of ADG or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which ADG was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which ADG was or may be a party or is or may be subject.

Houlihan Lokey’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use and benefit of the board of directors of ADG (solely in its capacity as such) in connection with its consideration of the proposed Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the board of directors of ADG, ADG, any security holder of ADG or any other person as to how to act or vote with respect to any matter relating to the proposed Merger.

Houlihan Lokey’s opinion only addresses the fairness to the holders of shares of Common Stock, from a financial point of view, of the per share merger consideration to be received by such holders in the proposed Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the proposed Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation: (i) the underlying business decision of ADG, its security holders or any other party to proceed with or effect the proposed Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the proposed Merger or otherwise (other than the per share merger consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the proposed Merger to the holders of any class of securities, creditors or other constituencies of ADG, or to any other party, except as expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for ADG or any other party or the effect of any other transaction in which ADG or any other party might engage, (v) the fairness of any portion or aspect of the proposed Merger to any one class or group of ADG’s or any other party’s security holders vis-à-vis any other class or group of ADG’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not ADG, its security holders or any other party is receiving or paying reasonably equivalent value in the proposed Merger,

(vii) the solvency, creditworthiness or fair value of ADG or any other participant in the proposed Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the proposed Merger, any class of such persons or any other party, relative to the per share merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations have been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with ADG’s consent, on the assessments by ADG and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to ADG and the proposed Merger. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of the nature of its opinion.

In preparing its opinion to the board of directors of ADG, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to ADG or the proposed Merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to the board of directors of ADG in connection with its consideration of the proposed Merger and Houlihan Lokey’s analyses were among many factors considered by the board of directors of ADG in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the per share merger consideration or of the views of the board of directors of ADG or ADG’s management with respect to the proposed Merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey’s opinion rendered to the board of directors of ADG on January 17, 2010. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding common equity securities (taking into account its outstanding warrants and other securities convertible into common equity securities) plus the value of its minority interests plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of January 16, 2010, and the transaction value for the companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the publicly disclosed terms of the transaction and other publicly available information. Estimates of last twelve months (“LTM”) EBITDA for the selected companies listed below were based on publicly available financial information for those companies. For purposes of each of the analyses summarized below, Houlihan Lokey took into account the potential present value of certain net operating loss carryforwards (“NOLs”) at ADG’s principal operating subsidiaries, Mecar USA and Mecar. ADG advised Houlihan Lokey that as of September 30, 2009, Mecar USA had an NOL balance of approximately $35.3 million and Mecar had an NOL balance of approximately $76.3 million. Based on information provided by and discussions with ADG’s management, Houlihan Lokey performed an analysis of the NOLs at Mecar USA that, given limitations under United States tax laws on a company’s ability to utilize existing NOLs at Mecar USA against United States earnings following an ownership change indicated an implied reference range for the potential present value of the NOLs at Mecar USA of approximately $0 to $2.6 million. Based on information provided by and discussions with ADG’s management, Houlihan Lokey also performed an analysis of the NOLs at Mecar that, given the historical ability of Mecar SA to generate revenues and earnings, indicated an implied reference range for the potential present value of the NOLs at Mecar of approximately $0 to $4.3 million. The foregoing analyses indicated an aggregate implied reference range for the potential present value of NOLs at Mecar USA and Mecar of approximately $0.00 to $0.85 per share of Company common stock.

Selected Companies Analysis

Houlihan Lokey calculated the multiples of enterprise value to Adjusted EBITDA and certain other financial data for the selected companies in the defense industry.

The selected companies were selected because they were deemed to be similar to ADG in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to ADG. The selected companies were:

Alliant Techsystems Inc.
BAE Systems plc
Chemring Group plc
Esterline Technologies Corp.
Finmeccanica SpA
GenCorp Inc.
General Dynamics Corp.
L-3 Communications Holdings Inc.
Rheinmetall AG

The selected companies analysis indicated the following:

Multiple Description	High		Low		Median		Mean

Enterprise Value as a multiple of:
LTM EBITDA	10.5	x	6.4	x	7.0	x	7.6x

Houlihan Lokey applied a multiple range based on the selected companies analysis to ADG’s LTM EBITDA, as adjusted by ADG’s management to exclude certain non-recurring items. The selected companies analysis, taking into account the indicated potential present value of the NOLs at Mecar USA and Mecar, indicated an implied reference range of $2.42 to $4.48 per share of Company common stock, as compared to the per share merger consideration of $7.25 per share of Company common stock in the proposed Merger.

Selected Transactions Analysis

Houlihan Lokey calculated multiples of enterprise value to LTM EBITDA and certain other financial data based on the purchase prices paid in selected publicly-announced transactions involving target companies in the defense industry that it deemed relevant.

The selected transactions were selected because the target companies were deemed to be similar to ADG in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction. The selected transactions were:

Target	Acquiror	Date Announced

Hi-Shear Technology Corp.	Chemring Group plc	9/16/2009
MEI Holdings, Inc.	Chemring Group plc	6/24/2008
Scott, Incorporated	Chemring Group plc	4/8/2008
DRS Technologies, Inc.	Finmeccanica SpA	3/18/2008
Titan Dynamics Systems, Inc.	Chemring Group plc	1/24/2008
Richmond EEI Ltd.	Chemring Group plc	11/2/2007
Dyno Nobel ASA	Chemring Group plc	6/4/2007
RUAG Warhead Division	Saab AB	5/9/2007
Simmel Difesa S.p.A.	Chemring Group plc	3/30/2007
Chamberlain Manufacturing Corporation	General Dynamics Corporation	5/17/2006
SNC Technologies, Inc.	General Dynamics Corporation	2/23/2006
Technical Ordnance, Inc.	Chemring Group plc	2/1/2006
Leafield Engineering Ltd. and Leafield Marine Ltd.	Chemring Group plc	2/1/2006
Comet GmbH	Chemring Group plc	7/26/2005

The selected transactions analysis indicated the following:

Multiple Description	High		Low		Median		Mean

Enterprise Value as a multiple of:
LTM EBITDA	14.4	x	7.0	x	11.4	x	10.7x

Houlihan Lokey applied a multiple range based on the selected transactions analysis to ADG’s LTM EBITDA, as adjusted by ADG’s management to exclude certain non-recurring items. The selected transactions analysis, taking into account the indicated potential present value of the NOLs at Mecar USA and Mecar, indicated an implied reference range of $4.24 to $6.30 per share of Company common stock as compared to the per share merger consideration of $7.25 per share of Company common stock in the proposed Merger.

Other Considerations

Implied Transaction Premiums.  Houlihan Lokey also considered the premium of the per share merger consideration to the trading prices of Company common stock for various periods as follows:

	Average
Trading Period	Closing	Implied
(Prior to 1/17/10)	Stock Price	Premium

1 Day	$4.79	51.4%
5 Day	$4.78	51.7%
10 Day	$4.78	51.7%
1 Month	$4.83	50.1%
3 Month	$5.36	35.2%
6 Month	$5.00	45.0%
1 Year	$4.93	47.1%
52 Week High ( 01/27/2009)	$7.09	2.3%
52 Week Low (07/31/2009)	$3.44	110.8%

Other Matters

ADG engaged Houlihan Lokey pursuant to a letter agreement dated as of March 27, 2007, as amended through January 11, 2010 to act as ADG’s financial advisor in connection with ADG’s consideration of certain strategic and financial transactions including the proposed Merger. ADG engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation and knowledge of ADG and its industry. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructurings, tax matters, ESOP and ERISA matters, corporate planning and for other purposes. Houlihan Lokey has also acted as financial advisor to ADG in connection with, and has participated in certain of the negotiations leading to, the proposed Merger and certain related transactions and will receive an aggregate fee of $3,950,000 for such services, a substantial portion of which is contingent upon the consummation of the proposed Merger. In addition, Houlihan Lokey is entitled to receive a fee of $250,000 for rendering its opinion (against which the payment of certain other fees is creditable), which is not contingent upon the successful completion of the proposed Merger. ADG has agreed to reimburse certain of Houlihan Lokey’s expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of its engagement.

Houlihan Lokey has in the past provided and is currently providing investment banking, financial advisory and other financial services to ADG, for which Houlihan Lokey has received, and may receive, compensation, including, among other things, having provided financial advisory services to ADG in connection with the sales of the capital stock or assets of certain of ADG’s subsidiaries including SeaSpace Corporation, The VSK Group, Titan Dynamics Systems, Inc., Global Microwave Systems, Inc. and NS Microwave Systems, Inc. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to ADG, Chemring, other participants in the proposed Merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, ADG, Chemring, other participants in the proposed Merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Material Modification to Our Rights Agreement

On January 18, 2010, immediately prior to the execution of the Merger Agreement, we entered into a third amendment to our Rights Agreement dated June 6, 2001. The third amendment was entered into in order to ensure that the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, would not trigger the distribution and/or exercise of the rights issuable pursuant to the Rights Agreement.

Interests of Our Directors and Executive Officers in the Merger

Members of our board of directors and our executive officers may have interests in the Merger that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

Executive Officer Employment Agreements

We have entered into employment agreements with each of our executive officers that provide for severance compensation if such executive’s employment is terminated following certain triggering events, including a “change in control.” The consummation of the Merger will constitute a “change in control.”

Pursuant to their respective employment agreements, John J. Marcello, our Chief Executive Officer and President, and Monte L. Pickens, our Executive Vice President and Chief Operating Officer, each would be entitled to the following payments if his employment were terminated by him or by ADG within 12 months following the consummation of the Merger:

•	any accrued and unpaid compensation (subject to normal withholding and other deductions) through the effective date of the termination;

•	a lump sum payment equal to the sum of two times his annual salary at the time of termination plus two times his average annual bonus earned during the three most recent years; and

•	medical, dental, vision, long-term care, life and long-term disability insurance coverage and 401(k) benefits at levels comparable to the benefits received by him prior to the termination for the lesser of (i) two years following his termination and (ii) the maximum period provided for under Section 409A of the American Jobs Creation Act of 2004 without triggering any liabilities thereunder.

As a result, assuming for illustrative purposes that each were terminated on April 30, 2010 (and utilizing current base salaries and the most recent bonus compensation amounts), Mr. Marcello and Mr. Pickens would be entitled to receive lump sum payments of $640,700 and $524,400, respectively, and would be entitled to continue to receive the other benefits specified above. Mr. Pickens would also be entitled to receive two years of long-term care insurance.

Pursuant to their respective employment agreements, Deborah F. Ricci, our Chief Financial Officer and Treasurer, and Wayne F. Hosking, Jr., our Vice President, Corporate Strategic Development, each would be entitled to the following payments if his or her employment were terminated by him or her or by ADG within 12 months following the consummation of the Merger:

•	any accrued and unpaid compensation (subject to normal withholding and other deductions) through the effective date of the termination;

•	a lump sum payment equal to two times his or her base salary at the time of termination plus two times the greater of (i) his or her average annual bonus earned during the three most recent years or (ii) his or her target bonus; and

•	medical, dental, vision, long-term care, life and long-term disability insurance coverage and 401(k) benefits at levels comparable to the benefits received by him or her prior to the termination for the lesser of (i) two years following his or her termination, (ii) the maximum period provided for under Section 409A of the American Jobs Creation Act of 2004 without triggering any liabilities thereunder and (iii) when he or she secures new employment and is eligible to be covered under the new employer’s benefit plans.

As a result, assuming for illustrative purposes that each were terminated on April 30, 2010 (and utilizing current base salaries and the most recent bonus compensation amounts), Ms. Ricci and Mr. Hosking would be entitled to receive lump sum payments of $618,000 and $547,960, respectively, and would be entitled to continue to receive the other benefits specified above.

In the event that ADG or any executive receives confirmation from a tax advisor that any of the above payments would be considered an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the aggregate payment to be made to the executive would be reduced to the highest amount that may be paid by ADG without having any portion of any amount payable be treated as an “excess parachute payment.”

Management Arrangements

As of the date of this proxy statement, we have not entered into any amendments or modifications to the employment agreements described above in connection with the Merger.

Although it is likely that certain members of our management team will enter into new arrangements with Chemring or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Chemring (and/or a subsidiary thereof), to date no such arrangements have been reached, there can be no assurance that the parties will reach an agreement, and these matters may be subject to negotiations and discussion.

Impact on Equity Awards

The Merger Agreement provides that each option to purchase Common Stock issued under our equity incentive plans, whether or not exercisable, will be deemed to be fully exercisable immediately prior to the effective time of the Merger and will be cancelled. In consideration for such cancellation, the holder of such option will be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of $7.25 over the per share exercise price and (ii) the number of shares of Common Stock subject to such option. Any payment with respect to an option will be without interest and less any applicable withholding taxes.

The Merger Agreement also provides that all forfeiture or deferral restrictions on each share of ADG’s restricted or deferred stock will lapse and each share of restricted or deferred stock will be converted automatically into the right to receive $7.25 in cash, without interest and less any applicable withholding taxes.

The following tables provide further detail regarding the acceleration of vesting of options and restricted or deferred stock for each of our directors and executive officers as a result of the Merger.

Stock Option Table.  As of the record date, approximately 330,000 shares of Common Stock were issuable pursuant to options granted under our equity incentive plans to our current executive officers and directors. Of these, 100,000 options have an exercise price below $7.25. The following table identifies, as of March 5, 2010, for each of our directors and executive officers, (i) the aggregate number of shares of our Common Stock subject to outstanding options with an exercise price below $7.25, all of which will fully vest upon the effective time of the Merger, (ii) the exercise price of such options and (iii) the aggregate value of the options based on a $7.25 per share merger consideration.

	Number of Shares
Name	Underlying Options	Exercise Price	Aggregate Value

J.H. Binford Peay, III	—	—	—
John G. Meyer, Jr.	—	—	—
Monte L. Pickens	25,000	$4.30	$73,750
Ronald H. Griffith	—	—	—
John J. Marcello	30,000	$4.30	$88,500
Gilbert F. Decker	—	—	—
Deborah F. Ricci	25,000	$4.30	$73,750
Charles S. Ream	—	—	—
Frederick G. Wasserman	—	—	—
Tassos D. Recachinas	—	—	—
Wayne F. Hosking, Jr.	20,000	$4.30	$59,000

Restricted Stock and Deferred Stock Table.  As of the record date, there were approximately 3,000 shares of restricted stock granted under our equity incentive plans to our current executive officers and approximately 61,543 deferred shares of Common Stock owed to our directors under our Deferred Compensation Plan for Non-Employee Directors. The following table identifies, for each of our executive officers and directors, the aggregate number of shares of restricted or deferred stock held by such person as of March 5, 2010 and the value of such restricted or deferred stock based on a $7.25 per share merger consideration. All of such shares will become fully vested in connection with the Merger.

Number of Shares of Restricted
Name	or Deferred Stock	Aggregate Value

J.H. Binford Peay, III	—	—
John G. Meyer, Jr.	32,129	$232,935
Monte L. Pickens	—	—
Ronald H. Griffith	—	—
John J. Marcello	—	—
Gilbert F. Decker	29,414	$213,252
Deborah F. Ricci	3,000	$21,750
Charles S. Ream	—	—
Frederick G. Wasserman	—	—
Tassos D. Recachinas	—	—
Wayne F. Hosking, Jr.	—	—

Indemnification of Officers and Directors

Chemring and the Surviving Corporation have agreed to indemnify, advance expenses to, and hold harmless all of our past and present officers and directors, and the past and present officers and directors of our subsidiaries, to the fullest extent authorized by applicable law for acts or omissions occurring at or prior to the consummation of the Merger.

Chemring and the Surviving Corporation have also agreed that the Surviving Corporation will assume all rights to indemnification and exculpation from liabilities now existing in favor of current or former directors and officers under our Restated Certificate of Incorporation, as amended, our Amended and Restated By-laws and our indemnification arrangements. For six years following the consummation of the Merger, the certificate of incorporation and bylaws of the Surviving Corporation will contain indemnification provisions that are no less favorable than those in our Restated Certificate of Incorporation, as amended, and our Amended and Restated By-laws.

In addition, for six years following the consummation of the Merger, the Surviving Corporation has agreed to maintain a directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the consummation of the Merger that covers each indemnified person currently covered by our directors’ and officers’ liability insurance policy. The Surviving Corporation may substitute ADG’s current insurance policies with policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured persons, except that the Surviving Corporation will not be required to expend more than 350% of the current annual premiums paid by us for such insurance policy.

Certain Legal Proceedings

DOJ Subpoena

On January 19, 2010, ADG received a subpoena from the DOJ requesting that ADG produce documents relating to its dealings with foreign governments. The subpoena states that it was issued in connection with an ongoing criminal investigation. On the same day, ADG also became aware through a press release issued by the DOJ that an employee of Mecar USA had been indicted by the DOJ for allegedly engaging in schemes to bribe foreign government officials to obtain and retain business. According to the DOJ’s press release, the employee was arrested on January 19, 2010, along with twenty-one other individuals, after a large-scale undercover operation that targeted foreign bribery in the military and law enforcement products industry. The indictments of the twenty-two individuals allege that the defendants conspired to violate the FCPA, conspired to engage in money laundering and engaged in substantive violations of the FCPA.

The unsealed indictment of this employee and the DOJ’s press release indicate that the alleged criminal conduct was on behalf of a Decatur, Georgia company which is unrelated to ADG or Mecar USA. Mecar USA’s employment agreement with the employee provides that the employee shall not actively engage in any other employment, occupation or consulting activity that conflicts with the interests of ADG. In light of the employee’s apparent breach of his employment agreement, Mecar USA terminated his employment on January 20, 2010.

Mecar USA has transacted business with six individuals indicted in the above-described undercover operation, either directly or indirectly through their companies.

ADG has initiated an internal review of the matters raised by the DOJ’s subpoena and the indictment of Mecar USA’s former employee. The internal review is being conducted by ADG’s Audit Committee with the assistance of independent outside counsel.

ADG is cooperating with the DOJ and intends to comply with the DOJ’s subpoena. Our internal review and the DOJ’s investigation are still in an early stage, and we cannot predict the outcome of this matter or the impact, if any, that our internal review or the investigation may have on the Merger or on our business, results of operations, liquidity or capital resources.

Litigation Relating to the Merger

Two putative stockholder class action lawsuits related to the Merger have been filed in the Delaware Court of Chancery since the announcement of the execution of the Merger Agreement. On February 19, 2010, the Delaware Court of Chancery entered an order consolidating the two actions under the caption In re Allied Defense Group Shareholders Litigation, C.A. No. 5242-CC (Del. Ch.) and appointing co-lead counsel. On March 3, 2010, following the filing of ADG’s preliminary proxy statement with the SEC, the plaintiffs filed a consolidated amended class-action complaint, which names as defendants each of ADG’s directors and Merger Sub.

The consolidated amended complaint generally alleges that ADG’s directors have breached, or will breach, their fiduciary duties owed to ADG’s stockholders based on allegations that (i) ADG’s directors failed to engage in an adequate sale process, (ii) ADG’s directors agreed to a transaction that undervalues ADG, (iii) ADG’s directors had conflicts of interest that put them at odds with ADG’s other stockholders and (iv) the “no shop” clause, “standstill” provision and termination fee contained in the Merger Agreement are preclusive deal protections that will reduce the possibility of the emergence of a superior offer. The consolidated amended complaint also alleges that Merger Sub aided and abetted ADG’s directors in their alleged breaches of their fiduciary duties. The consolidated amended complaint further alleges that all of the defendants breached their fiduciary duty of disclosure owed to ADG’s stockholders by filing with the SEC a preliminary proxy statement that allegedly contained materially inadequate disclosures and material omissions.

The lawsuit seeks, among other things, an injunction prohibiting consummation of the Merger on the agreed-upon terms, payment of monetary damages and payment of the plaintiffs’ costs and expenses, including attorneys’ and experts’ fees.

We believe this lawsuit is without merit and intend to defend it vigorously. Even meritless lawsuits, however, may carry with them the potential to delay or prevent the consummation of the Merger.

Under the terms of the Merger Agreement, we have agreed to keep Chemring informed of, and cooperate with Chemring in connection with, any stockholder litigation against us, our subsidiaries or the directors or officers of us or our subsidiaries relating to the Merger or the other transactions contemplated by the Merger Agreement. We may not agree to a settlement with respect to any such litigation without Chemring’s prior written consent. In addition, no settlement requiring a payment or an admission of wrongdoing by a director may be agreed to without the applicable director’s consent. These provisions may restrict our ability to settle this or future stockholder lawsuits relating to the Merger.

The obligations of Chemring and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the condition that, on the closing date, no provision of any applicable law or governmental order prohibits the consummation of the Merger. If the lead plaintiff is successful in obtaining an injunction prohibiting the consummation of the Merger, then such injunction may prevent the Merger from becoming effective or delay the Merger from becoming effective within the expected timeframe.

Regulatory Matters

We believe that the notification and waiting period requirements of the HSR Act do not apply to the proposed transaction and that we will not be required to make any filings with the Department of Justice’s Antitrust Division or the FTC. However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. At any time before or after the consummation of the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of substantial assets of Chemring, ADG or their respective subsidiaries. Private parties, state attorneys general or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Chemring, ADG and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

ADG and Chemring have agreed to file with the Committee on Foreign Investment in the United States (CFIUS) a joint voluntary notice under the Exon-Florio amendment to the Defense Production Act of 1950, as amended. ADG filed on February 16, 2010 the required notifications with the Department of State’s Directorate of Defense Trade Controls under the Arms Export Control Act and the International Traffic in Arms Regulations. CFIUS or the Department of State may elect to take enforcement actions against ADG or Chemring in connection with the Merger.

We believe we are not required to make any other filings or obtain any material governmental consents or approvals before the consummation of the Merger. If any approvals, consents or filings are required to consummate the Merger, we will seek or make such consents, approvals or filings.

It is possible that any of the government entities with which filings will be made may seek various regulatory concessions as conditions for granting approval of the Merger or that we may be unable to obtain the regulatory approvals necessary to complete the Merger. These conditions or changes could result in conditions to the Merger not being satisfied. See “THE MERGER AGREEMENT — Conditions to the Merger” on page 48.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. persons (as defined below) whose shares of our Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of our Common Stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED HEREIN (I) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (II) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding our Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of our Common Stock as capital assets, and may not apply to shares of our Common Stock received in connection with the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan, stockholders who hold an equity interest, directly or indirectly, in Chemring or the Surviving Corporation after the Merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold our Common Stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of options to purchase shares of our Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, the disposition of our Common Stock other than pursuant to the Merger, or the tax consequences to holders of options or similar interests, warrants, or restricted or deferred shares issued by us which are cancelled or converted, as the case may be, in connection with the Merger.

Conversion of Shares of our Common Stock into the Right to Receive Cash Pursuant to the Merger Agreement.  The conversion of shares of our Common Stock into the right to receive cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder whose shares of our Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.  Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the Merger Agreement, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received in the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, restricted stock, deferred stock or warrants to purchase shares of our Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Financing

Chemring and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $68,859,980, which Chemring and Merger Sub expect will be funded from the available internal finances of Chemring. The consummation of the Merger is not subject to any financing conditions.

Delisting and Deregistration of Common Stock

If the Merger is completed, our Common Stock will be delisted from the NYSE Amex (formerly the American Stock Exchange) and deregistered under the Securities Exchange of 1934, as amended.

THE MERGER AGREEMENT

The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the Merger Agreement that is important to you.

The Merger Agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the Merger Agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the Merger, we do not intend for its text to be a source of factual, business or operational information about us. The Merger Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the Merger Agreement that the parties delivered in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of ADG or any of its affiliates.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, including the satisfaction of the closing conditions, at the effective time of the Merger, Merger Sub will merge with and into ADG. The separate corporate existence of Merger Sub will cease, and ADG will survive the Merger and will become a wholly-owned subsidiary of Chemring. ADG will continue to do business as “The Allied Defense Group, Inc.” following the Merger.

Upon the consummation of the Merger, the certificate of incorporation and bylaws of Merger Sub, each as in effect immediately prior to the consummation of the Merger, will be the certificate of incorporation and bylaws of the Surviving Corporation, except that all references to Merger Sub will be amended to refer to The Allied Defense Group, Inc. In addition, upon the consummation of the Merger, the directors and officers of Merger Sub will be as designated by Chemring. All Surviving Corporation officers will hold their positions until their successors are duly elected.

In the Merger, each outstanding share of Common Stock (other than shares owned by ADG, Chemring, Merger Sub or their respective affiliates and other than shares owned by stockholders who properly exercise and perfect their appraisal rights) will be converted into the right to receive $7.25 in cash, without interest and less any applicable withholding taxes, which amount we refer to in this proxy statement as the merger consideration. The Merger Agreement is attached as Annex A to this proxy statement. Please carefully read the entire Merger Agreement.

Consummation of the Merger

The Merger will be effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon in writing by the parties and specified in the certificate of merger). We expect to complete the Merger as promptly as practicable after our stockholders adopt the Merger Agreement.

Unless otherwise agreed by ADG, Chemring and Merger Sub, the parties are required to close the Merger no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions described under “THE MERGER AGREEMENT — Conditions to the Merger” beginning on page 48.

Merger Consideration

If the Merger is completed, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by ADG, Chemring, Merger Sub or their respective affiliates and other than shares owned by stockholders who properly exercise and perfect their appraisal rights) will automatically be converted into the right to receive $7.25 in cash, without interest and less any applicable withholding taxes. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. See “APPRAISAL RIGHTS” beginning on page 51.

After the Merger is effective, each holder of a certificate representing any shares of our Common Stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.

Treatment of Stock Options, Restricted and Deferred Stock, Warrants and Employee Stock Purchase Plan

Stock Options

Upon the consummation of the Merger, each then-outstanding option to purchase shares of Common Stock, whether or not then exercisable, will be cancelled and the holder of such option will be entitled only to the right to receive an amount in cash equal to the product of (i) the excess, if any, of $7.25 over the per share exercise price of such option and (ii) the number of shares of Common Stock subject to such option. Any payment with respect to an option will be without interest and less any applicable withholding taxes.

Restricted and Deferred Stock

Upon the consummation of the Merger, all forfeiture or deferral restrictions on each share of ADG’s restricted or deferred stock that is outstanding immediately prior thereto will lapse and each share of restricted or deferred stock will be converted automatically into the right to receive $7.25 in cash, without interest and less any applicable withholding taxes.

Warrants

All outstanding warrants have an exercise price in excess of the $7.25 per share merger consideration. Pursuant to their terms, the holders of the warrants are entitled to receive a payment equal to their Black-Scholes value as of the closing of the Merger. ADG intends to make these payments, which are not anticipated to exceed $400,000 in the aggregate, on or prior to the effective time of the Merger.

Employee Stock Purchase Plan

In connection with the execution of the Merger Agreement, ADG has taken action so that no new contributions are being accepted under ADG’s Employee Stock Purchase Plan (the “ESPP”). The ESPP will terminate at the effective time of the Merger.

Payment Procedures

Chemring will designate a payment agent reasonably satisfactory to us to make payment of the merger consideration as described above. No later than one business day after the consummation of the Merger, Chemring will deposit, or cause to be deposited, with the payment agent the funds necessary to pay the merger consideration to ADG’s former stockholders.

Promptly following the consummation of the Merger (and no later than three business days following the consummation of the Merger), Chemring and the Surviving Corporation will cause the payment agent to mail to each holder of record immediately prior to the effective time of the Merger a letter of transmittal and written instructions advising the holder on how to surrender all stock certificates and uncertificated shares in exchange for an amount in cash equal to the product obtained by multiplying the aggregate number of shares of Common Stock represented by the stock certificate(s) or the uncertificated shares, as the case may be, and $7.25 (less any applicable withholding taxes payable in respect thereof). The payment agent will pay to the stockholder the merger consideration after the stockholder has surrendered the applicable stock certificates for cancellation to the payment agent together with the letter of transmittal duly completed and validly executed or upon receipt of an “agent’s message” by the payment agent in the case of a book-entry transfer of uncertificated shares. Interest will not be paid or accrue in respect of the merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYMENT AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

If any portion of the cash deposited with the payment agent remains undistributed within twelve months following the effective time of the Merger, the undistributed cash will be delivered to the Surviving Corporation upon demand, subject to any applicable unclaimed property laws. Any holders of shares of our Common Stock that were outstanding immediately prior to the effective time of the Merger who have not previously exchanged such shares for the merger consideration will only be entitled to request payment of the merger consideration from Chemring and the Surviving Corporation, subject to abandoned property, escheat or other similar laws.

If a stockholder wants the payment agent to pay some or all of the stockholder’s portion of the merger consideration to someone other than the stockholder, as the registered owner of a stock certificate or of uncertificated shares, then (i) the stockholder must have the applicable stock certificate(s) properly endorsed or otherwise in proper form for transfer, (ii) the signatures on such certificate(s) or any related stock power must be properly guaranteed and (iii) the stockholder must pay any transfer or other taxes payable by reason of the transfer or establish to the Surviving Corporation’s satisfaction that the taxes have been paid or are not required to be paid.

In the event that a stockholder has lost a stock certificate, or if it has been stolen or destroyed, the payment agent will only issue the stockholder’s portion of the merger consideration in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact. Chemring or the payment agent may, as a condition precedent to the payment of the stockholder’s portion of the merger consideration, require that the stockholder deliver a bond in an amount as the payment agent or Chemring may determine is reasonably necessary as indemnity against any claim that may be made against Chemring, the Surviving Corporation or the payment agent with respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains customary representations and warranties that we made to Chemring and Merger Sub regarding, among other things:

•	corporate organization, qualification and good standing;

•	authorization, execution, delivery and the enforceability of the Merger Agreement and related matters;

•	our capital structure;

•	our subsidiaries;

•	our organizational documents;

•	the absence of conflicts with or defaults under our organizational documents, other contracts and applicable law;

•	insurance policies;

•	the accuracy of information contained in registration statements, reports and other documents that we filed with the SEC and the compliance of our filings with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles;

•	maintenance and effectiveness of disclosure controls and procedures required under applicable federal securities law;

•	no undisclosed material liabilities;

•	absence of certain changes or events affecting our business since September 30, 2009;

•	real property;

•	title to assets;

•	intellectual property;

•	compliance with legal requirements, including the Foreign Corrupt Practices Act;

•	permits;

•	tax matters, including the filing of tax returns and the absence of pending tax proceedings;

•	employee benefit plans;

•	environmental matters;

•	material contracts;

•	related party transactions;

•	labor and employment matters;

•	absence of litigation or legal orders threatened against ADG and its subsidiaries;

•	government contracts;

•	the inapplicability of ADG’s stockholder rights plan to the Merger, the Merger Agreement and the other transactions contemplated thereby;

•	the financial statements and books and records of ADG’s subsidiaries;

•	the absence of undisclosed liabilities of ADG’s subsidiaries;

•	the absence of certain changes or events affecting the business of our subsidiaries since September 30, 2009;

•	broker’s and finder’s fees;

•	our receipt of an opinion from our financial advisor; and

•	the accuracy of our representations and warranties.

In addition, Chemring and Merger Sub made representations and warranties to us regarding, among other things:

•	corporate organization, qualification and good standing;

•	authorization, execution, delivery and the enforceability of the Merger Agreement and related matters;

•	the absence of conflicts with or defaults under Chemring’s and Merger Sub’s organizational documents, other contracts and applicable laws;

•	broker’s and finder’s fees;

•	Chemring’s and Merger Sub’s evaluations of projections, estimates and other forecasts with respect to the business of ADG and its subsidiaries;

•	the sufficiency of Chemring’s funds and resources for the payment of the merger consideration;

•	the accuracy of information supplied by Chemring and Merger Sub for use by ADG in this proxy statement and any other documents required to be filed by ADG in connection with the transactions contemplated by the Merger Agreement;

•	the lack of ownership of Common Stock by Chemring and Merger Sub;

•	disclosure of contracts and other agreements between Chemring, Merger Sub and their respective affiliates, on the one hand, and parties related to ADG, on the other hand; and

•	Chemring’s and Merger Sub’s satisfaction with their investigation of the condition, operations and business of ADG and its subsidiaries in their determination to proceed with the transactions contemplated by the Merger Agreement.

Many of our representations and warranties contained in the Merger Agreement are qualified by materiality or possess a Material Adverse Effect standard. For purposes of our representations and warranties in the Merger Agreement, “material” means any change in, or effect on, the business, operations, assets or condition (financial or otherwise) of ADG or its subsidiaries which, when considered either individually or in the aggregate together with all other adverse changes or effects on ADG and its subsidiaries, causes a loss to ADG or its subsidiaries of $250,000 or more.

In addition, for purposes of the Merger Agreement, “Material Adverse Effect” is defined to mean any change in, or effect on, the business, operations, assets or condition (financial or otherwise) of ADG or its subsidiaries which, when considered either individually or in the aggregate together with all other adverse changes or effects, is materially adverse to the business, operations, assets or condition (financial or otherwise) of ADG or its subsidiaries, taken as a whole, except for any change or effect that results from:

•	a change in the global economy or in the financial markets generally, including any change in interest rates charged by commercial banks with respect to money borrowed by creditworthy corporate entities or a change in currency exchange rates, but only to the extent that the effect of such changes on ADG and its subsidiaries, taken as a whole, is not disproportionately more adverse than the effect of such changes on comparable companies operating in the relevant industry;

•	any change in regulatory or economic conditions in the relevant industry, but only to the extent that the effect of such change on ADG and its subsidiaries, taken as a whole, is not disproportionately more adverse than the effect of such changes on comparable companies operating in the relevant industry;

•	the outbreak, or escalation from any currently prevailing level, of war or military hostilities or any national emergency or similar domestic calamity, civil insurrection or crisis, including acts of terrorism, but only to the extent the effect of such conditions on ADG and its subsidiaries, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the relevant industry;

•	the effect of any action taken by Chemring or Merger Sub with respect to the transactions contemplated by the Merger Agreement, including the Merger;

•	any event, occurrence, circumstance or change resulting from the public announcement of the Merger Agreement, compliance with the terms of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement; or

•	any matter of which Chemring or Merger Sub was aware on January 18, 2010.

Covenants Relating to the Conduct of Our Business

We have agreed in the Merger Agreement that, until the consummation of the Merger, and unless the Merger Agreement is terminated pursuant to the termination provisions described hereinafter, we will and will cause each of our subsidiaries to:

•	conduct our business only in the ordinary course of business consistent with our past customs and practices and use commercially reasonable efforts to preserve intact our present business organization, keep available the services of our executive officers and key employees and preserve our relationships with customers, clients, suppliers and others having material business dealings with us and our subsidiaries;

•	not pay any dividends, other than intercompany dividends;

•	not amend our organizational documents or the organizational documents of our subsidiaries;

•	not merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any corporation, partnership, association or other business organization or division of a business organization;

•	except for the redemption or cancellation of our warrants, redeem or otherwise acquire any of our equity interests;

•	not issue or sell any equity interests or any options, warrants or other similar rights, agreement or commitments of any kind to purchase any equity interests or any securities convertible into or exchangeable for equity interests;

•	not incur, assume, guarantee or prepay any indebtedness, amend the terms relating to any indebtedness or issue or sell any debt securities, except for any incurrence, assumption, guarantee or prepayment of such indebtedness or amendments of the terms of such indebtedness in the ordinary course of our business consistent with our past customs and practices;

•	not mortgage, pledge or otherwise subject to any lien any of our material assets, except for certain permitted liens and liens in ordinary course of our business consistent with our past customs and practices;

•	not pay any bonus or other incentive compensation to any director or officer or grant to any director or officer any other increase in compensation, except (i) for bonuses payable pursuant to any previously-disclosed employee benefit plans or arrangements, (ii) in the ordinary course of our business consistent with our past customs and practices or (iii) pursuant to the terms of any written agreement or commitment existing as of January 18, 2010;

•	not enter into, adopt or amend in any material respect any retention, change in control, collective bargaining, deferred compensation, retirement, bonus, profit-sharing, stock option or other equity, pension or welfare plan, any contract or other arrangement with an independent contractor or any agreement maintained for the benefit of any of our directors or officers, except as required by any applicable law;

•	not change in any material respect our accounting practices, policies or principles, other than any such changes as may be required under generally accepted accounting principles;

•	not sell or otherwise dispose of any of our assets, except in the ordinary course of our business consistent with our past customs and practices;

•	not enter into any agreements, contracts or commitments for capital expenditures other than in the ordinary course of our business consistent with our past customs and practices;

•	not engage in any action that would constitute a violation of the Foreign Corrupt Practices Act or applicable local anticorruption laws;

•	promptly disclose in writing to Chemring and Merger Sub if, to our knowledge, any of our foreign partners, third-party agents or principals or our subsidiaries becomes a foreign government official; and

•	not agree or commit to do any of the foregoing actions.

No Solicitation

The Merger Agreement requires that we cease any solicitation, encouragement, discussions or negotiations with any non-Chemring parties with respect to any Acquisition Proposal (as defined below) and requires that we will not, directly or indirectly, do any of the following:

•	solicit, initiate, knowingly facilitate, knowingly encourage or knowingly take any other action designed or reasonably likely to facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

•	participate in any discussions or negotiations regarding an Acquisition Proposal with, or furnish any non-public information or access to our properties, books, records or personnel to, any person that has made or, to our knowledge, is considering making an acquisition proposal;

•	take any of the following actions (each, a “Change of Recommendation”), except that, at any time prior to the special meeting, our board of directors may take such actions in response to a Superior Proposal (as defined below) if the board concludes in good faith that the failure of the board to take such action would be reasonably likely to be inconsistent with the directors’ exercise of fiduciary obligations to our stockholders under applicable law:

•	change, qualify, withdraw or modify, or propose publicly to change, qualify, withdraw or modify, in a manner adverse to Chemring, our board’s recommendation that our stockholders vote to adopt the Merger Agreement;

•	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal; or

•	enter into or authorize us or any of our subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Acquisition Proposal other than any confidentiality agreement to be entered into by ADG with respect to an unsolicited bona fide written Acquisition Proposal;

•	enter into any letter of intent or agreement in principle or any agreement providing for an Acquisition Proposal (except for confidentiality agreements to be entered into by ADG with respect to an unsolicited bona fide written Acquisition Proposal); or

•	resolve, propose or agree to do any of the foregoing.

The Merger Agreement permits our board of directors to make a Change in Recommendation to the extent that the board of directors concludes in good faith that the failure of the board of directors to take such action would be reasonably likely to be inconsistent with the directors’ exercise of fiduciary obligations to our stockholders under applicable law.

In the event that we receive an unsolicited bona fide written Acquisition Proposal, then we may contact the person making such proposal and its advisors solely for the purpose of clarifying the Acquisition Proposal, the conditions to and likelihood of consummation of the Acquisition Proposal and determining whether such proposal could reasonably be expected to result in a Superior Proposal. If our board of directors determines in good faith that the Acquisition Proposal could reasonably be expected to lead to a Superior Proposal, then, following the execution by such person of a confidentiality agreement, we may furnish non-public information to the person making such Acquisition Proposal and engage in discussions or negotiations with such party regarding the Acquisition Proposal. We have agreed to notify Chemring within 48 hours of receiving any Acquisition Proposal or any inquiry or request for discussions or negotiations regarding any Acquisition Proposal and to keep Chemring reasonably informed on a current basis after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request.

Nothing in the Merger Agreement prevents our board of directors from disclosing to our stockholders a position complying with Rule 14d-9 and Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended.

For purposes of the Merger Agreement, an “Acquisition Proposal” means any bona fide written proposal made by a person to acquire beneficial ownership of 25% or more of the assets of, or 25% or more of the equity interests in, us or any of our subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender or exchange offer or similar transaction involving us.

A “Superior Proposal” means any unsolicited Acquisition Proposal, which our board of directors, acting in its good faith judgment in accordance with the terms and conditions of the Merger Agreement, determines is superior to ADG’s stockholders from a financial point of view to the transactions contemplated by the Merger Agreement.

Stockholders Meeting

We have agreed to take all actions necessary under all applicable legal requirements to call, give notice of and hold a meeting of our stockholders to vote on the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. Such meeting will be held as promptly as reasonably practicable following the SEC’s final approval of this proxy statement. We have agreed to use commercially reasonable efforts to solicit proxies from our stockholders in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. We may adjourn or postpone the stockholders meeting if at any time prior to the meeting an Acquisition Proposal has been made, submitted or announced and our board of directors concludes in good faith that the failure to postpone or adjourn the stockholders meeting would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to our stockholders under applicable law.

Filings, Consents and Regulatory Approvals

We have agreed to give all notices to, make all filings and use our commercially reasonable efforts to obtain all authorizations, consents, waivers and approvals from any governmental entity or other person, as required to consummate the Merger.

Chemring and we have also agreed to cooperate in complying with any filing or notification formalities required to obtain any approval or clearance of or non-objection applicable to the Merger by any competent anti-trust or competition authority, including as soon as practicable (and no later than January 28, 2010), if required by applicable law, a Notification and Report Form under the HSR Act with the FTC and the Department of Justice’s Antitrust Division. In connection with such efforts and subject to any applicable attorney-client communications or other privileges, Chemring and we have agreed to use commercially reasonable efforts to (i) cooperate in all respects in connection with any filing or submission in connection with any request from the FTC and the Antitrust Division for additional information and documents, (ii) promptly inform the other party of any material communication with the FTC and the Antitrust Division or any other governmental entity and of any material communication received or given in connection with any proceeding by any private party in connection with the Merger Agreement and the transactions contemplated thereby, (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC and the Antitrust Division or any other governmental entity or in connection with any proceeding by a private party, give the other party the opportunity to attend and participate in such meetings and conferences and (iv) promptly take all reasonable actions to respond to inquiries from the FTC and the Antitrust Division or any other governmental entity regarding the legality of the Merger under any antitrust law. We believe that the notification and waiting period requirements of the HSR Act do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division or the FTC.

We believe we are not required to make any other filings or obtain any material governmental consents or approvals before the consummation of the Merger. If any approvals, consents or filings are required to consummate the Merger, we will seek or make such consents, approvals or filings.

Chemring and Mecar USA have agreed to promptly prepare and file required notifications with (i) the United States Department of State’s Directorate of Defense Trade Controls under the Arms Export Control Act and the International Traffic in Arms Regulations and (ii) the Committee on Foreign Investment in the United States.

In addition, we have agreed to provide prompt, complete and full cooperation with the Department of Commerce and/or the Department of State in connection with any voluntary disclosures filed with those agencies and to take all other actions reasonable under the circumstances to mitigate and minimize sanctions imposed as a result of any of the voluntary disclosures. We will advise Chemring of any requests from any governmental entity in connection with the voluntary disclosures immediately upon receiving any such requests and provide Chemring and its counsel with a reasonable opportunity to review and comment on any written communications with the Department of State, the Department of Commerce or any other governmental entity in connection with the voluntary disclosures.

Employee Matters

Chemring has agreed to provide our employees and the employees of our subsidiaries as of the effective time with health and welfare, retirement and similar benefit plans and arrangements (excluding any equity-based plans or awards) that are substantially similar, in the aggregate, to the health and welfare, retirement and other benefit plans and arrangements provided to our employees prior to the consummation of the Merger. Chemring has agreed to provide all such employees that are covered by collective bargaining agreements with compensation and benefits in accordance with the terms and conditions of the collective bargaining agreements. With respect to the participation in such Chemring plans by our employees and the employees of our subsidiaries, subject to applicable law and tax qualification requirements, each employee will be credited with his or her years of service with us or our subsidiaries to the same extent as such employee was entitled to credit for service under any similar health and welfare, retirement or similar benefit plans or arrangement prior to the consummation of the Merger.

Stockholder Litigation

Subject to applicable laws relating to attorney-client communication and privilege, we have agreed to keep Chemring informed of, and cooperate with Chemring in connection with, any stockholder litigation or claim against us, our subsidiaries or the directors or officers of us or our subsidiaries relating to the Merger or the other transactions contemplated by the Merger Agreement. We may not agree to a settlement with respect to any such litigation without Chemring’s prior written consent. In addition, no settlement requiring a payment or an admission of wrongdoing by a director may be agreed to without the applicable director’s consent.

Conditions to the Merger

We and Chemring will not complete the Merger unless a number of conditions are satisfied or waived. These conditions include:

•	our stockholders have adopted the Merger Agreement;

•	all consents have been obtained and any applicable waiting period (or extensions thereof) under any applicable antitrust or competition law has expired or been terminated; and

•	no provision of any applicable law or governmental order prohibits the consummation of the Merger.

In addition, our obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	on the date of the Merger Agreement and on the closing date, the representations and warranties of Chemring and Merger Sub that are qualified by materiality are true and correct and all other representations and warranties of Chemring and Merger Sub are true and correct in all material respects (except that any representations and warranties of Chemring and Merger Sub that were made as of a particular date must only be true and correct on such date);

•	Chemring and Merger Sub have performed or complied in all material respects with their agreements and covenants under the Merger Agreement that are required to be performed or complied with by them on or prior to the consummation of the Merger; and

•	the receipt by us of an officer’s certificate with respect to the truth and correctness of the representations and warranties of Chemring and Merger Sub and the performance of their obligations under the Merger Agreement.

In addition, the obligations of Chemring and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	on the date of the Merger Agreement and on the closing date, our representations and warranties that are qualified by materiality are true and correct and all other of our representations and warranties are true and correct in all material respects (except that any of our representations and warranties that were made as of a particular date must only be true and correct on such date), except for circumstances where the failure of the representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) on ADG;

•	we have performed or complied in all material respects with our agreements and covenants under the Merger Agreement that are required to be performed or complied with by us on or prior to the consummation of the Merger;

•	no Material Adverse Effect with respect to ADG shall have occurred since January 18, 2010 and be continuing;

•	the receipt of the resignations of each of our directors and the directors of our subsidiaries;

•	our total liabilities (excluding any employee severance costs), as reflected in the most recent balance sheet filed by us with the SEC and adjusted to the closing date, do not exceed $200,000,000;

•	the costs and expenses relating to the transactions contemplated by the Merger Agreement that become due and payable as of the closing and that have not been accrued as accounts payable in calculation of total liabilities (including fees and costs payable to financial advisors, accountants, investment bankers and legal counsel, but excluding any employee severance costs) do not exceed $7,500,000;

•	60 days has passed following the date that we provided to the Directorate of Defense Trade Controls a notification of the transactions contemplated by the Merger Agreement, and the Directorate of Defense Trade Controls has not taken or threatened to take enforcement action against Chemring, Merger Sub or ADG in connection with the Merger (we filed the notification on February 16, 2010 and the waiting period will expire on April 17, 2010);

•	no more than 10% of the shares of the Common Stock shall have perfected their appraisal rights in accordance with Section 262 of the DGCL or continue to have appraisal rights under any applicable law;

•	Chemring and Merger Sub have received from one of our executive officers a certificate certifying and attaching copies of (i) resolutions of our board of directors authorizing the transactions contemplated by the Merger Agreement and rendering the stockholder rights plan inapplicable to the Merger and (ii) evidence of the adoption of the Merger Agreement by our stockholders;

•	the receipt by Chemring of an officer’s certificate with respect to the truth and correctness of the representations and warranties of ADG, the performance of our obligations under the Merger Agreement and that a Material Adverse Effect on ADG that is continuing has not occurred since January 18, 2010; and

•	the receipt by Chemring of a certificate from our chief financial officer that the total liabilities and transaction expenses do not exceed the caps imposed by the closing conditions to Chemring’s obligation to consummate the Merger.

Termination of the Merger Agreement

We may agree with Chemring in writing to terminate the Merger Agreement at any time prior to the effective time of the Merger, even after our stockholders have adopted the Merger Agreement. The Merger Agreement may also be terminated at any time prior to completion of the Merger under certain circumstances, including:

•	by Chemring or us if the Merger is not consummated by July 18, 2010, except that the right to terminate the Merger Agreement is not available to any party whose failure to fulfill an obligation materially contributed to the Merger not occurring before such date;

•	by Chemring if we are in breach of the representations and warranties or covenants or agreements under the Merger Agreement and such breach results in the applicable closing conditions regarding the representations and warranties or the covenants and agreements to be incapable of being satisfied by July 18, 2010, provided that Chemring is not in material breach of its obligations under the Merger Agreement;

•	by us if Chemring or Merger Sub is in breach of the representations and warranties or covenants or agreements under the Merger Agreement and such breach results in the applicable closing condition regarding the representations and warranties or the covenants and agreements to be incapable of being satisfied by July 18, 2010, provided that we are not in material breach of our obligations under the Merger Agreement;

•	by Chemring or us if a final nonappealable governmental order permanently enjoining or otherwise prohibiting the Merger has been issued by a governmental entity of competent jurisdiction;

•	by us, prior to our stockholders meeting to adopt the Merger Agreement, if our board of directors has provided written notice to Chemring that it has determined to accept a Superior Proposal;

•	by Chemring, prior to our stockholders meeting to adopt the Merger Agreement, if our board of directors has endorsed or recommended to our stockholders a Superior Proposal or has publicly proposed to do so, and the Superior Proposal is not withdrawn at least 5 business days prior to the stockholders meeting; and

•	by Chemring or us if our stockholders do not adopt the Merger Agreement at the stockholders meeting.

Termination Fee

Under certain circumstances, we will be required to pay Chemring a termination fee of $1,200,000 if the Merger Agreement (i) is terminated (A) by us, prior to our stockholders meeting to adopt the Merger Agreement, if our board of directors has provided written notice to Chemring that it has determined to accept a Superior Proposal or (B) by Chemring, prior to our stockholders meeting to adopt the Merger Agreement, if our board of directors has endorsed or recommended to our stockholders a Superior Proposal or has publicly proposed to do so, and the Superior Proposal is not withdrawn at least 5 business days prior to the stockholders meeting and (ii) ADG’s stockholders approve the Superior Proposal. If the termination fee is payable, ADG must pay the fee within three business days following the approval by our stockholders of the Superior Proposal.

Expenses

Whether or not the Merger is consummated, each party to the Merger Agreement will be required to pay its own financial advisory (except that certain success fees will not be payable if the Merger is not consummated), legal, accounting and other expenses incurred by it in connection with the preparation and execution of the Merger Agreement, the compliance with the Merger Agreement and the Merger, provided that Chemring will pay, or will cause the Surviving Corporation to pay, upon the consummation of the Merger, ADG’s legal fees and expenses related to the transactions contemplated by the Merger Agreement and incurred prior to the consummation of the Merger and certain transaction bonuses, diligence data site hosting fees, accounting fees, printing fees and filing fees incurred by ADG in connection with the transactions contemplated by the Merger Agreement.

Amendment and Waiver

The parties may amend the Merger Agreement at any time and may waive compliance with any of the agreements or conditions contained in the Merger Agreement. All amendments to and waivers under the Merger Agreement must be in a writing signed by us, Chemring and Merger Sub.

Specific Performance

ADG, Chemring and Merger Sub are each entitled to seek an injunction to prevent breaches or violations of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other legal or equitable remedy to which they are entitled.

APPRAISAL RIGHTS

Holders of shares of our Common Stock who do not wish to accept the merger consideration and who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL, which is referred to in this proxy statement as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262, a copy of which is included in this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our Common Stock held of record in the name of another person, such as a bank, broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of our Common Stock and who follow the procedures set forth in Section 262 will be entitled to have their shares of our Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value, as determined by the court.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the adoption of the Merger Agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the applicable statutory provisions are included in this proxy statement as Annex C. Any holder of our Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Common Stock, we believe that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

A holder of shares of our Common Stock wishing to exercise the holder’s appraisal rights must deliver to us, before the vote on the adoption of the Merger Agreement at the special meeting, a written demand for the appraisal of such holder’s shares and must not vote in favor of the adoption of the Merger Agreement. A holder of shares of our Common Stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the Merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither a vote against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of our Common Stock is entitled to assert appraisal rights for the shares of our Common Stock registered in that holder’s name. A demand for appraisal in respect of shares of our Common Stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares of our Common Stock in connection with the Merger. If the shares of our Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of our Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares of our Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising the rights with respect to the shares of our Common Stock held for other beneficial owners; in each case, however, the written demand should set forth the number of shares of our Common Stock as to which appraisal is sought and where no number of shares of our Common Stock is expressly mentioned the demand will be presumed to cover all shares of our Common Stock held in the name of the record owner. Stockholders who hold their shares of our Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, Attention: Corporate Secretary.

At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the Surviving Corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the Merger Agreement within 60 days after the effective time of the Merger. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement.

Within ten days after the effective time of the Merger, the Surviving Corporation must notify each holder of our Common Stock who has complied with Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective. Within 120 days after the effective time of the Merger, but not thereafter, the Surviving Corporation or any holder of our Common Stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our Common Stock held by all dissenting holders. The Surviving Corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of our Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our Common Stock within the time prescribed in Section 262.

Within 120 days after the effective time of the Merger, any holder of our Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the Surviving Corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from ADG the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of our Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of our Common Stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our Common Stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares of our Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a interest, if any, to be paid on the amount determined to be the fair value. The appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Holders of our Common Stock considering seeking appraisal should be aware that the fair value of their shares of our Common Stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of our Common Stock and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a Merger are not opinions as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. We do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our Common Stock is less than the merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote the shares of our Common Stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of our Common Stock (except dividends or other distributions payable to holders of record of our Common Stock as of a record date prior to the effective time of the Merger).

If any stockholder who demands appraisal of shares of our Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the shares of our Common Stock of the stockholder will be deemed to have been converted at the effective time of the Merger into the right to receive $7.25 in cash per share, without interest and less any applicable withholding taxes. A stockholder fails to perfect, or effectively loses or withdraws, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the Merger Agreement.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights (in which event the holder of our Common Stock will be entitled to receive the consideration specified in the Merger Agreement without interest). Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

MARKET PRICE AND DIVIDEND DATA

Our Common Stock is traded on the NYSE Amex under the symbol “ADG.” On January 15, 2010, the last trading day prior to the public announcement of the Merger, our Common Stock closed at a price of $4.71 per share. On March 9, 2010, the last trading day prior to the date of this proxy statement, our Common Stock closed at a price of $7.15 per share. The table below shows, for the periods indicated, the high and low sales prices for shares of our Common Stock as reported by the NYSE Amex.

	High	Low

Fiscal Year Ended December 31, 2010
First Quarter (through March 9, 2010)	$7.15	$4.51
Fiscal Year Ended December 31, 2009
Fourth Quarter	$7.14	$4.72
Third Quarter	$5.26	$3.37
Second Quarter	$4.84	$3.28
First Quarter	$7.15	$3.78
Fiscal Year Ended December 31, 2008
Fourth Quarter	$8.35	$4.96
Third Quarter	$7.16	$4.82
Second Quarter	$7.41	$5.01
First Quarter	$8.45	$5.62

You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares.

There have been no dividends declared or paid by ADG since November 1992. The payment of dividends is within the discretion of our board of directors and any decision to pay dividends in the future will depend upon an evaluation of a number of factors, including earnings, capital requirements, operating and financial condition and any contractual limitation then in effect.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables set forth certain information concerning the beneficial ownership of our outstanding Common Stock as of March 5, 2010 by:

•	each stockholder that we know to be the beneficial owner of more than 5% of our outstanding Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Information with respect to “beneficial ownership” shown in the tables below is based on information supplied by the respective beneficial owners. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

For purposes of calculating the percentage beneficially owned by a particular beneficial owner, the shares of Common Stock deemed outstanding include (i) 8,174,480 shares outstanding as of March 5, 2010 plus (ii) all Common Stock issuable upon the exercise of options within 60 days of March 5, 2010 held by the particular beneficial owner after giving effect to the Merger and the resulting acceleration of vesting as described under “THE MERGER-Interests of Our Directors and Executive Officers in the Merger” at page 34. Exercisable options are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted, the mailing address of each beneficial owner is c/o The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to us by such stockholders. Asterisks represent beneficial ownership of less than 1% of our common stock.

The following table sets forth information with respect to the shares of the Common Stock which are held by the only persons known to ADG to be the beneficial owners of more than 5% of our Common Stock pursuant to the most recent filings made by the beneficial owners with the SEC and other information obtained by ADG:

Title of Class	Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)

Common	Aegis Financial Corporation(2)	1,082,301	13.24%
Common	Wynnefield entities(3)	587,235	7.18%
Common	Dimensional Fund Advisors LP(4)	586,903	7.18%
Common	RBC Global Asset Management (U.S.) Inc.(5)	461,256	5.64%

(1)	Based upon 8,174,480 shares of common stock outstanding as of March 5, 2010.

(2)	Ownership information as of December 31, 2009, based on information contained in a Schedule 13G filed with the SEC on February 12, 2010 by Aegis Financial Corporation (“Aegis”) and Scott L. Barbee. Aegis possesses sole voting power and sole investment power of 1,078,301 shares of our Common Stock. Scott L. Barbee possesses sole voting power and sole investment power of 1,082,301 shares of our Common Stock. The clients of Aegis, a registered investment adviser, including two investment companies registered under the Investment Company Act of 1940, as amended, and other managed accounts, have the right to receive or the power to direct the receipt of any dividends and proceeds from the sale of our shares owned by Aegis. The Aegis Value Fund, a registered investment company, owns 766,997 shares of our Common Stock that is beneficially owned by Aegis. The principal business address of the reporting persons is 1100 North Glebe Road, Suite 1040, Arlington, VA 22201.

(3)	Ownership information as of June 25, 2007, based on information contained in a Schedule 13D/A filed with the SEC on June 29, 2007 by Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”), Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners I”), Nelson Obus, Joshua H. Landes, Wynnefield Capital Management, LLC (“Wynnefield CM”), and Wynnefield Capital, Inc. (“Wynnefield Capital”). Wynnefield Partners possesses sole voting power and sole investment power of 141,500 shares of our Common Stock. Wynnefield Offshore possesses sole voting power and sole investment power of 223,635 shares of our Common Stock. Wynnefield Partners I possesses sole voting power and sole investment power of 222,100 shares of our Common Stock. Each of Nelson Obus and Joshua H. Landes possesses shared voting power and shared investment power of 587,235 shares of our Common Stock. Wynnefield CM possesses sole voting power and sole investment power of 363,300 shares of our Common Stock. Wynnefield Capital possesses sole voting power and sole investment power of 223,635 shares of our Common Stock. The principal business address of the reporting persons is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(4)	Ownership information as of December 31, 2009, based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional possesses sole voting power of 579,940 shares of our Common Stock and sole investment power of 586,903 shares of our Common Stock. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, as amended, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possesses voting and/or investment power over our securities that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of our shares of Common Stock held by the Dimensional Funds. However, all shares reported on Dimensional’s Schedule 13G/A are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. The principal business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)	Ownership information as of December 31, 2009, based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2010 by RBC Global Asset Management (U.S.) Inc. (“RBC”). RBC

possesses shared voting power of 93,400 shares of our Common Stock and shared investment power of 461,256 shares of our Common Stock. The principal business address of RBC is 100 South Fifth St., Suite 2300, Minneapolis, MN 55402.

The following information is furnished as of March 5, 2010, with respect to the beneficial ownership by management of the Common Stock:

Title of Class	Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)

Common	J. H. Binford Peay, III	310,028	(2)	3.7%
Common	John G. Meyer, Jr.	102,800	(3)	1.3%
Common	John J. Marcello	72,131	(4)	*
Common	Deborah F. Ricci	67,880	(5)	*
Common	Ronald H. Griffith	49,267		*
Common	Gilbert F. Decker	39,784	(6)	*
Common	Charles S. Ream	36,214		*
Common	Frederick G. Wasserman	30,492		*
Common	Monte L. Pickens	27,255	(7)	*
Common	Tassos D. Recachinas	25,811		*
Common	Wayne F. Hosking, Jr.	21,969	(8)	*
Common	All executive officers and directors as a group	783,631	(9)	9.1%

(1)	Based upon 8,174,480 shares of common stock outstanding as of March 5, 2010.

(2)	Includes stock options for the purchase of 200,000 shares of our Common Stock.

(3)	Includes 32,129 shares issuable upon retirement from our board of directors pursuant to the Directors Deferred Compensation Plan.

(4)	Includes stock options for the purchase of 30,000 shares of our Common Stock.

(5)	Includes stock options for the purchase of 55,000 shares of our Common Stock.

(6)	Includes 29,414 shares issuable upon retirement from our board of directors pursuant to the Directors Deferred Compensation Plan

(7)	Includes stock options for the purchase of 25,000 shares of our Common Stock.

(8)	Includes stock options for the purchase of 20,000 shares of our Common Stock.

(9)	This total includes stock options for the purchase of 330,000 shares of our Common Stock and 61,543 shares issuable upon retirement of certain directors from our board of directors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not consummated or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of stockholders (the “2010 Annual Meeting”). Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2010 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must comply with our Amended and Restated By-laws and the regulations of the SEC under Rule 14a-8 of the Securities Exchange Act of 1934, as amended regarding the inclusion of stockholder proposals in ADG-sponsored proxy materials and must be received a reasonable time before we begin to print and mail our proxy materials for the 2010 Annual Meeting. Proposals should be sent to our Corporate Secretary at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182.

Stockholders who wish to nominate persons for election to the board of directors at the 2010 Annual Meeting or who wish to present a proposal at the 2010 Annual Meeting, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address at least fourteen days and not more than fifty days prior to the 2010 Annual Meeting; except that if less than twenty-one days’ notice of the 2010 Annual Meeting is given to stockholders, the written notice of the nomination or proposal must be delivered to the Corporate Secretary not later than the earlier of the seventh day following the day on which notice of the meeting was first mailed to stockholders or the fourth day prior to the meeting.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a copy of the proxy statement to you if you write or call us at the following address or phone number: The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, Attention: Corporate Secretary, (703) 847-5268. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

ADG files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. ADG’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

The SEC allows us to “incorporate by reference” into this proxy statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Current Reports on Form 8-K filed on August 10, 2009 and January 19, 2010; and

•	Our Proxy Statement on Schedule 14A filed on October 2, 2009.

Notwithstanding the foregoing, information furnished under Items 2.02, 7.01 and 8.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement. In addition, statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number

(703) 847-5268. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 10, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER
among
CHEMRING GROUP PLC,
MELANIE MERGER SUB INC.
and
THE ALLIED DEFENSE GROUP, INC.
Dated as of January 18, 2010

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of January 18, 2010, by and among Chemring Group PLC, a company organized under the laws of England and Wales (“Parent”), Melanie Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) and The Allied Defense Group, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (“DGCL”), with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

B. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein, (iii) amended the Rights Agreement to exclude the Merger and all other transactions as contemplated hereby and (iv) resolved to recommend approval of the Merger by the stockholders of the Company (the “Company Stockholders”).

C. The Boards of Directors of Parent and Merger Sub have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein.

D. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

INTERPRETATION

Section 1.01  Interpretations.  For purposes of this Agreement:

(a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article, Section, Annex, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement or in any Exhibit or Schedule (including the Disclosure Schedule) are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

(d) All terms capitalized and used herein shall have the definitions set forth in Annex I. Any capitalized terms used in any Exhibit or Schedule (including the Disclosure Schedule) but not otherwise defined therein shall have the meaning as defined in this Agreement.

(e) All Exhibits and Schedules (including the Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f) The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

(g) All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

ARTICLE II

THE MERGER

Section 2.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

Section 2.02  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, as soon as practicable but in no event later than the third Business Day following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of those conditions), at the offices of Hogan & Hartson, L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004, unless another place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.03  Effective Time.  Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger. The date and time when the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.04  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05  Certificate of Incorporation; Bylaws.

(a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements, except that Article First thereof shall read as follows: “FIRST: The name of the Corporation is The Allied Defense Group, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements, except that such Bylaws shall be amended to reflect that the name of Surviving Corporation shall be The Allied Defense Group, Inc.

Section 2.06  Directors.  The Persons set forth on Schedule 2.06 shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.07  Officers.  The Persons set forth on Schedule 2.07 shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.08  Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the Company agrees that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.10 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (the “Shares”), other than (i) Shares to be canceled in accordance with Section 3.01(b) and (ii) any Dissenting Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive the Per Share Merger Consideration in cash, without interest.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 3.02  Treatment of Company Stock Options; Company Restricted Shares; Company Deferred Shares; Company Warrants; and Stock Purchase Plan.

(a) The Company shall take all actions necessary or appropriate to provide that each outstanding option to purchase shares of Common Stock (a “Company Stock Option”) granted under any stock option plan, program or agreement to which the Company or any of its Subsidiaries is a party (the “Company Stock Option Plans”) which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled as of the Effective Time and the holder thereof shall be entitled only to the right to receive an amount in cash payable at the time of cancellation of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Per Share Merger Consideration over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Common Stock subject to such Company Stock Option. Such cash payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment. The surrender of a Company Stock Option in exchange for the consideration contemplated by this Section 3.02(a) shall be deemed a release of any and all rights the holder had or may have had in respect thereof.

(b) The Company shall take all actions necessary to provide that, as of the Effective Time, (i) the Company Stock Option Plans and any similar plan or agreement of the Company shall be terminated and (ii) no holder of any Company Stock Option will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

(c) Parent and Merger Sub acknowledge that all outstanding Company Restricted Shares and all Company Deferred Shares shall automatically become fully vested and free of any forfeiture or deferral restrictions prior to the Effective Time, and the Company will take all necessary action, including obtaining any required consents or amendments to the Company’s equity incentive or other applicable plan, to permit holders of outstanding Company Restricted Shares and Company Deferred Shares to be treated in the Merger on the same terms and conditions as all other holders of unrestricted Shares.

(d) As soon as practicable following the date of this Agreement, the Company will take such actions, if any, as may be required to provide that each of the Company Warrants will (i) be canceled prior to the Effective Time or (ii) at the Effective Time, be converted into the right to receive cash in the amount equal to the product of (A) the Per Share Merger Consideration minus the per share exercise price under such Company Warrant and (B) the number of shares of Common Stock issuable pursuant to such Company Warrant immediately prior to the Effective Time. Such cash payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment. The surrender of a Company Warrant in exchange for the consideration contemplated by this Section 3.02(d) shall be deemed a release of any and all rights the holder had or may have had in respect thereof.

(e) As soon as practicable following the date of this Agreement, the Company shall take such action as may be necessary that no new contributions shall be accepted by, or made to, the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plan”), and any cash remaining in participant’s accounts after the date such action is taken will be distributed to participants, and the Stock Purchase Plan shall be terminated effective as of the Effective Time.

Section 3.03  Exchange and Payment.

(a) Prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company reasonably acceptable to the Company to act as paying agent for the Company Stockholders in connection with the Merger (the “Paying Agent”) to receive the aggregate Per Share Merger Consideration to which the Company Stockholders shall become entitled pursuant to Section 3.01 and Section 3.02. As promptly as practicable following the Effective Time and in any event not later than the first Business Day thereafter, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to Section 3.01 and Section 3.02 (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.01 and Section 3.02, except as provided in this Agreement. Parent shall pay or cause the Surviving Corporation to pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the aggregate Per Share Merger Consideration and other amounts contemplated by Section 3.01 and Section 3.02.

(b) As promptly as practicable following the Effective Time and in any event not later than the third Business Day thereafter, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (i) an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 3.01(a), (A) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Per Share Merger Consideration payable with respect thereto pursuant to Section 3.01(a). Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and such Certificate or Book-Entry Share shall forthwith be canceled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event that the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.03, each share represented by a Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Per Share Merger Consideration payable in respect of each Share theretofore represented by such Certificate or Book-Entry Share, as applicable, pursuant to Section 3.01(a), without any interest thereon.

(c) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to applicable Legal Requirements in the case of Dissenting Shares.

(d) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent in investments that are customary for transactions of similar nature and size as the Merger, provided, that (i) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively and (ii) no such investment shall relieve the Surviving Corporation or Parent from making the payments required by this Article IV. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 3.04), Parent shall promptly deposit (or cause to be deposited) cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(e) At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Per Share Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Legal Requirements.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.04  Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company Restricted Shares, Company Deferred Shares or Company Warrants or otherwise pursuant to this Agreement, such amounts as Parent, the Surviving Corporation or the Paying Agent is or are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.05  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Per Share Merger Consideration in accordance with Section 3.01(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date hereof (the “Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01  Organization; Qualification.  The Company is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and corporate authority to own, lease, operate and otherwise use its assets and to carry on its business as now presently conducted. The Company is duly qualified to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 4.02  Authority; Execution and Delivery; and Enforceability.  The Company has the corporate power and corporate authority to execute this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the receipt of the Company Stockholder Approval with respect to the Merger. This Agreement (a) has been duly executed and delivered by the Company and (b) is Enforceable against the Company.

Section 4.03  Capitalization.

(a) The authorized capital stock of the Company consists of 31,000,000 shares, of which 30,000,000 shares are designated Common Stock and 1,000,000 of which are designated preferred stock, no par value. As of September 30, 2009, 8,172,368 shares of Common Stock were issued and outstanding, and no shares of Common Stock were held in treasury. As of September 30, 2009, no shares of the Company’s preferred stock were issued or outstanding, and no shares of the Company’s preferred stock were held in treasury. All of such issued and outstanding shares are validly issued and are fully paid and nonassessable. Other than the Company Restricted Shares, no issued and outstanding shares of the Company’s capital stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company.

(b) Section 4.03(b) of the Disclosure Schedule sets forth the number of shares of Common Stock (i) issuable upon exercise of the Company Stock Options as identified on Section 4.03(b)(i) of the Disclosure Schedule, (ii) issuable upon exercise of outstanding warrants to purchase shares of Common Stock as identified on Section 4.03(b)(ii) of the Disclosure Schedule (the “Company Warrants”), (iii) outstanding under restricted stock awards as identified on Section 4.03(b)(iii) of the Disclosure Schedule (the “Company Restricted Shares”) and (iv) that the Company is obligated to issue and deliver at a later date (other than the shares of Common Stock issuable upon exercise of the Company Stock Options or the Company Warrants) as identified on Section 4.03(b)(iv) of the Disclosure Schedule (the “Company Deferred Shares”). The Company Stock Options, the Company Warrants and the Company Deferred Shares are collectively referred to as “Company Stock-Based Securities.” Except for the Rights Agreement and the Company Stock-Based Securities, there are no outstanding subscriptions, options, contracts, commitments, restrictions, stock appreciation rights, phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s capital stock. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of the Company’s capital stock.

(c) Section 4.03(c) of the Disclosure Schedule sets forth a complete and accurate list of all holders of outstanding Company Stock-Based Securities, indicating with respect to each of the Company Stock-Based Securities, (i) the number of shares of Common Stock subject to such Company Stock-Based Securities (whether by exercise, conversion or vesting) held by each such holder and (ii) the exercise or conversion price, date of issuance or grant and expiration date, if any, of such Company Stock-Based Securities. The Company has made available to Parent accurate and complete copies of all Company agreements evidencing Company Stock-Based Securities (and all relevant Company Plans).

(d) As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any shares of capital stock of any Subsidiary of the Company.

Section 4.04  Subsidiaries.

(a) For each Subsidiary of the Company, Section 4.04(a) of the Disclosure Schedule lists the name, jurisdiction of incorporation or organization and each jurisdiction in which such Subsidiary is qualified to do business.

(b) Each Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority to own, lease, operate and otherwise use its assets and to carry on its business as now presently conducted. Each Subsidiary is duly qualified to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not have a Material Adverse Effect.

(c) Other than its Subsidiaries and the Jordanian Joint Venture, neither the Company nor any of the Subsidiaries beneficially owns or controls, directly or indirectly, 5% or more of any class of Equity Interests of any corporation or other entity whether incorporated or unincorporated.

(d) All of the outstanding Equity Interests in each of the Company’s Subsidiaries are owned by the Company, directly or indirectly, free and clear of any Encumbrances other than Encumbrances specified in the Organizational Documents of such Subsidiary. Other than the outstanding Equity Interests that are owned by the Company, directly or indirectly through one or more Subsidiaries, there are no outstanding (i) Equity Interests in any of the Company’s Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Equity Interests in any of the Company’s Subsidiaries or (iii) options or other rights by any Person other than the Company or any of its Subsidiaries to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any Equity Interests in, or any securities convertible into or exchangeable for any Equity Interests in, any of the Company’s Subsidiaries. The are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) of this Section 4.04(d).

Section 4.05  Organizational Documents.  True and correct copies of the Organizational Documents of the Company and each of its Subsidiaries have been made available to Parent. A true and correct copy of each of the minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books and the stock record books of the Company and each of its Subsidiaries has been made available to Parent.

Section 4.06  No Conflicts; Consents.  None of the execution and delivery by the Company of this Agreement, the consummation of the Merger or the compliance by the Company with any of the provisions hereof will conflict with or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets owned or used by the Company or its Subsidiaries under (a) any provision of the Company’s or any of its Subsidiaries’ Organizational Documents, (b) any judgment or any Legal Requirement applicable to the Company or any of its Subsidiaries or (c) any Material Contract (as hereinafter defined), other than in the case of (b) and (c) any such conflicts, violations, defaults or rights or losses that would not have a Material Adverse Effect. Except as otherwise contemplated by this Agreement, no action by, material Permit of or registration, declaration or filing with, any Governmental Entity or other Person with respect to the Company or its Subsidiaries is required (x) for, or in connection with, the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or (y) to be obtained or made for the consummation by the Company of the Merger, except for such Permits, registrations, declarations or filings the failure of which to obtain or make would not have a Material Adverse Effect.

Section 4.07  Insurance.  Section 4.07 of the Disclosure Schedule contains a true and complete list of all material policies of insurance for the benefit of the Company or any of its Subsidiaries (or their respective assets or businesses), and the Company heretofore has made available to Parent a true and correct copy of all such policies. All such policies (or substitute policies with substantially similar terms) are in full force and effect, and all premiums with respect thereto covering all periods up to and including the Closing have been paid or accrued for in the most recent balance sheets contained in the Financial Statements. There are no pending or, to the Company’s Knowledge, threatened claims under any insurance policy that exceed $50,000.

Section 4.08  SEC Matters.

(a) The Company has timely filed all forms, reports and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 2007 (collectively, the “Company Reports”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Company Reports (including any related notes and schedules) fairly presented in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be indicated in the notes thereto and, in the case of unaudited statements, for normal year-end audit adjustments.

(c) The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer or principal financial officer of the Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports that that were required to be accompanied by such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are designed to provide reasonable assurance that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the Company Reports is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to the Company’s management and the Company Board regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e) None of the information to be included by the Company in the Proxy Statement or the other documents required to be filed by the Company in connection with the Merger and the other transactions contemplated by this Agreement will at the time of its filing, dissemination to the Company Stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.09  Absence of Undisclosed Liabilities.  The Company does not have any Liabilities that would be required to be set forth on the face or in the notes of a consolidated balance sheet of the Company prepared in accordance with GAAP except for (a) Liabilities that are disclosed in the Company Reports filed with the SEC prior to the date hereof, (b) Liabilities incurred in the Ordinary Course of Business since the September 30, 2009 10-Q filing and (c) Liabilities outside the Ordinary Course of Business since the September 30, 2009 10-Q filing and in an amount not greater than $250,000 in the aggregate.

Section 4.10  Absence of Material Adverse Effect.  Since September 30, 2009 through the date hereof, there has been no event, change or occurrence that has had a Material Adverse Effect.

Section 4.11  Real Property; Other Assets.

(a) Section 4.11(a) of the Disclosure Schedule sets forth a list of all real property (i) owned by the Company or its Subsidiaries (the “Owned Real Property”) or (ii) leased, subleased or licensed by, or for which a right to use or occupy has been granted to, the Company or its Subsidiaries (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Section 4.11(a) of the Disclosure Schedule also identifies each lease, sublease, license or other Contractual Obligation under which such Leased Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation (the “Real Property Leases”).

(b) The Company or its Subsidiaries have valid title in and to all Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) There are no subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property, and there is no Person (other than any of the Company’s Subsidiaries) in possession of the Leased Real Property.

(d) The Company has made available to Parent true and correct copies of the Real Property Leases as amended or otherwise modified and in effect.

(e) The Company, and each Subsidiary, has, and will have as of the Closing Date, good and marketable title to all its respective other property and assets free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 4.12  Intellectual Property.  The Company or its Subsidiaries own or have licenses to use all material Intellectual Property used by them in the Ordinary Course of Business, except to the extent the failure to be the owner or the valid licensee would not have a Material Adverse Effect. All registered Intellectual Property is identified in Section 4.12 of the Disclosure Schedule. All such registered Intellectual Property is, to the Company’s Knowledge, valid, subsisting and enforceable and will not cease to be so by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. To the Company’s Knowledge, the operations of the Company and its Subsidiaries and their past, present or currently proposed future products, services and operations do not infringe, interfere with, violate, misappropriate or conflict in any other manner with any intellectual property rights of third parties. To the Company’s Knowledge, (a) none of the material Intellectual Property used by the Company or any of its Subsidiaries is the subject of any challenge received by the Company or any of its Subsidiaries in writing, (b) none of the Company or any of its Subsidiaries has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which the Company or any of its Subsidiaries is a party or by which it is bound, and (c) no bases exist for any such claims or charge. To Company’s Knowledge, neither the Company nor any of its Subsidiaries has received written notice that any third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the Company or its Subsidiaries, and to the Company’s Knowledge, no such infringement, misappropriation or conflict has occurred or is occurring.

Section 4.13  Legal Compliance; Illegal Payments; Permits.

(a) None of the Company or any of its Subsidiaries is, in any material respect, in breach or violation of, or default under any Legal Requirement applicable to it, except to the extent that such breach, violation or default would not have a Material Adverse Effect.

(b) To the Company’s Knowledge, each of the Company, its Subsidiaries, third-party agents and partners are in compliance with applicable anti-corruption laws and regulations, including but not limited to the U.S. Foreign Corrupt Practices Act (“FCPA”), in the conduct of the Company’s business operations around the world.

(c) The Company or its Subsidiaries own, possess or have the right to use all Permits that are necessary to conduct the Business, except where the failure to do so would not have a Material Adverse Effect. None of the Company or its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.

(d) Without limiting the foregoing, the Company and its Subsidiaries are not now violating and have not in the past violated either the International Traffic in Arms Regulations, 22 CFR Parts 120-130, the Export Administration Regulations, 15 CFR Parts 730-774, the regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives, 27 CFR Parts 447-555, the regulations administered by the Office of Foreign Assets Control at the U.S. Department of the Treasury, 31 CFR Parts 500-598, or the applicable export or export-related laws or regulations of any other country (collectively, the “Regulations”), and the Company and its Subsidiaries have applied for and obtained all necessary licenses, permits or other authorizations required under such Regulations.

(e) Without limiting the generality of the foregoing, Mecar SA is not now violating, and has not in the past violated any applicable acts, decrees or regulations, whether in respect of the manufacturing, sale, storage or export of weapons or munitions or in respect of other matters relating hereto, and Mecar SA has applied and obtained all necessary licenses, authorizations and permits under any such acts, decrees or regulations.

(f) Without limiting the generality of Section 4.13(b),

(i) the Company has taken actions to ensure that the Company, its Subsidiaries, third-party agents and partners are familiar with the purposes of the FCPA and applicable local anticorruption laws and regulations, including the general prohibition against the corrupt payment, offer, or promise of a payment or transfer of anything of value, directly or indirectly, to a foreign government official or employee of a foreign government-owned or controlled company or public international organization, or an official of a foreign political party, or a foreign political party candidate, or to a foreign political party; and

(ii) except as set forth on Section 4.13(f) of the Disclosure Schedule, to the Company’s Knowledge, none of the Company’s or its Subsidiaries’ foreign partners, third-party agents, or principals is a foreign government official.

Section 4.14  Tax Matters.  Except as set forth on Section 4.14 of the Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions), and all such Tax Returns were true, correct and complete in all material respects. All Taxes shown thereon as due and owing by the Company or its Subsidiaries have been paid or accrued for in the most recent balance sheets contained in the Company Reports. To the Company’s Knowledge, all material Taxes required to be withheld from employees for income Taxes, social security Taxes, unemployment Taxes, and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate Governmental Entity, and all material information reporting requirements with respect thereto have been complied with by the Company and its Subsidiaries.

(b) There is no material dispute or claim concerning any Tax Liability of the Company or any of its Subsidiaries claimed or raised by any authority in writing. There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes.

(c) There are no material liens for Taxes upon the assets of the Company or its Subsidiaries, except liens for Taxes not yet due and payable.

(d) The unpaid Taxes of the Company did not, as of September 30, 2009, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face or in the notes of the most recent balance sheets contained in the Company Reports. As of the Closing Date, the unpaid Taxes of the Company for all Tax periods (or portions thereof) ending at or before the Closing Date, being current Taxes not yet due and payable, will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(e) None of the Company or its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than Mecar, Inc., which is a member of a group the common parent of which is the Company).

(f) There are no pending examinations or audits of any Tax Return of the Company or its Subsidiaries, and to the Company’s Knowledge, none has been threatened.

Section 4.15  Employee Benefits Plans.

(a) Section 4.15(a) of the Disclosure Schedule lists all Employee Plans as to which the Company or any of its Subsidiaries sponsors, maintains, contributes or is obligated to contribute, under which the Company or any of its Subsidiaries has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries or the beneficiaries or dependents of any such Person (each a “Company Plan”). With respect to each Company Plan, the Company has made available to Parent true and correct copies of each of the following: (i) the plan document together with all amendments thereto; (ii) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements and investment management or investment advisory agreements; and (iii) copies of any summary plan descriptions, employee handbooks or similar employee communications. Each Company Plan has been operated and administered in material compliance with its terms and all Legal Requirements.

(b) All required contributions to, and premium payments on account of, each Company Plan have been paid or accrued for in the most recent balance sheets contained in the Company Reports.

(c) There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Entity, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(d) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. The Company and its Subsidiaries have no Liability with respect to any plan or program subject to Title IV of ERISA any other defined benefit pension plan, or any Employee Plan at any time maintained by any other member of the Company’s or its Subsidiaries’ controlled group as described in Section 4001(a)(14) of ERISA.

(e) No Company plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA.

(f) No Company Plan provides for any payment that would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, after giving effect to the transactions contemplated by this Agreement, nor would the transactions contemplated by this Agreement, either alone or in conjunction with another event, accelerate the time of payment or vesting, or increase the amount of compensation due under any Company Plan.

Section 4.16  Environmental Matters.

(a) Except as would not have a Material Adverse Effect, (i) the Company and its Subsidiaries are in, and have at all times been in, compliance with all Environmental Laws, except for such noncompliance that has been fully and finally resolved; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material (including, but not limited to, toxic mold, lead, radioactive materials, polychlorinated biphenyls and asbestos), substance or waste or petroleum or any fraction thereof, (collectively or individually, each a ”Hazardous Substance”) on, upon, into or from any site currently owned, leased or otherwise used by the Company or any of its Subsidiaries, nor was there such a release at any site heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries during the period of such ownership, tenancy or use; (iii) there have been no Hazardous Substances (A) in any site currently owned, leased or otherwise used by the Company or any of its Subsidiaries, (B) in any site heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries during the period of such ownership, tenancy or use, or (C) generated by the Company or any of its Subsidiaries, in each case that have been disposed of or come to rest at any such site under circumstances that could give rise to a Liability of the Company or any of its Subsidiaries; (iv) there are no underground storage tanks located on any site owned or operated by the Company or any of its Subsidiaries; and (v) the Company has made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

(b) Neither the Company nor any of its Subsidiaries has received written or, to the Company’s Knowledge, oral notice of any violation or potential violation of, or any claim or threatened claim under, any Environmental Law from any third Person or Governmental Entity.

Section 4.17  Material Contracts.

(a) Except as set forth on Schedule 4.17(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by or party to any Contractual Obligation:

(i) involving annual payments to or from the Company or any of its Subsidiaries in excess of $250,000 over the life of the Contractual Obligation;

(ii) relating to the acquisition or disposition of (A) any business of the Company or any of its Subsidiaries (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any asset other than in the Ordinary Course of Business and for an amount in excess of $250,000;

(iii) under which the Company or any of its Subsidiaries is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets or securities (other than the disposal of assets or securities in the Ordinary Course of Business), (B) merger, consolidation or other business combination or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(iv) relating to the borrowing of money in excess of $100,000 or any guarantee of any borrowing;

(v) under which the Company or any of its Subsidiaries has permitted any asset used in the Business to become Encumbered;

(vi) relating to non-competition (whether the Company or any of its Subsidiaries is subject to or the beneficiary of such obligations);

(vii) under which the Company or any of its Subsidiaries is, or may become, obligated to incur any severance pay or special compensation obligations that would become payable by reason of this Agreement or the Merger; or

(viii) under which the Company or any of its Subsidiaries has advanced or loaned any amounts to any of its Affiliates or employees other than in the Ordinary Course of Business.

(b) Each Contractual Obligation required to be disclosed on Section 4.11(a) (Real Property), Section 4.15(a) (Employee Benefits Plans) and Section 4.17(a) (Material Contracts) of the Disclosure Schedule (each, a “Material Contract”) is Enforceable against the Company or its applicable Subsidiary, except where the failure to be Enforceable would not have a Material Adverse Effect. To the Company’s Knowledge, each Material Contract is Enforceable against each counterparty thereto.

(c) None of the Company, its Subsidiaries or, to the Company’ Knowledge, any other party to any Material Contract, is in breach or violation of, default under, or has repudiated any provision of, any Material Contract or is in bankruptcy or other proceedings which affect the enforcement of creditor’s rights.

(d) The Company has made available to Parent true and correct copies of each written Contractual Obligation and a written summary of any material oral Contractual Obligation, listed on Section 4.17(a) of the Disclosure Schedule, in each case, as amended or otherwise modified and in effect.

Section 4.18  Related Party Transactions.  No Affiliate of the Company or any of its Subsidiaries, no officer or director of the Company or any of its Subsidiaries and, to the Company’s Knowledge, no member of the immediate family of any such Person who is an individual or any entity in which any such Person or any such member of the immediate family thereof owns a material interest (a) is a party to any Contractual Obligation to which the Company or any of its Subsidiaries is a party, (b) has any material interest in any material property or asset owned or leased by the Company or any of its Subsidiaries or used in connection with the Business, or (c) has engaged in any material transaction with the Company or any of its Subsidiaries since December 31, 2008 (other than payments made to officers and directors in the Ordinary Course of Business).

Section 4.19  Labor Matters.  No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Company’s Knowledge, threatened. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to, any company level collective bargaining agreement or other labor union contract. No petition has been filed or proceedings instituted by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board seeking recognition of a bargaining representative. To the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company or any of its Subsidiaries. No demand for recognition of employees of the Company or any of its Subsidiaries has been made by, or on behalf of, any labor union. Since December 31, 2008, no executive officer’s or other key employee’s employment with the Company or any of its Subsidiaries has been terminated for any reason nor has any such officer or employee notified the Company or any of its Subsidiaries of his or her intention to resign or retire.

Section 4.20  Litigation.  Section 4.20 of the Disclosure Schedule lists all Actions currently pending against the Company and its Subsidiaries. There is no Action to which the Company or any of its Subsidiaries is a party (either as plaintiff or defendant) or to which their assets are or may be subject that is pending, or to the Company’s Knowledge, threatened, which, if adversely determined, would have a Material Adverse Effect.

Section 4.21  U.S. Government Contracts.

(a) Section 4.21(a) of the Disclosure Schedule sets forth all U.S. Government Contracts having a value in excess of $100,000, including the dates of such agreements. All U.S. Government Contracts are held by Mecar, Inc. and are in full force and effect.

(b) With respect to the U.S. Government Contracts:

(i) to the Company’s Knowledge, all facts set forth in or acknowledged by Mecar, Inc. in any certification, representation or disclosure statement submitted by Mecar, Inc. with respect to any U.S. Government Contract or U.S. Government Bid were current, accurate and complete in all material respects as of the date of submission;

(ii) Mecar, Inc. has not been debarred or suspended from doing business with any U.S. Governmental Entity, and, to the Company’s Knowledge, no circumstances exist as of the date hereof that would warrant the institution of debarment or suspension proceedings against Mecar, Inc.;

(iii) no negative determinations of responsibility have been issued against Mecar, Inc. in connection with any U.S. Government Contract or U.S. Government Bid;

(iv) to the Company’s Knowledge, no U.S. Governmental Entity, and no prime contractor or higher-tier subcontractor of any U.S. Governmental Entity, has withheld or set off, or threatened to withhold or set off, more than $100,000 due to Mecar, Inc. under any U.S. Government Contract;

(v) to the Company’s Knowledge, there has not been, and as of the date of this Agreement, there is not, any material outstanding request for equitable adjustment or claim against Mecar, Inc. by, or dispute involving Mecar, Inc. with, any prime contractor, subcontractor or vendor arising under or relating to the award or performance of any U.S. Government Contract, except, in each case, where such request for equitable adjustment or claim or dispute would not have a Material Adverse Effect;

(vi) Mecar, Inc. has not undergone nor is it currently undergoing any audit arising under or relating to any U.S. Government Contract, and to the Company’s Knowledge, as of the date of this Agreement, there is no basis for any impending audit, arising under or relating to any U.S. Government Contract, except for routine audits conducted in the Ordinary Course of Business;

(vii) Mecar, Inc. has not entered into any assignment of proceeds with respect to the performance of any U.S. Government Contract;

(viii) to the Company’s Knowledge, no payment has been made by Mecar, Inc. to any Person other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) that is or was contingent upon the award of any U.S. Government Contract;

(ix) Mecar, Inc. has not made any disclosure to any U.S. Governmental Entity pursuant to any voluntary disclosure agreement;

(x) to the Company’s Knowledge, Mecar, Inc. has not exported or re-exported, directly or indirectly, in violation of applicable Legal Requirements either to (i) any countries that are subject to U.S. export restrictions or (ii) any end-user who Mecar, Inc. knows or had reason to know would utilize them in the design, development or production of nuclear, chemical or biological weapons;

(xi) Mecar, Inc. has not knowingly failed to timely disclose to the U.S. Government, in connection with the award, performance, or closeout of any U.S. Government Contract performed by Mecar, Inc. or a subcontract awarded thereunder, credible evidence of a violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment on any such U.S. Government Contract or subcontract awarded thereunder (and such knowing failure to timely disclose such credible evidence of any of the above violations shall apply as to any U.S. Government Contract until 3 years after final payment thereunder);

(xii) Mecar, Inc. has complied in all material respects with the terms and conditions of each U.S. Government Contract or subcontract awarded thereunder;

(xiii) no termination for convenience, termination for default, cure notice, show cause notice, or stop work order is currently in effect, has been issued by a U.S. Governmental Entity within the last three years, or to the Company’s Knowledge, is expected with respect to any U.S. Government Contract;

(xiv) Mecar, Inc. is not a guarantor or otherwise liable for any liability (including indebtedness) of any other entity with respect to any U.S. Government Contract; and

(xv) none of the parties to any U.S. Government Contract has offered or made payments, directly or indirectly, to any foreign government officials in order to obtain or retain business under such contracts.

Section 4.22  Stockholder Rights Plan.  The Company Board has taken all action necessary to render, with respect to the Merger, this Agreement and the transactions contemplated hereby, the rights of holders of Common Stock to acquire Common Stock or any shares of capital stock of Company or any of its Subsidiaries under the Rights Agreement inapplicable such that, upon the consummation of the Merger as contemplated by this Agreement, the rights issued under the Rights Agreement will not become exercisable as a result of the Merger or any of the other transactions contemplated by this Agreement.

Section 4.23  Subsidiary Financial Statements; Books and Records.

(a) Attached to Section 4.23(a) of the Disclosure Schedule are copies of each of the following:

(i) The annual accounts of Mecar SA as of December 31, 2008, December 31, 2007 and December 31, 2006, and for each of the fiscal years then ended, including the related balance sheets and the profit and loss statements of Mecar SA for the fiscal years then ended, accompanied by the report of the statutory auditor and the relevant annual board report (collectively, the “Mecar SA Statutory Financials”);

(ii) The unaudited financial statements of Mecar SA as of December 31, 2008, December 31, 2007 and December 31, 2006, and for each of the fiscal years then ended, including the related unaudited balance sheets and the profit and loss statements of Mecar SA for the fiscal years then ended (collectively, the “Mecar SA Unaudited Financials”);

(iii) The unaudited annual financial statements of Mecar, Inc. as of December 31, 2008, December 31, 2007 and December 31, 2006, and for each of the fiscal years then ended, including the related unaudited balance sheets and profit and loss statements of Mecar, Inc. for the fiscal years then ended (collectively, the “Mecar, Inc. Unaudited Financials”);

(iv) The unaudited interim statements of accounts of Mecar SA as of September 30, 2009, and for the nine month period then ended, and the related unaudited balance sheet and profit and loss statement of Mecar SA for the nine month period then ended (the “Mecar SA Interim Financials”);

(v) The unaudited interim financial statements of Mecar, Inc. as of September 30, 2009, and for the nine month period then ended, and the related unaudited balance sheet and profit and loss statement of Mecar, Inc. for the nine month period then ended (the “Mecar, Inc. Interim Financials”);

(vi) The unaudited annual financial statements of all other Subsidiaries as of December 31, 2008, December 31, 2007 and December 31, 2006, and for each of the fiscal years then ended, including the related unaudited balance sheets and profit and loss statements of such Subsidiaries for the fiscal years then ended (collectively, the “Non-Mecar Unaudited Financials”); and

(vii) The unaudited interim statements of accounts of all other material Subsidiaries as of September 30, 2009, and for the nine month period then ended, and the related unaudited balance sheet and profit and loss statement of such Subsidiaries for the nine month period then ended (the “Non-Mecar Interim Financials,” and together with the Mecar SA Interim Financials and the Mecar, Inc. Interim Financials, the “Interim Financials”).

(b) Compliance with GAAP.  The Mecar SA Unaudited Financials, the Mecar, Inc. Unaudited Financials, the Non-Mecar Unaudited Financials, and the Interim Financials (collectively, the “Financial Statements”) (i) were prepared in accordance with GAAP (subject, in the case of the Interim Financials, to normal year-end audit adjustments and the absence of footnotes) and (ii) fairly present, in all material respects, the financial position of each of the Subsidiaries as of the respective dates thereof and the results of the operations of each of the Subsidiaries and changes in financial position for the respective periods covered thereby. The Mecar SA Statutory Financials were prepared in accordance with Belgian generally accepted accounting principles and fairly present, in all material respects, the financial position of Mecar SA as of the respective dates thereof and the results of the operations of Mecar SA and changes in financial position for the respective periods covered thereby.

(c) No Loans.  None of the Subsidiaries (i) has any loans outstanding or (ii) is a guarantor of any indebtedness of any other Person.

Section 4.24  Absence of Undisclosed Liabilities of Subsidiaries.  No Subsidiary has any Liabilities that would be required to be set forth on the face or in the notes of a balance sheet prepared in accordance with GAAP except for (a) Liabilities set forth on the face or in the notes of the most recent balance sheets contained in the Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business since September 30, 2009, and (c) Liabilities outside the Ordinary Course of Business since September 30, 2009 and in an amount not greater than $100,000 in the aggregate.

Section 4.25  Absence of Subsidiary Material Adverse Effect.  Since September 30, 2009 through the date hereof, there has been no event, change or occurrence with respect to any Subsidiary that has had a Material Adverse Effect.

Section 4.26  No Brokers.  Except as set forth on Section 4.26 of the Disclosure Schedule, the Company has no Liability of any kind to any broker, finder or agent with respect to the Merger.

Section 4.27  Opinion of Financial Advisor.  Houlihan Lokey, Howard & Zukin Capital, Inc. (the “Company Financial Advisor”) has rendered to the Company Board its opinion to the effect that, subject to certain assumptions, qualifications, limitations and other matters, as of the date of such opinion, the Per Share Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion was not withdrawn or modified (except for any nonsubstantive and otherwise immaterial modification) by the Company Financial Advisor prior to the execution of this Agreement; it being agreed that neither Parent nor Merger Sub shall have any rights with respect to such opinion.

Section 4.28  Accuracy.  All matters set out in this Article IV, in the Disclosure Schedule, and in any certificates made or delivered in connection wherewith or therewith: (a) are true, accurate and complete in all material respects; and (b) do not omit to state a material fact necessary to make the statements herein or therein not misleading in any material respect, in view of the circumstances in which they were made.

Section 4.29  No Other Representations or Warranties.  EXCEPT AS SET FORTH EXPRESSLY HEREIN OR IN ANY SCHEDULE ATTACHED HERETO, THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES; AND THE COMPANY, ITS SUBSIDIARIES AND EACH OF THEIR RESPECTIVE REPRESENTATIVES HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, WHETHER BY THE COMPANY, ITS SUBSIDIARIES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE CONDITION OF THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES SHALL BE “AS IS,” “WHERE IS” AND WITH “ALL FAULTS.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01  Organization; Qualification.  Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not reasonably be expected to prevent or materially delay the consummation of the Merger.

Section 5.02  Authority; Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has the corporate power and corporate authority to execute this Agreement and to consummate the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Merger has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement (a) has been duly executed and delivered by Parent and Merger Sub and (b) is Enforceable against Parent and Merger Sub.

Section 5.03  No Conflicts; Consents.  None of the execution and delivery by Parent or Merger Sub of this Agreement, the consummation of the Merger or the compliance by Parent or Merger Sub with any of the provisions hereof will conflict with or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets owned or used by Parent or Merger Sub under (a) any provision of Parent’s or Merger Sub’s Organizational Documents, (b) any judgment or any Legal Requirement applicable to Parent, Merger Sub or any of their Subsidiaries or (c) any material Contractual Obligation to which Parent, Merger Sub or any of their Subsidiaries is a party or by which any of its assets or properties of the Parent, Merger Sub or any of their Subsidiaries are bound, other than in the case of (b) or (c) any such conflicts, violations, defaults or rights or losses that would not reasonably be expected to prevent or materially delay the consummation of the Merger. Except as otherwise contemplated by this Agreement, no action by, material Permit of or registration, declaration or filing with, any Governmental Entity or other Person is required (x) for, or in connection with, the valid and lawful authorization, execution, delivery and performance by Parent or Merger Sub of this Agreement or (y) to be obtained or made for the consummation by Parent or Merger Sub of the Merger, except for such Permits, registrations, declarations or filings the failure of which to obtain or make would not reasonably be expected to prevent or materially delay the consummation of the Merger.

Section 5.04  Brokers or Finders.  Except as set forth on Section 5.04 of the Disclosure Schedule, none of Parent, Merger Sub or any of their Subsidiaries has any Liability of any kind to any broker, finder or agent with respect to the Merger, and each of Parent and Merger Sub agrees to satisfy in full any Liability disclosed on Section 5.04 of the Disclosure Schedule.

Section 5.05  Projections.  In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, Parent and Merger Sub have received from the Company, its Subsidiaries and their Representatives certain projections, estimates and other forecasts and certain business plan information. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans; that each of Parent and Merger Sub is familiar with such uncertainties; that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Parent or Merger Sub on such projections, estimates and other forecasts and plans shall be at its sole risk; and without limiting any other provisions herein, that each of Parent and Merger Sub shall have no Action against anyone with respect thereto. Accordingly, each of Parent and Merger Sub acknowledges, agrees and confirms that the Company, its Subsidiaries and their respective Affiliates, officers, directors, employees, agents and Representatives, do not make, have not made nor shall be deemed to have made any representation or warranty to Parent or Merger Sub, express or implied, at law or in equity, with respect to such projections, estimates, forecasts or plans.

Section 5.06  Sufficient Funds.  Parent (a) has, and will have on the Closing Date, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Merger consideration and any expenses incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement, (b) has, and will have on the Closing Date, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (c) has not incurred any obligation, commitment, restriction or Liability of any kind that would impair or adversely affect such resources and capabilities.

Section 5.07  Parent Information.  None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement or the other documents required to be filed by the Company in connection with the Merger and the other transactions contemplated by this Agreement will at the time of its filing, dissemination to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.08  No Ownership of Capital Stock.  Neither Parent nor any of its Subsidiaries (including Merger Sub) owns any of the Company’s capital stock or other securities of the Company or any of the Company’s Subsidiaries.

Section 5.09  Other Agreements or Understandings.  Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub or any Affiliate of Parent, on the one hand, and any officer or director of the Company or any Person that owns 5% or more of the shares of the Company’s capital stock, on the other hand.

Section 5.10  Accuracy.  All matters set out in this Article V, in the Disclosure Schedule, and in any certificates made or delivered in connection wherewith or therewith: (a) are true, accurate and complete in all material respects; and (b) do not omit to state a material fact necessary to make the statements herein or therein not misleading in any material respect, in view of the circumstances in which they were made.

Section 5.11  No Other Representations or Warranties.

(a) EXCEPT AS SET FORTH EXPRESSLY HEREIN, NEITHER PARENT NOR MERGER SUB IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ITSELF; AND EACH OF PARENT AND MERGER SUB AND EACH OF THEIR REPRESENTATIVES HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY PARENT, MERGER SUB OR ANY OF THEIR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

(b) Each of Parent and Merger Sub acknowledges that, except as expressly set forth herein, the Company has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries or the transactions contemplated by this Agreement, and none of the Company, its Subsidiaries or any other Person will have or be subject to any Liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or its Representatives or Parent’s or Merger Sub’s use of any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or its Subsidiaries, other publications or data room information provided to Parent, Merger Sub or their Representatives or any other document or information in any form provided to Parent, Merger Sub or their Representatives in connection with the sale of the Company and the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges that it has conducted to its satisfaction its own independent investigation of the condition, operations and Business and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Parent and Merger Sub has relied on the results of its own independent investigation. As of the date hereof, neither Parent nor Merger Sub is aware of any facts, events or circumstances that would cause any of the representations or warranties of the Company set forth in Article V hereof to be untrue or incorrect in any respect.

ARTICLE VI

COVENANTS

Section 6.01  Conduct of Business of the Company.  During the Interim Period, except as contemplated by or in connection with this Agreement or the transactions contemplated hereby, as required by any Legal Requirement, as disclosed on Section 6.01 of the Disclosure Schedule or as consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to:

(a) conduct the Business only in the Ordinary Course of Business and use Commercially Reasonable Efforts to preserve intact its present business organization, keep available the services of its executive officers and key employees and preserve its relationships with customers, clients, suppliers and others having material business dealings with it;

(b) not pay any dividends, other than intercompany dividends;

(c) not amend its Organizational Documents;

(d) not merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any corporation, partnership, association or other business organization or division thereof;

(e) except as set forth in Section 3.02(d), not repurchase, redeem or otherwise acquire any of its Equity Interests;

(f) not issue or sell any Equity Interests (except pursuant to the exercise of the Company Stock-Based Securities) or any options, warrants or other similar rights, agreements or commitments of any kind to purchase any Equity Interests or any securities convertible into or exchangeable for any Equity Interests;

(g) not incur, assume, guarantee or prepay any indebtedness, amend the terms relating to any indebtedness or issue or sell any debt securities, except for any such incurrence, assumption, guarantee or prepayment of such indebtedness or amendments of the terms of such indebtedness in the Ordinary Course of Business;

(h) not mortgage, pledge or otherwise subject to any lien any of its material assets except (i) for Permitted Encumbrances or (ii) in the Ordinary Course of Business;

(i) not pay any bonus or other incentive compensation to any director or officer or grant to any director or officer any other increase in compensation, except (i) for bonuses payable pursuant to any previously disclosed Company Plan, (ii) in the Ordinary Course of Business or (iii) pursuant to the terms of any written agreement or commitment existing as of the date hereof;

(j) not enter into, adopt or amend in any material respect any retention, change in control, collective bargaining, deferred compensation, retirement, bonus, profit-sharing, stock option or other equity, pension or welfare plan, any contract or other arrangement with an independent contractor or any agreement maintained for the benefit of any director or officer, except as required by any Legal Requirement;

(k) not change in any material respect its accounting practices, policies or principles, other than any such changes as may be required under GAAP;

(l) not sell or otherwise dispose of any assets, except in the Ordinary Course of Business;

(m) not enter into any agreements, contracts or commitments for capital expenditures other than in the Ordinary Course of Business;

(n) not engage in any action that would constitute a violation of the FCPA or applicable local anticorruption laws;

(o) promptly disclose in writing to Parent and Merger Sub if, to the Company’s Knowledge, any of the foreign partners, third-party agents or principals of the Company or its Subsidiaries becomes a foreign government official prior to the Closing Date; and

(p) not agree or commit to do any of the foregoing referred to in clauses (a)-(o).

Section 6.02  Access and Information.  During the Interim Period, upon reasonable notice from Parent, the Company shall, and shall cause each of its Subsidiaries to, give to Parent, Merger Sub and their Representatives reasonable access during normal business hours to the Company, its Subsidiaries and their respective offices, properties, books and records in a manner not disruptive to operations of the Company or its Subsidiaries and furnish them or provide them access to all such documents, financial data, records and information with respect to its Business and properties as Parent shall from time to time reasonably request; provided, that the foregoing shall be under the general coordination of the Company and shall be subject to the restrictions imposed by applicable Legal Requirements and the confidentiality provisions set forth in Section 6.03.

Section 6.03  Confidentiality.  Parent acknowledges that the information being provided to it in connection with the Merger is subject to the terms of a confidentiality agreement dated as of June 15, 2009 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

Section 6.04  Proxy Statement.  The Company shall, as promptly as practicable following the date hereof, prepare and cause to be filed with the SEC a preliminary proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies from stockholders of the Company to vote in favor of the proposal to adopt this Agreement and approve the Merger. The Company shall cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and shall respond promptly to any comments of the SEC or its staff. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent or Merger Sub that may be required or reasonably requested by the Company in connection with the preparation of the Proxy Statement or of responses to comments from the SEC or its staff. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement or any amendment or supplement to the Proxy Statement, (a) will not, on the date it is first mailed to the Company’s stockholders, on the date of the Stockholders Meeting or at the Closing, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) will not at the time of the Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting that shall have become false or misleading in any material respect.

Section 6.05  Stockholders Meeting.

(a) Promptly following the date that the Proxy Statement is cleared by the SEC, the Company shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the stockholders of the Company to vote on a proposal to adopt this Agreement and approve the Merger (the “Stockholders Meeting”). The Company shall use its Commercially Reasonable Efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger. The Company shall use Commercially Reasonable Efforts to ensure that the Stockholders Meeting is held as promptly as reasonably practicable after the SEC’s final approval of the Proxy Statement; provided, however, notwithstanding the foregoing, the Company Board shall be permitted to postpone or adjourn the Stockholders Meeting if at any time prior to such meeting an Acquisition Proposal has been made, submitted or announced (which is not in violation of Section 6.06) and the Company Board concludes in good faith that the failure to postpone or adjourn the Stockholders Meeting would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(b) Unless the Company Board has effected a Change of Recommendation in accordance with Section 6.06, the Proxy Statement shall include a statement to the effect that the Company Board recommends that the Company’s stockholders vote to adopt this Agreement and approve the Merger at the Stockholders Meeting (the “Board Recommendation”).

Section 6.06  No Solicitation.

(a) Upon the execution of this Agreement, the Company shall cease any solicitation, encouragement, discussions or negotiations with any non-Parent parties that may be ongoing with respect to any Acquisition Proposal. Except as specifically permitted in this Section 6.06, the Company agrees that it shall not, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed or reasonably likely to facilitate or encourage, any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussion or negotiations (including by way of furnishing information) regarding an Acquisition Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any Person that has made or, to the Company’s Knowledge, is considering making an Acquisition Proposal, (iii) make a Change of Recommendation, (iv) enter into any letter of intent or agreement in principle or any agreement providing for any Acquisition Proposal (except for confidentiality agreements permitted under Section 6.06(b)) or (v) resolve, propose or agree to any of the foregoing.

(b) If the Company receives an unsolicited bona fide written Acquisition Proposal (i) the Company may contact such Person and its advisors solely for the purpose of clarifying the Acquisition Proposal and the conditions to and the likelihood of consummation of the Acquisition Proposal so as to determine whether the Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (ii) if the Company Board determines in good faith that the Acquisition Proposal could reasonably be expected to result in a Superior Proposal, then the Company may take the following actions: (x) furnish non-public information to the third party making such Acquisition Proposal (if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement) and (y) engage in discussions or negotiations with such third party with respect to such Acquisition Proposal.

(c) The Company shall promptly (and in any event no later than forty-eight (48) hours) notify Parent if the Company receives (i) any Acquisition Proposal or (ii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify Parent promptly (and in any event no later than forty-eight (48) hours) of the material terms of such Acquisition Proposal, inquiry or request. The Company shall keep Parent reasonably informed on a current basis (and in any event no later than forty-eight (48) hours) after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto).

(d) Other than in accordance with this Section 6.06(d) or Section 6.06(e), the Company Board shall not (each of the following, a “Change of Recommendation”) (i) change, qualify, withdraw or modify, or propose publicly to change, qualify, withdraw or modify, in a manner adverse to Parent, the Board Recommendation, (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal or (iii) enter into or authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Acquisition Proposal other than any confidentiality agreement to be entered into by the Company as contemplated by this Section 6.06 (a “Company Acquisition Agreement”); provided, however, that, in response to the receipt of a Superior Proposal, the Company Board may, at any time prior to the Stockholders Meeting, (x) make a Change of Recommendation and/or (y) terminate this Agreement in accordance with Section 7.01 to enter into a Company Acquisition Agreement with respect to such Superior Proposal, in each case, only if the Company Board has concluded in good faith that the failure of the Company Board to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(e) Nothing in this Agreement shall prohibit or restrict the Company Board from making a Change of Recommendation to the extent that the Company Board determines in good faith that the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor the Company Board shall be permitted to recommend an Acquisition Proposal which is not a Superior Proposal.

Section 6.07  Expenses.  Whether or not the Merger is consummated, each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement, the compliance herewith and the Merger. Notwithstanding anything to the contrary herein, Parent shall pay or cause the Company to pay, on the Closing Date, the Company’s legal fees and expenses related to the actions or transactions contemplated by this Agreement and incurred prior to the Closing Date, the investment banking and advisory fees of the Company Financial Advisor, the transaction bonuses described on Section 6.07 of the Disclosure Schedule and the diligence data site hosting fees, accounting fees, printing fees and filing fees incurred in connection with the Merger and the other transactions contemplated by this Agreement.

Section 6.08  Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions, as such other party may reasonably deem necessary or desirable to consummate the Merger.

Section 6.09  Notices and Consents.

(a) During the Interim Period, the Company shall, and shall cause its Subsidiaries to, give all notices to, make all filings with, and use its Commercially Reasonable Efforts to obtain all authorizations, consents, waivers or approvals from, any Governmental Entity or other Person that are set forth on Section 4.06 of the Disclosure Schedule.

(b) Parent and Mecar, Inc., in cooperation with each other, shall promptly and timely prepare and file required notifications with, and obtain any required authorizations from, the United States Department of State Directorate of Defense Trade Controls under 22 U.S.C. §§ 2778-2780 of the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130).

Section 6.10  Competition Clearance.

(a) The parties hereto shall cooperate with each other (including by furnishing relevant information) in complying with any filing or notification formalities required to obtain any approval or clearance of or non-objection found to be applicable to the Merger by any competent anti-trust or competition authority.

(b) Without limitation of Section 6.10(a), Parent and the Company undertake and agree to file as soon as practicable (and in any event not later than ten (10) days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”).

(c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.10(a) to obtain all requisite approvals and authorizations for the Merger and the other transactions contemplated by this Agreement under the HSR Act or any other Legal Requirement, if any, use its Commercially Reasonable Efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Merger and the other transactions contemplated by this Agreement, (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences (provided however, that the parties may comply with this Section 6.10(c)(iii) by designating that certain sensitive information shall only be shared with the respective parties’ outside legal counsel) and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Entity regarding the legality under any antitrust law of the Merger; provided, however, that all obligations in this Section 6.10(c) shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.

(d) Each of Parent and the Company shall contest and resist any Action or any legislative or administrative action, and shall use Commercially Reasonable Efforts to have vacated, lifted, reversed or overturned any Governmental Order (whether temporary, preliminary or permanent), that restricts, prevents or prohibits the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that neither party is required to contest or appeal any such order issued by a United States Court of Appeals.

Section 6.11  Publicity.  No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Merger without the prior written consent of Parent and the Company; provided, however, that the provisions of this Section 6.11 will not prohibit (a) any disclosure required by any applicable Legal Requirements or the rules and regulations of any applicable U.S. or foreign stock exchange (in which case the disclosing party will provide the other party with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Merger.

Section 6.12  Certain Employee Matters.

(a) Parent shall provide each Company Employee as of the Effective Time with health and welfare, retirement and similar Employee Plans (expressly excluding awards of equity and any other equity-based plans) that are substantially similar, in the aggregate, to the health and welfare, retirement and similar Employee Plans provided to the Company Employees immediately preceding the Effective Time. From the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Employee who is covered by a collective bargaining agreement, compensation and benefits in accordance with the terms and conditions of such collective bargaining agreement.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the health and welfare, retirement and similar Employee Plans (expressly excluding awards of equity and any other equity-based plans) to be provided for Company Employees after the Effective Time, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar health and welfare, retirement and similar Employee Plan of the Company or its Subsidiaries in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.

(c) For the avoidance of doubt, Parent may offer participation in equity-based plans at Parent’s sole discretion and at such time and under such terms and conditions as determined by Parent.

Section 6.13  Parent Release.  Effective as of the Effective Time, Parent shall, and shall cause the Company and each of its Subsidiaries to, release the Company’s and each of its Subsidiaries’ officers, directors, employees, agents and attorneys (collectively, the “Company Released Parties”) from any and all Claims which may be brought by (or released by) Parent and its Subsidiaries, but expressly excluding any Claims which may be brought by, or arise from, any third party, and to agree not to bring or threaten to bring or otherwise join in any Claim against the Company Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances which existed on or prior to the Effective Time.

Section 6.14  Discharge.  Subject to Article 554 of the Belgian Companies Code and generally applicable to all matters which may give rise to any finding of Liability of the directors of Mecar SA and which have not been disclosed to Parent prior to the Closing, Parent undertakes to grant at a shareholders’ meeting of Mecar SA to be held within three (3) months following the Closing Date, to all directors of Mecar SA in function immediately prior to the Closing Date, full release from Liability arising from the performance of their duties prior to the Closing Date.

Section 6.15  Listing.  The Surviving Corporation shall cause the shares of Common Stock to be de-listed from the NYSE Amex Equities and de-registered under the Exchange Act following the Effective Time.

Section 6.16  Directors and Officers Indemnification and Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) may have under any employment or indemnification agreement or under the Company’s certificate of incorporation, its bylaws or this Agreement or, if applicable, similar Organizational Documents or agreements of any of the Company’s Subsidiaries, from and after the Effective Time, Parent, the Company and Surviving Corporation (the “Indemnitors”) shall: (i) indemnify and hold harmless each Person who is at the date hereof or during the period from the date hereof through the Closing Date serving as a director, officer or trustee, or as a fiduciary under, or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of the Indemnitors pursuant to this Section 6.16(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who continues to be or who has ceased to be a director, officer or trustee of the Company or any of its Subsidiaries, or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 6.16(a), the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.16(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents or fiduciaries of the Company or any of its Subsidiaries as provided in the Company’s certificate of incorporation or its bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement or other Organizational Documents of any of the Company’s Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries shall be assumed by Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, the Organizational Documents of Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company’s certificate of Incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of Persons who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries or with respect to any employee benefit plans (within the meaning of Section 3(3) of ERISA), unless such modification shall be required by law and then only to the minimum extent required by law.

(d) Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries with respect to Claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the Merger and the other transactions contemplated by this Agreement; provided, that (i) that Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured (provided, that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) and (ii) in no event shall Surviving Corporation be required to expend pursuant to this Section 6.16(d) more than an amount per year of coverage equal to three hundred fifty percent (350%) of the current annual premiums paid by the Company or its Subsidiaries for such insurance. In the event that, but for the proviso to the immediately preceding sentence, Surviving Corporation would be required to expend more than three hundred fifty percent (350%) of the current annual premiums paid by the Company or its Subsidiaries, Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to three hundred fifty percent (350%) of the current annual premiums paid by the Company or its Subsidiaries. Parent shall, and shall cause Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e) If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 6.16.

(f) Parent shall cause Surviving Corporation to perform all of the obligations of Surviving Corporation under this Section 6.16, and the parties acknowledge and agree that Parent guarantees the payment and performance of Surviving Corporation’s obligations pursuant to this Section 6.16.

(g) This Section 6.16 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.16.

Section 6.17  Stockholder Litigation.  The Company shall keep Parent informed of, and cooperate with Parent in connection with, any stockholder litigation or Claim against the Company, its Subsidiaries and/or their respective directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, that no settlement in connection with such stockholder litigation shall be agreed to prior to the consummation of the Merger without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that no settlement requiring a payment or an admission of wrongdoing by a director shall be agreed without such director’s consent; provided, further, that all obligations in this Section 6.17 shall be subject to the obligations of the Company and its Subsidiaries under applicable Legal Requirements relating to attorney-client communication and privilege.

Section 6.18  CFIUS; Exon-Florio.  As soon as practicable after the date of this Agreement, the parties shall prepare and file with the Committee on Foreign Investment in the United States (“CFIUS”) a joint voluntary notice under the Exon-Florio amendment to the Defense Production Act of 1950, as amended (“Exon-Florio”), with respect to the transactions contemplated by this Agreement. The parties shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process. The parties, in cooperation with each other, shall take all Commercially Reasonable Efforts advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable.

Section 6.19  Export Control Voluntary Disclosures.  The Company will provide prompt, complete and full cooperation with the Department of Commerce and/or the Department of State in connection with the voluntary disclosures filed before those agencies relating to the matters described on Section 4.13(a) of the Disclosure Schedule (the “Voluntary Disclosures”); will respond in a timely manner to all inquiries from the Department of State and/or the Department of Commerce in connection with any inquiries regarding the Voluntary Disclosures investigation; and will take all other actions reasonable under the circumstances to mitigate and minimize any sanctions imposed as a result of those Voluntary Disclosures. The Company will advise Parent of any requests from any Governmental Entity in connection with such Voluntary Disclosures immediately upon receiving any such requests and will provide Parent and its counsel with a reasonable opportunity to review and comment on any written communications with the Department of State, the Department of Commerce and/or any other Governmental Entity in connection with those Voluntary Disclosures.

Section 6.20  Additional SEC Reports.  From the date of this Agreement to the Effective Time, the Company will file with, or furnish to, the SEC all forms, statements, reports, certifications, schedules and other documents (including all exhibits and amendments thereto) required to be filed or furnished by it under the Exchange Act and/or the Securities Act. The Company will furnish to Parent drafts of all such forms, statements, reports, certifications, schedules and other documents a reasonable time prior to filing with, or furnishing to, the SEC, and copies of any such forms, statements, reports, certifications, schedules and other documents that it files with, or furnishes to, the SEC on or after the date of this Agreement.

Section 6.21  Tax Matters.  Parent shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.

ARTICLE VII

TERMINATION

Section 7.01  Termination.  This Agreement may be terminated prior to the Effective Time, as provided below:

(a) Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(b) Parent or the Company may terminate this Agreement by giving written notice to the other party if the Merger has not occurred on or before July 18, 2010 (the “Outside Date”); provided, however, the right to terminate this Agreement shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the Merger not occurring before such date;

(c) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time in the event the Company has breached any representation, warranty or covenant contained in this Agreement such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would be incapable of being satisfied by the Outside Date; provided, however, that Parent or Merger Sub may not then be in material breach of its obligations under this Agreement;

(d) the Company may terminate this Agreement by giving written notice to Parent at any time prior to the Effective Time in the event Parent or Merger Sub has breached any representation, warranty or covenant contained in this Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would be incapable of being satisfied by the Outside Date; provided, however, that the Company may not then be in material breach of its obligations under this Agreement;

(e) Parent or the Company may terminate this Agreement by giving written notice to the other party if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Merger has been issued by a Governmental Entity of competent jurisdiction;

(f) the Company may terminate this Agreement prior to the Stockholders Meeting by giving written notice to Parent if the Company Board has provided written notice to Parent that it has determined to accept a Superior Proposal;

(g) Parent may terminate this Agreement prior to the Stockholders Meeting by giving written notice to the Company if the Company Board shall have endorsed or recommended to the Company’s stockholders a Superior Proposal or shall have publicly proposed to do so, and such Superior Proposal shall not have been withdrawn at least five (5) Business Days prior to the Stockholders Meeting; and

(h) by the Company or Parent if the Company Stockholder Approval is not obtained at the Stockholders Meeting.

Section 7.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement (other than the provisions of this Article VII, Section 6.03 (Confidentiality) and Section 6.07 (Expenses), which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Section 7.03 (Termination Payment) and for Liabilities arising in respect of willful breaches under this Agreement by any party prior to such termination.

Section 7.03  Termination Payment.  If this Agreement is terminated (i) by the Company pursuant to Section 7.01(f) or (ii) by the Parent pursuant to Section 7.01(g), then Parent shall be paid, in cash by wire transfer of immediately available funds to an account designated by Parent, the Termination Fee within three (3) Business Days following the Company Stockholder Approval of the Superior Proposal.

ARTICLE VIII

CLOSING CONDITIONS

Section 8.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) the Agreement shall have been adopted and the Merger shall have been duly approved by the requisite affirmative vote of the stockholders of the Company in accordance with applicable law, the Company’s certificate of incorporation and the Company’s bylaws; and

(b) all consents shall have been obtained and any applicable waiting periods (and any extensions thereof) under applicable anti-trust or competition Legal Requirements shall have expired or otherwise been terminated and no provision of any applicable Legal Requirement and no Governmental Order shall prohibit the consummation of the Merger.

Section 8.02  Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement which are qualified in any respect as to materiality shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, and all other representations and warranties made by the Parent and Merger Sub in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). The Company shall have received (i) a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and (ii) a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received (i) a certificate with respect to the foregoing signed on behalf of Parent, with respect to the agreements and covenants of Parent, by an authorized executive officer of Parent and (ii) a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the agreements and covenants of Merger Sub, by an authorized executive officer of Merger Sub.

Section 8.03  Additional Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement that is qualified by materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, and all other representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except for circumstances where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), has not had, and would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on the Company. Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Material Adverse Effect.  No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing, which shall be confirmed in a certificate signed on behalf of the Company.

(d) Resignation of Directors.  Each director of the Company and each of its Subsidiaries shall have executed and delivered to the Company and Parent a letter of resignation.

(e) Total Liabilities and Transaction Costs.  At the Closing Date, the Company’s Total Liabilities (based upon its most recent balance sheet as filed with the SEC, as adjusted to, and including, the Closing Date, but excluding any costs related to employee severance) will not exceed $200,000,000, and Transaction Costs will not exceed $7,500,000. Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by the chief financial officer of the Company.

(f) ITAR.  Sixty (60) days shall have passed after the date that the Company provided to the Directorate of Defense Trade Controls a notification of the transactions contemplated by this Agreement in accordance with Section 6.09(b), and the Directorate of Defense Trade Controls shall have not taken or threatened to take enforcement action against Parent, Merger Sub or the Company in connection with the consummation of the Merger.

(g) Appraisal Rights.  The holders of not more than ten percent (10%) in the aggregate of the Shares shall have perfected their appraisal rights under Section 262 of the DGCL with respect to their Shares or shall otherwise continue to have appraisal rights under any applicable Legal Requirements.

(h) Deliveries at Closing.  At the Closing, the Company will deliver to Parent a certificate, dated as of the Closing Date and executed on behalf of the Company by an authorized executive officer of the Company, certifying and attaching copies of (i) resolutions adopted by the Company Board authorizing the transactions contemplated hereby and taking the actions contemplated by Section 4.22 and (ii) evidence of the Company Stockholder Approval.

Section 8.04  Frustration of Closing Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01  Non-Survival of Representations and Warranties.  The representations and warranties with respect to the Company in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Closing.

Section 9.02  Succession and Assignment; No Third-Party Beneficiary.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Parent is not relieved of any Liability hereunder. Except as expressly provided herein (including (i) the rights of the Company’s stockholders to receive the Merger consideration at the Effective Time, (ii) the rights of the holders of the Company Stock Options to receive the consideration set forth in Section 3.02, (iii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Merger Sub’s willful breach of this Agreement, which is hereby acknowledged and agreed by Parent and Merger Sub, (iv) the rights of the Company Released Parties under Section 6.13, (v) the rights of the directors of Mecar SA under Section 6.14 and (vi) the rights of the Indemnified Parties under Section 6.16), this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

Section 9.03  Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or default of or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 9.04  Attorney Fees.  A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled. Except as otherwise provided in this Section, each party shall be responsible for all costs and expenses of its lawyers and other advisors in connection with this Agreement and the transactions contemplated herein.

Section 9.05  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

(i) if to Parent or Merger Sub,

Chemring Group PLC
Chemring House
1500 Parkway
Whiteley
Fareham
Hampshire PO15 7AF
Tel: +44 (0) 1489 881880
Fax: +44 (0) 1489 881123
Attention: Sarah Ellard

with a copy, which shall not constitute notice, to:

DLA Piper LLP (US)
1775 Wiehle Ave; Suite 400
Reston, Virginia 20190
Fax: 703-773-5070
Attention: Jay Gary Finkelstein, Esq.

(ii) if to the Company,

The Allied Defense Group
8000 Towers Crescent Drive (Suite 260)
Vienna, Virginia 22182, U.S.A.
Fax: (703) 847-5334
Attention: John J. Marcello & Deborah F. Ricci

with copies, which shall not constitute notice, to:

Hogan & Hartson LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Fax: (202) 637-5910
Attention: John Beckman, Esq.

and

Baxter, Baker, Sidle, Conn & Jones, P.A.
120 E. Baltimore Street
Suite 2100
Baltimore, Maryland 21202
Fax: (410) 230-3801
Attention: James E. Baker, Jr., Esq.

Section 9.06  Interpretation Without Favor to Any Party.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by counsel in connection with the preparation and execution of this Agreement.

Section 9.07  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile or by electronic mail, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.

Section 9.08  Entire Agreement.  This Agreement and the Confidentiality Agreement, along with the Annexes, Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

Section 9.09  Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 9.10  Governing Law.  This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.11  Jurisdiction; Venue; Process; Arbitration.

(a) Subject to the provisions of Section 9.11(f), each party to this Agreement, by its execution hereof, in connection with the enforcement of an arbitral award contemplated by Section 9.11(e) or an Action seeking injunction of specific performance pending the outcome of arbitration contemplated by Section 9.11(e), (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such court and hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order, decree or judgment issued by one of the above-named courts.

(b) Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party shall bring Actions only in the Borough of Manhattan. Each party further waives any claim and shall not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.05, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d) Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

(e) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce, which said Rules are deemed to be incorporated by reference into this clause. The arbitration panel shall consist of three members appointed in accordance with the said Rules. The language to be used in the arbitral proceeding shall be English and all arbitral proceedings shall be conducted in New York, New York. Each party shall bear its own costs associated with the arbitration of any dispute, provided that all fees and other costs of the arbitration proceeding shall be paid by the “losing” party or as otherwise determined by the arbitration panel.

(f) Nothing in this arbitration clause shall prevent either party from seeking a pre-award attachment of assets or preliminary relief to enforce Intellectual Property rights or confidentiality obligations under Section 6.03 of this Agreement, in a court of competent jurisdiction prior to an award on the merits by the arbitration panel.

Section 9.12  Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN

THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement and Plan of Merger as of the date first written above.

CHEMRING GROUP PLC

By:	/s/ Paul A. Raynor
Name:     Paul A. Raynor

Title:	Director

MELANIE MERGER SUB INC.

By:	/s/ Paul A. Raynor
Name:     Paul A. Raynor

Title:	President and Chief Executive Officer

THE ALLIED DEFENSE GROUP, INC.

By:	/s/ John J. Marcello
Name:     John J. Marcello

Title:	Chief Executive Officer and President

ANNEX I

DEFINITIONS

“Acquisition Proposal” means any bona fide written proposal made by a Person to acquire beneficial ownership of 25% or more of the assets of, or 25% or more of the Equity Interests in, the Company or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender or exchange offer or similar transaction involving the Company.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or proceeding to, from, by or before any Governmental Entity.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of the foregoing, a Person shall be deemed to control a specified Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person.

“Agreement” is defined in the preamble to this Agreement.

“Board Recommendation” is defined at Section 6.05(b).

“Book-Entry Shares” is defined at Section 3.03(b).

“Business” means the businesses conducted by the Company and its Subsidiaries as of the date hereof.

“Business Day” means any day that is (i) not a Saturday or Sunday or (ii) a public holiday in New York City.

“Certificate of Merger” is defined at Section 2.03.

“Certificates” is defined at Section 3.03(b).

“CFIUS” is defined at Section 6.18.

“Change of Recommendation” is defined at Section 6.06(d).

“Claim” means any action, cause of action, suit, motion, debt, due, sum of money, account, reckoning, bond, bill, liability, specialty, covenant, contract, controversy, agreement, promise, variance, trespass, damage, judgment, extent, execution, claim or demand.

“Closing” is defined at Section 2.02.

“Closing Date” is defined at Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a commercially reasonable and prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, including the incurrence of reasonable immaterial expenditures or Liabilities by such Person.

“Common Stock” is defined at Section 3.01(a).

“Company” is defined in the preamble to this Agreement.

“Company Acquisition Agreement” is defined at Section 6.06(d).

“Company Board” is defined in the recitals to this Agreement.

“Company Deferred Shares” is defined at Section 4.03(b).

“Company Employees” means the active employees of the Company and its Subsidiaries.

“Company Financial Advisor” is defined at Section 4.27.

“Company Plan” is defined at Section 4.15(a).

“Company Released Parties” is defined at Section 6.13.

“Company Reports” is defined at Section 4.08(a).

“Company Restricted Shares” is defined at Section 4.03(b).

“Company Stock Option” is defined at Section 3.02(a).

“Company Stock Option Plans” is defined at Section 3.02(a).

“Company Stockholder” is defined in the recitals to this Agreement.

“Company Stockholder Approval” means the adoption and approval of this Agreement and the Merger by the holders of the Shares at the Stockholder Meeting, as required by its Organizational Documents and the DGCL.

“Company Stock-Based Securities” is defined at Section 4.03(b).

“Company Warrants” is defined at Section 4.03(b).

“Company’s Knowledge” means the actual knowledge, after due inquiry, of the individuals set forth on Exhibit A.

“Confidentiality Agreement” is defined at Section 6.03.

“Contractual Obligations” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or legally bound.

“DGCL” is defined in the recitals to this Agreement.

“Disclosure Schedule” is defined in Article IV.

“Dissenting Shares” is defined at Section 3.05.

“DOJ” is defined at Section 6.10(b).

“Effective Time” is defined at Section 2.03.

“Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (i) a welfare plan, (ii) a pension benefit plan, (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive, compensation or fringe-benefit plan, program or arrangement.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, mortgage, lien, pledge, charge, license, covenant not to sue, option, pledge, conditional sale or assignment, hypothecation, security interest, deed of trust, right of way, easement, encroachment, right of first offer or first refusal, non-competition agreement, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership or other restriction on transfer of title or adverse claim of whatever nature or encumbrance of any kind; provided, however, that “Encumbrance” shall not include any restriction on transfer under applicable securities laws.

“Enforceable” means, with respect to any Contractual Obligation stated to be enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any law, regulation, or other applicable Legal Requirement or common law theory (including, but not limited to, trespass or abnormally dangerous activity), now or heretofore in effect, relating to (i) any release or threatened release of any Hazardous Substance, (ii) pollution or the protection of employee health or safety (as it relates to the exposure of Hazardous Substances), public health or the environment or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, including all Waste Electric and Electronic Equipment rules and regulations.

“Equity Interests” means (i) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation that would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” is defined at Section 4.08(a).

“Exon-Florio” is defined at Section 6.18.

“Expenses” is defined at Section 6.16(a).

“FAR” means the Federal Acquisition Regulation.

“FCPA” is defined at Section 4.13(b).

“Financial Statements” is defined at Section 4.23(b).

“FTC” is defined at Section 6.10(b).

“GAAP” means generally accepted accounting principles in the United States, consistently applied, unless otherwise expressly stated herein or in the Disclosure Schedule with respect to any referenced financial statements.

“Governmental Entity” means any federal, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Entity (in each case whether temporary, preliminary or final).

“Hazardous Substance” is defined at Section 4.16(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” is defined at Section 6.16(a).

“Indemnitors” is defined at Section 6.16(a).

“Intellectual Property” means all intellectual property rights used by the Company and its Subsidiaries arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications, and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights and (iv) all proprietary software of the Company and its Subsidiaries.

“Interim Financials” is defined in Section 4.23(a).

“Interim Period” means, with respect to the Company and its Subsidiaries, the period from the date of this Agreement through the earlier of (a) the Closing Date, or (b) the termination of this Agreement.

“Jordanian Joint Venture” means that joint venture established pursuant to that certain Joint Venture Agreement between King Abdullah II Design and Development Bureau, Mecar SA and Damavand Holdings LLC.

“Leased Real Property” is defined at Section 4.11(a).

“Legal Requirement” means any federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution, promulgation, Governmental Order or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential (including diminution in value), whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“material” as used in Article IV shall mean any change in, or effect on, the Business, operations, assets or condition (financial or otherwise) of the Company or its Subsidiaries which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such term is used in this Agreement, causes a loss to the Company or its Subsidiaries of $250,000 or more; provided, that this definition of “material” shall be disregarded in the definition of “Material Adverse Effect” and for purposes of the determination of the occurrence or non-occurrence of a “Material Adverse Effect.”

“Material Adverse Effect” means any change in, or effect on, the Business, operations, assets or condition (financial or otherwise) of the Company or any of its Subsidiaries which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is materially adverse to the Business, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except, in each case, for any change or effect which results from (i) a change in the global economy or in the financial markets generally, including any change in interest rates charged by commercial banks with respect to money borrowed by creditworthy corporate entities or a change in currency exchange rates, but only to the extent that the effect thereof on the Company and its Subsidiaries, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the relevant industry; (ii) any change in regulatory or economic conditions in the relevant industry, but only to the extent that the effect thereof on the Company and its Subsidiaries, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the relevant industry; (iii) the outbreak, or escalation from any currently prevailing level, of war or military hostilities or any national emergency or similar domestic calamity, civil insurrection or crisis, including acts of terrorism, but only to the extent the effect thereof on the Company and its Subsidiaries, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable companies operating in the relevant industry; (iv) the effect of any action taken by Parent or Merger Sub with respect to the transactions contemplated hereby; (v) any event, occurrence, circumstance or change resulting from the public announcement of this Agreement, compliance with the terms of the Agreement or the consummation of the transactions contemplated hereby; or (vi) any matter of which Parent or Merger Sub is aware of on the date hereof.

“Material Contracts” is defined at Section 4.17(b).

“Mecar, Inc.” means MECAR USA, Inc., a Delaware corporation.

“Mecar, Inc. Interim Financials” is defined in Section 4.23(a).

“Mecar, Inc. Unaudited Financials” is defined in Section 4.23(a).

“Mecar SA Interim Financials” is defined in Section 4.23(a).

“Mecar SA Unaudited Financials” is defined in Section 4.23(a).

“Merger” is defined in the recitals to this Agreement.

“Merger Sub” is defined in the preamble to this Agreement.

“Non-Mecar Interim Financials” is defined in Section 4.23(a).

“Non-Mecar Unaudited Financials” is defined in Section 4.23(a).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, association or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” is defined at Section 7.01(b).

“Owned Real Property” is defined in Section 4.11(a).

“Parent” is defined in the preamble to this Agreement.

“Paying Agent” is defined at Section 3.03(a).

“Payment Fund” is defined at Section 3.03(a).

“Per Share Merger Consideration” means $7.25 per Share.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Entity or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) those liens set forth on Section 4.11(b) of the Disclosure Schedule, (b) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (d) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (e) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements, (f) covenants, conditions, restrictions, easements, Encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect and (g) restrictions on the transfer of securities arising under any Legal Requirement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other business entity or a Governmental Entity (or any department, agency or political subdivision thereof).

“Proxy Statement” is defined at Section 6.04.

“Real Property” is defined at Section 4.11(a).

“Real Property Leases” is defined at Section 4.11(a).

“Regulations” is defined at Section 4.13(d).

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Rights Agreement” means that certain Rights Agreement dated June 6, 2001 between the Company and Mellon Investor Services, LLC, as amended by that First Amendment to Rights Agreement dated June 15, 2006 and that Second Amendment to Rights Agreement dated November 30, 2006.

“Sarbanes-Oxley Act” is defined at Section 4.08(c).

“SEC” is defined at Section 4.08(a).

“Securities Act” is defined at Section 4.08(a).

“Shares” is defined at Section 3.01(a).

“Stock Purchase Plan” is defined at Section 3.02(e).

“Stockholders Meeting” is defined at Section 6.05(a).

“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such Person (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” means any unsolicited Acquisition Proposal, which the Company Board, acting in its good faith judgment in accordance with Section 6.06, determines is superior to the Company’s stockholders from a financial point of view to the transactions contemplated by this Agreement.

“Surviving Corporation” is defined at Section 2.01.

“Tax” or “Taxes” shall mean (i) any and all country, federal, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all income, corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, social security, excise, premium, property, customs, net worth, capitalizations, transfer, stamp, documentation, social security, alternative, minimum, occupation, recapture and other taxes charges of any kind whatever, whether disputed or not, including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any amendments thereto.

“Taxing Authority” shall mean any domestic, foreign, federal, national or municipal or other local Governmental Entity, any subdivision, agency, commission or authority thereof or any quasi-government body exercising tax regulation authority.

“Termination Fee” means $1,200,000.

“Transaction Costs” means all costs and expenses related to the transactions contemplated by this Agreement which become due and payable as of the Closing, including but not limited to all fees and costs payable to the Company’s financial advisors, accountants, investment bankers and legal counsel which have not otherwise been accrued as accounts payable in calculating the Company’s Total Liabilities, but excluding all employee severance costs.

“Total Liabilities” means the total liabilities of the Company as reflected on its most recent balance sheet as filed with the SEC as adjusted to a stated date.

“U.S. Foreign Corrupt Practices Act” means the United States Foreign Corrupt Practices Act, as amended, and the regulations thereunder and interpretations thereof promulgated by the United States federal government, as in effect from time to time.

“U.S. Government Bid” means any quotation, bid or proposal made by the Company or Mecar, Inc. that if accepted or awarded to the Company or Mecar, Inc. would constitute a U.S. Government Contract.

“U.S. Government Contract” means any Contractual Obligation with a U.S. Governmental Entity either as prime contractor or subcontractor at any tier to which the Company or Mecar, Inc. is a party as of the date of this Agreement, including but not limited to any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement or task or delivery order.

“U.S. Governmental Entity” means any U.S. federal, state or local Governmental Entity, including any instrumentalities.

“Voluntary Disclosures” is defined at Section 6.19.

ANNEX B

OPINION OF ADG’S FINANCIAL ADVISOR

B-1

January 17, 2010

The Allied Defense Group, Inc.
8000 Towers Crescent Drive, Suite 260
Vienna, Virginia 22181
Attn: Members of the Board of Directors

Dear Members of the Board of Directors:

We understand that The Allied Defense Group, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Chemring Group PLC (“Parent”), Melanie Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company pursuant to which, among other things, the Company will merge with Merger Sub (the “Transaction”), each outstanding share of common stock, par value $0.10 per share (“Common Stock”), of the Company will be converted into the right to receive $7.25 in cash (the “Per Share Merger Consideration”) and the Company will become a wholly owned subsidiary of Parent.

You have requested that Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Per Share Merger Consideration to be received by the holders of shares of Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed a draft dated January 16, 2010, of the Agreement;

2. reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3. reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company;

4. spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5. compared the financial and operating performance of the Company with that of other companies with publicly traded securities that we deemed relevant;

6. considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7. reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

8. reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

1930 Century Park West Ë Los Angeles, California 90067 Ë tel.310.553.8871 Ë fax.310.553.2173 Ë www.HL.com
Broker/dealer services through Houlihan Lokey Howard & Zukin Capital. Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

Members of the Board of Directors	-2-
The Allied Defense Group, Inc.
January 17, 2010

9. conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. You have advised us and we have assumed that the Company has not recently updated forecasts with respect to the future financial results and condition of the Company and that forecasts that reflect the best currently available estimates and judgments of the Company’s management as to the future financial results and condition of the Company on a standalone basis without giving effect to the Transaction are not available. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. For purposes of our analyses and the Opinion, you have advised us and, at your direction, we have assumed, that (i) the Company is experiencing significant liquidity issues that have adversely affected its business, assets, condition (financial or otherwise), liabilities, results of operations and prospects; (ii) the performance bond and advance payment guarantee portion of the Company’s credit facility expired on December 31, 2009, and has been temporarily extended to March 31, 2010, and the Company has not been able to and does not currently expect to be able to negotiate a renewal or replacement of such portion of its credit facility on a long term basis in the foreseeable future; and (iii) the inability to renew or replace the performance bond and advance payment guarantee portion of the Company’s credit facility (a) is likely to materially and adversely affect the Company’s ability to generate revenue and meet its financial obligations as and when they become due; and (b) is likely to impair the Company’s ability to function as a going concern.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement are true and correct, (b) each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ from the draft of the Agreement identified above in any respect material to our analyses.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

Members of the Board of Directors	-3-
The Allied Defense Group, Inc.
January 17, 2010

This Opinion is furnished for the use and benefit of the Board (solely in its capacity as such) in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey has in the past provided and is currently providing investment banking, financial advisory and other financial services to the Company, for which Houlihan Lokey has received, and may receive, compensation, including, among other things, having provided financial advisory services to the Company in connection with the sales of the capital stock or assets of certain of the Company’s subsidiaries including SeaSpace Corporation, The VSK Group, Titan Dynamics Systems, Inc., Global Microwave Systems, Inc. and NS Microwave Systems, Inc. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, Parent, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, the Company, Parent, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses the fairness to the holders of shares of Common Stock, from a financial point of view, of the Per Share Merger Consideration to be received by such holders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Per Share Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency,

Members of the Board of Directors	-4-
The Allied Defense Group, Inc.
January 17, 2010

creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Per Share Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of shares of Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and(d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16, 77 Del. Laws, c 14, §§ 12, 13.)

This proxy is solicited on behalf of the Board of Directors of
THE ALLIED DEFENSE GROUP, INC.
The undersigned hereby appoints J.H. Binford Peay, III and Ronald H. Griffith and each of them proxies, each with full power of substitution, to vote all shares of Common Stock that the undersigned may be entitled to vote at the special meeting to be held on April 8, 2010, and any adjournment or postponement thereof, upon the matters set forth below and described in the accompanying proxy statement and upon such other business as my properly come before the special meeting or any adjournment or postponement thereof.
(Continued, and to be marked, dated and signed, on the other side)

(Please mark, sign, date and return this proxy promptly in the enclosed postage prepaid envelope.)
Please mark your votes like this in blue or black ink: ☒
THE BOARD OF DIRECTORS OF THE ALLIED DEFENSE GROUP, INC. RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
This proxy will be voted as directed. If no direction is indicated but the proxy is signed and returned, it will be voted “FOR” the proposals below.
1.	The proposal to adopt the Agreement and Plan of Merger dated January 18, 2010, by and among Chemring Group PLC, a company organized under the laws of England and Wales, Melanie Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of Chemring, and The Allied Defense Group, Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	The proposal to adjourn the special meeting to a later date or time, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting or adjournment or postponement thereof to adopt the Agreement and Plan of Merger dated January 18, 2010, by and among Chemring Group PLC, Melanie Merger Sub Inc. and The Allied Defense Group, Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof.
☐ CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON
Signature: _______________________ Signature: _______________________ Dated: _____________
IMPORTANT: Please DATE and SIGN this proxy where indicated above. Please sign exactly as name appears on the records of The Allied Defense Group, Inc. If the shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity in another representative capacity, please give the full title as such above the signature(s).